   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 1999

                                                      REGISTRATION NO. 333-82781
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------


                            PRE-EFFECTIVE AMENDMENT
                                    NO. 5 TO
                                    FORM S-1


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             KEYNOTE SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

           CALIFORNIA                         7379                        94-3226488
 (State or other jurisdiction of       (Primary Standard               (I.R.S. Employer
 incorporation or organization)            Industrial               Identification Number)
                                      Classification Code
                                            Number)

                             KEYNOTE SYSTEMS, INC.
                               2855 CAMPUS DRIVE
                              SAN MATEO, CA 94403
                                 (650) 522-1000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  JOHN FLAVIO
             VICE PRESIDENT OF FINANCE AND CHIEF FINANCIAL OFFICER
                             KEYNOTE SYSTEMS, INC.
                               2855 CAMPUS DRIVE
                              SAN MATEO, CA 94403
                                 (650) 522-1000

          (Name and address, including zip code, of agent for service)

                         ------------------------------

                                   COPIES TO:

       MATTHEW P. QUILTER, ESQ.                     CURTIS L. MO, ESQ.
       JEFFREY R. VETTER, ESQ.                    MICHAEL C. DORAN, ESQ.
       SCOTT J. LEICHTNER, ESQ.              BROBECK, PHLEGER & HARRISON LLP
     CYNTHIA E. GARABEDIAN, ESQ.                  TWO EMBARCADERO PLACE
          FENWICK & WEST LLP                          2200 GENG ROAD
         TWO PALO ALTO SQUARE                  PALO ALTO, CALIFORNIA 94303
     PALO ALTO, CALIFORNIA 94306                      (650) 424-0160
            (650) 494-0600

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                   PROPOSED MAXIMUM    PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
        SECURITIES TO BE REGISTERED               REGISTERED          PER SHARE            PRICE(1)        REGISTRATION FEE
Common Stock, $0.001 par value..............     4,600,000(2)           $14.00           $64,400,000          $17,903(3)

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2) Includes 600,000 shares subject to the underwriters' over-allotment option.


(3) Previously paid.


                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 [KEYNOTE LOGO]

                                4,000,000 SHARES


                                  COMMON STOCK

                                 --------------


    Keynote is offering 3,875,000 shares of its common stock and Umang Gupta, our chief executive officer, is offering an additional 125,000 shares. This is our initial public offering, and no public market currently exists for our shares. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "KEYN."


                              -------------------

                 INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 7.

                               -----------------


                                                                              PER SHARE        TOTAL
Public Offering Price......................................................   $   14.00   $  56,000,000.00
Underwriting Discounts and Commissions.....................................   $    0.98   $   3,920,000.00
Proceeds to Keynote........................................................   $   13.02   $  50,452,500.00
Proceeds to Mr. Gupta......................................................   $   13.02   $   1,627,500.00


    THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


    Keynote has granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover any over-allotments. BancBoston Robertson Stephens Inc. expects to deliver the shares of common stock to purchasers on September 29, 1999.


                              -------------------

BANCBOSTON ROBERTSON STEPHENS
                               HAMBRECHT & QUIST
                                                   DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED


               THE DATE OF THIS PROSPECTUS IS SEPTEMBER 24, 1999.

                                 COVER ARTWORK

    INSIDE FRONT COVER OF PROSPECTUS:

    OVERLEAF PAGE

    CAPTION AT TOP OF PAGE: "Keynote enables companies to measure, assure and improve their quality of service, allowing them to increase competitiveness and customer satisfaction."

    CAPTION AT UPPER MIDDLE OF PAGE:  "Keynote Enables E-Commerce Sites to:"

    TWO CAPTIONS IN BOXES AT LOWER MIDDLE OF PAGE: "Measure site performance from numerous locations worldwide" and "Compare site performance to competitors' and industry benchmarks."

    THREE CAPTIONS IN BOXES AT BOTTOM OF PAGE: "Assure customers reach their site all the time and quality of service benchmarks are achieved," "Diagnose and pinpoint the source of problems: content, server, web site, internet infrastructure" and "Improve site performance by implementing changes to content or network infrastructure."

Keynote logo in extreme bottom right corner.

All text overlays a graphic of a globe.

    GATE FOLD PAGES

    In the background there is a globe.

    Diagram on the globe shows how our computer measurement agents connect with the data collection center to the customer.

    CAPTIONS IN DIAGRAM: Performance Measurement, Data Collection, Storage and Dissemination, Easy-to-Use Reporting & Analysis

    The left side of the diagram shows four icons of our computer measurement agents with www.yoursite.com written under one of the measurement agents. The caption under the measurement agents is "Keynote's worldwide network of software agents connected to the Internet from major cities across the globe continuously measure web-site performance. More than 12 million measurements are taken each day of thousands of e-commerce web sites."

    In the center of the diagram under the Data Collection caption is a diagram of our Operation Center. The caption under the box is "Complete data about web-site quality of service, including content download and e-commerce transaction performance and availability, is collected in real time and analyzed at our central operations center in San Mateo, California."

    The right side of the diagram under the Reporting & Analysis caption has four diagrams. One is a pager with the caption to the right saying "Pager alerts." One is an envelope with the caption "E-mail notifications." To the right is a picture of a chart with the caption reading "web based analysis." The last picture is of a folder with the caption "FTP updates."

    The caption under the pictures reads "Performance data is delivered automatically to customers via alarms and daily summary reports. Detailed graphical analysis and diagnostics enable customers to pinpoint and solve problems right from their web browser."

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK. IN THIS PROSPECTUS, "KEYNOTE," "WE," "US" AND "OUR" REFER TO KEYNOTE SYSTEMS, INC.


    UNTIL OCTOBER 19, 1999, ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                 PAGE
                                                                                                                  ---
Prospectus Summary..........................................................................................           4
Risk Factors................................................................................................           7
Special Note Regarding Forward-Looking Statements...........................................................          20
Use of Proceeds.............................................................................................          21
Dividend Policy.............................................................................................          21
Capitalization..............................................................................................          22
Dilution....................................................................................................          23
Selected Financial Data.....................................................................................          24
Management's Discussion and Analysis of Financial Condition and Results of Operations.......................          25
Business....................................................................................................          35
Management..................................................................................................          50
Certain Transactions........................................................................................          60
Principal and Selling Shareholders..........................................................................          64
Description of Capital Stock................................................................................          66
Shares Eligible for Future Sale.............................................................................          69
Underwriting................................................................................................          71
Legal Matters...............................................................................................          74
Experts.....................................................................................................          74
Where You Can Find Additional Information...................................................................          74
Index to Financial Statements...............................................................................         F-1

                            ------------------------

    Keynote-Registered Trademark- is our registered trademark and Perspective-TM-, Lifeline-TM-, The Internet Performance Authority-TM- and AccuStat-TM- are our trademarks or service marks. This prospectus also contains trademarks of other companies and organizations.

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE ENTIRE PROSPECTUS, INCLUDING THE MORE DETAILED INFORMATION IN OUR FINANCIAL STATEMENTS AND ACCOMPANYING NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.

                             KEYNOTE SYSTEMS, INC.

    Keynote provides Internet performance measurement and diagnostic services that enable electronic commerce, or e-commerce, companies to measure, assure and improve the quality of service of their web sites. E-commerce web sites face a different set of competitive challenges than those faced by conventional "bricks and mortar" stores. In order to discourage customers from "clicking away" to competing web sites, e-commerce web sites must deliver fast page downloads, efficient transactions and high reliability of access. According to a 1999 study by Zona Research, approximately $4.4 billion per year in e-commerce sales in the United States may be lost due to unacceptable download speeds and the resulting user abandonment of online transactions.

                                  OUR SERVICES

    We currently offer two primary services, Keynote PERSPECTIVE and Keynote LIFELINE. Both of these services measure web-site performance and availability, including the time it takes for a user to download web pages. Keynote PERSPECTIVE is targeted for e-commerce web sites with heavy levels of traffic. Keynote PERSPECTIVE measures the performance and availability of web sites by measuring the time it takes for pages and page components to be downloaded to a user's personal computer. Keynote PERSPECTIVE also measures the time it takes to complete a customer transaction on an e-commerce web site. With this service, measurements can be taken from multiple geographic locations and from three-minute to four-hour intervals.

    Our Keynote LIFELINE service, which was introduced in July 1999, is targeted for regionally oriented web sites and web sites with lower traffic levels. This lower-priced service measures the time it takes to download web pages to one or two locations in the United States. Measurements can be taken every 10 minutes or once per hour.

    In January 1999, we introduced our COMPETITIVE AUDIT and DIAGNOSTIC AUDIT professional services offerings. With COMPETITIVE AUDIT, we measure the performance of a customer's web site and evaluate its performance against other web sites in the customer's industry. We also identify any bottlenecks or stress points in the customer's web site or its connections to the Internet. In our DIAGNOSTIC AUDIT, our consultants work with our customers to further evaluate quality of service issues and provide specific recommendations to them as to how they can improve their web site's quality of service.

    The foundation of our services is an extensive network of strategically located measurement computers connected to the major Internet backbones in dozens of metropolitan areas worldwide. We also have an operations center for collecting, analyzing and disseminating Internet performance and availability data. We believe our customers can use our services to measure the performance of their web sites and to ensure that their e-commerce web sites are not experiencing performance problems such as outages, slow web page download speeds or slow transaction processing times. With this information, we believe the web sites can improve their customer satisfaction and reduce support costs. In addition, it is easy for customers to begin using our services. With only a web browser, customers can try, purchase and immediately use our services.

    We market and sell our services primarily through a direct telesales force in the United States. We also market our services through Network Solutions and VeriSign, which are companies that provide services complementary to ours. Our customers include over 400 leading e-commerce companies. Our 10 largest customers, based on revenues for the nine months ended June 30, 1999, consist of Akamai, C--NET, Digex, DoubleClick, Exodus Communications, Hewlett-Packard, Intel, Microsoft, Nasdaq-AMEX and Sandpiper Networks.

                                  OUR STRATEGY

    Our growth strategy is to expand our leadership in providing Internet performance measurement and diagnostic services to e-commerce web sites.

    To achieve this goal we intend to:

    - extend our market penetration by promoting our LIFELINE service and marketing additional services to LIFELINE customers as their e-commerce web sites grow;

    - increase awareness of Keynote as "THE INTERNET PERFORMANCE AUTHORITY-TM-" through marketing programs;

    - pursue marketing relationships with companies that sell products or services complementary to our services;

    - offer new features and services in order make our customers continually aware of the importance of Keynote's services for measuring and ensuring the quality of service of their web sites;

    - expand our operations internationally; and

    - expand our services to measure other aspects of quality of service other Internet access methods and other new Internet technologies.

      WE HAVE INCURRED SIGNIFICANT LOSSES AND WE MAY NOT BECOME PROFITABLE

    We have incurred losses of $9.2 million since we were formed in June 1995. In addition, we had a net loss of $3.7 million for the nine months ended June 30, 1999 and a net loss of $2.9 million for the 1998 fiscal year. We expect to incur net losses for the foreseeable future. The market for Internet-related products and services is highly competitive and we could face intense competition in the future. Therefore, we may not achieve or sustain profitability.

    UNLESS OTHERWISE INDICATED, ALL INFORMATION CONTAINED IN THIS PROSPECTUS
ASSUMES:

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION;

    - THE COMPLETION OF A 1-FOR-2 REVERSE STOCK SPLIT TO BE COMPLETED IMMEDIATELY PRIOR TO THIS OFFERING;

    - THE CONVERSION OF EACH OUTSTANDING SHARE OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK AND SERIES D PREFERRED STOCK INTO 1 SHARE OF COMMON STOCK AND OF EACH SHARE OF SERIES C PREFERRED STOCK INTO 1.06 OF A SHARE OF COMMON STOCK;

    - THE EXERCISE OF A WARRANT TO PURCHASE 265,000 SHARES OF OUR COMMON STOCK BY UMANG GUPTA, OUR CHIEF EXECUTIVE OFFICER, PRIOR TO THE CLOSING OF THIS OFFERING; AND

    - NO EXERCISE OF WARRANTS TO PURCHASE 378,478 SHARES OF OUR COMMON STOCK PRIOR TO THE CLOSING OF THIS OFFERING.

                                  THE OFFERING


Common stock offered by Keynote..............  3,875,000 shares
Common stock offered by Mr. Gupta............  125,000 shares
Common stock to be outstanding after the       22,788,667 shares
  offering...................................
Use of proceeds..............................  For general corporate purposes, capital expenditures and working capital. See "Use of
                                               Proceeds."
Nasdaq National Market symbol................  KEYN


    The number of shares of our common stock to be outstanding immediately after the offering is based on the number of shares outstanding as of June 30, 1999.

    - This number does not include 1,445,915 shares of our common stock subject to options and warrants outstanding as of June 30, 1999.

    - This number includes all of our outstanding shares of preferred stock that will be converted into an aggregate of 12,588,898 shares of common stock upon the completion of this offering.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           FISCAL YEAR ENDED             NINE MONTHS
                                                                             SEPTEMBER 30,              ENDED JUNE 30,
                                                                    -------------------------------  --------------------
                                                                      1996       1997       1998       1998       1999
                                                                    ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues..........................................................  $      30  $      81  $   1,539  $     948  $   4,109
Loss from operations..............................................       (628)    (2,018)    (2,957)    (1,902)    (3,513)
Net loss..........................................................       (622)    (2,049)    (2,918)    (1,878)    (3,659)

NET LOSS PER SHARE:
Basic and diluted.................................................  $   (0.23) $   (0.84) $   (1.10) $   (0.72) $   (0.91)
Weighted average shares--basic and diluted........................      2,733      2,434      2,661      2,594      4,032
Pro forma basic and diluted.......................................                            (0.28)                (0.26)
Pro forma weighted average shares--basic and diluted..............                           10,376                14,133


                                                                                             JUNE 30, 1999
                                                                                 -------------------------------------
                                                                                  ACTUAL     PRO FORMA    AS ADJUSTED
                                                                                 ---------  -----------  -------------
BALANCE SHEET DATA:
Cash and cash equivalents......................................................  $  17,152   $  17,497     $  67,200
Working capital................................................................     16,698      17,043        66,746
Total assets...................................................................     22,862      23,207        72,910
Notes payable, less current portion............................................      2,853       2,853         2,853
Redeemable convertible preferred stock.........................................     23,381          --            --
Total shareholders' equity (deficit)...........................................     (6,620)     17,106        66,809


    See note 2 to our financial statements for a description of the method that we used to compute our basic and diluted net loss per share.

    The pro forma balance sheet data give effect to the conversion of all of our outstanding shares of preferred stock into common stock upon the closing of this offering. It also gives effect to the exercise of a warrant to purchase 265,000 shares of our common stock by Umang Gupta, our chief executive officer, prior to the closing of this offering.


    The as adjusted balance sheet data give effect to the sale of the 3,875,000 shares of common stock that we are offering under this prospectus after deducting the underwriting discounts and commissions and estimated offering expenses. See "Capitalization."


    Keynote Systems, Inc. was incorporated in California in June 1995. Our principal offices are located at 2855 Campus Drive, San Mateo, California 94403. Our telephone numbers at this location are (650) 522-1000 and 1-800-KEYNOTE. The information on our web site does not constitute a part of this prospectus.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE BUYING SHARES IN THIS OFFERING. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE SERIOUSLY HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THIS PROSPECTUS INCLUDES STATISTICAL DATA REGARDING THE INTERNET INDUSTRY. THESE DATA ARE TAKEN OR DERIVED FROM INFORMATION PUBLISHED BY SOURCES INCLUDING ZONA RESEARCH AND INTERNATIONAL DATA CORPORATION. ALTHOUGH WE BELIEVE THAT THESE DATA ARE GENERALLY INDICATIVE OF THE MATTERS REFLECTED IN THOSE REPORTS, THESE DATA ARE INHERENTLY IMPRECISE, AND WE CAUTION YOU TO READ THESE DATA IN CONNECTION WITH THE REST OF THE DISCLOSURE IN THIS DOCUMENT, PARTICULARLY THIS "RISK FACTORS" SECTION.

                         RISKS RELATED TO OUR BUSINESS

WE ARE AN EARLY STAGE COMPANY WITH AN UNPROVEN BUSINESS MODEL WHICH MAKES IT DIFFICULT TO EVALUATE OUR CURRENT BUSINESS AND FUTURE PROSPECTS.

    We have only a limited operating history upon which to base an evaluation of our current business and future prospects. We began offering our Internet performance measurement services in May 1997, we introduced the most recent version of our PERSPECTIVE service in April 1999 and our LIFELINE service in July 1999, and we formed our professional services organization in January 1999. The revenue and income potential of our business and the related market are unproven. In addition, because of our limited operating history and because the market for Internet performance measurement and diagnostic services is relatively new and rapidly evolving, we have limited insight into trends that may emerge and affect our business. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets such as Internet performance measurement.

WE HAVE INCURRED LOSSES, WE EXPECT TO INCUR FUTURE LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

    We have experienced operating losses in each quarterly and annual period since inception and we expect to incur significant losses in the future. We incurred net losses of $3.7 million for the nine months ended June 30, 1999, and as of June 30, 1999, we had an accumulated deficit of $9.2 million. We believe that our operating expenses will continue to increase as we grow our business. As a result, although this offering will provide us with cash for our working capital, we will need to significantly increase our revenues to achieve and maintain profitability, as reflected in our financial statements. We may not be able to sustain our recent revenue growth rates. In fact, we may not have any revenue growth, and our revenues could decline. For a more detailed description of our operating results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE SUCCESS OF OUR BUSINESS DEPENDS ON CUSTOMERS RENEWING THEIR SUBSCRIPTIONS FOR OUR SERVICES AND PURCHASING ADDITIONAL SERVICES.

    We depend on achieving high customer renewal rates for our revenues. Our customers have no obligation to renew our services and therefore, they could cease using our services at any time. We cannot assure you that we will continue to experience high renewal rates. Our customer renewal rates may decline as a result of a number of factors, including consolidations in the Internet industry or if a significant number of our customers cease operations. Further, because of the relatively small size of initial orders, we depend on sales to new customers and sales of additional services to our existing customers.

    In addition, initial sales of our services and subsequent customer follow-up are conducted almost exclusively by telephone. A few customers have, in the past, expressed a preference for more personal, face-to-face customer service. Dissatisfaction by a customer with the nature or quality of our services could lead that customer to elect not to renew its subscription to our services. If our renewal-rate percentage declines, our revenues could decline unless we are able to obtain additional customers or sources of revenues.

OUR QUARTERLY FINANCIAL RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND IF OUR FUTURE RESULTS ARE BELOW THE EXPECTATIONS OF PUBLIC-MARKET ANALYSTS AND INVESTORS, THE PRICE OF OUR COMMON STOCK MAY DECLINE.

    As indicated in our "Quarterly Results of Operations" on page 30, our results of operations could vary significantly from quarter to quarter. For example, our operating loss decreased to $798,000 for the quarter ended December 31, 1998 from $1.0 million for the quarter ended September 30, 1998 and then increased to $1.1 million for the quarter ended March 31, 1999 and to $1.8 million for the quarter ended June 30, 1999. We expect to incur significant sales and marketing expenses to promote our brand and our services, as well as additional expenses to expand our presence world wide. If revenues fall below our expectations, we will not be able to reduce our spending rapidly in response to the shortfall.

    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - the renewal rate of subscriptions to our Internet performance measurement services;

    - our ability to increase the number of web sites we measure for our existing customers in a particular quarter;

    - our ability to attract new customers in a particular quarter;

    - the number of our customers who elect to purchase our entry-level Keynote LIFELINE service as compared with our more comprehensive Keynote PERSPECTIVE service in a particular quarter;

    - the amount and timing of operating costs and capital expenditures relating to expansion of our operations infrastructure, including our planned international expansion; and

    - the amount and timing of professional services revenues.

    Due to these and other factors, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as indicators of our future performance. It is possible that in some future periods, our results of operations may be below the expectations of public-market analysts and investors. If this occurs, the price of our common stock may decline.

THE SUCCESS OF OUR BUSINESS DEPENDS ON THE WIDESPREAD ADOPTION OF THE INTERNET BY BUSINESS AND CONSUMERS FOR E-COMMERCE AND COMMUNICATIONS.

    Because our business is based on providing performance measurement and diagnostic services for web sites, the Internet must be widely adopted, in a timely manner, as a means of electronic commerce, or e-commerce, and communications. Because e-commerce and communications over the Internet are new and evolving, it is difficult to predict the size of this market and its sustainable growth rate. In addition, we believe that the use of the Internet for conducting business transactions could be hindered for a number of reasons, including, but not limited to:

    - security concerns including the potential for fraud or theft of stored data and information communicated over the Internet;

    - inconsistent quality of service, including well-publicized outages of popular web sites;

    - lack of availability of cost-effective, high-speed service;

    - limited numbers of local access points for corporate users;

    - delay in the development of enabling technologies or adoption of new standards;

    - inability to integrate business applications with the Internet;

    - the need to operate with multiple and frequently incompatible products;
      and

    - a lack of tools to simplify access to and use of the Internet.

OUR OPERATING RESULTS DEPEND ON SALES OF OUR KEYNOTE PERSPECTIVE SERVICE.

    Because we have only recently begun to offer professional services and we only recently introduced Keynote LIFELINE, the success of our business currently depends, and for the immediate future will continue to substantially depend, on the sale of our Keynote PERSPECTIVE service. Therefore, we believe that initial sales and renewals of our Keynote PERSPECTIVE service will account for substantially all of our revenues for the immediate future. A decline in the price of, or fluctuation in the demand for, Keynote PERSPECTIVE, or our inability to maintain or increase sales, would cause our revenues to decline.

IF ONE OF OUR COMPETITORS' INTERNET PERFORMANCE MEASUREMENT SERVICE IS ADOPTED AS THE INDUSTRY STANDARD FOR MEASURING THE SPEED AND RELIABILITY OF WEB SITES, WE MAY LOSE EXISTING CUSTOMERS OR ENCOUNTER DIFFICULTIES IN ATTRACTING NEW CUSTOMERS.

    To date, no Internet performance measurement service has been adopted as an accepted industry standard for measuring the speed and reliability of web sites. As a result, if one of our current or potential competitors develops an Internet performance measurement service that is adopted as the industry standard, our customers may turn to the services provided by these competitors. In addition, it would be more difficult for us to attract the additional customers for our Internet performance measurement services that are necessary for our business to grow. If this were to occur, our business would be harmed.

IMPROVEMENTS TO THE INFRASTRUCTURE OF THE INTERNET COULD REDUCE OR ELIMINATE DEMAND FOR OUR INTERNET PERFORMANCE MEASUREMENT SERVICES.

    The demand for our Internet performance measurement services could be reduced or eliminated if future improvements to the infrastructure of the Internet lead companies to conclude that measuring and evaluating the performance of their web sites is no longer important to their business. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure as well as connections to this infrastructure. Because the inherent complexity of the Internet currently causes significant e-commerce quality of service problems for companies, the vendors and operators that supply and manage the underlying infrastructure are continuously seeking to improve the speed, availability, reliability and consistency of the Internet. If these vendors and operators succeed in significantly improving the performance of the Internet, which would result in corresponding improvements in the performance of companies' web sites, demand for our services would likely decline.

IT WOULD BE MORE DIFFICULT FOR US TO DELIVER OUR SERVICES AND THEREFORE EARN REVENUES IF WE CANNOT EXPAND AND MANAGE OUR COMPUTER INFRASTRUCTURE SUCCESSFULLY.

    We will need to deploy a large number of measurement computers if we experience an increase in our customer base or if we expand our operations and measurement capabilities on a worldwide basis. These computers are responsible for measuring the performance of web sites and collecting performance data and it is critical to our ability to deliver our services that they operate effectively. We currently measure the performance of between 5,000 and 6,000 web-site addresses for our customers. Based on the number of measurement computers we currently have deployed and the communications capacity available to these computers, we believe we are able to measure the performance of approximately 7,000 web-site addresses. We are in the process of deploying additional measurement computers and upgrading the underlying infrastructure so that we will have the ability by the end of the year to measure in excess of 10,000 web-site addresses. With more measurement computers deployed, we will need to monitor and maintain a larger and more geographically dispersed computer network, which would require us to devote significant additional resources for these tasks. In addition, if we experience increases in the number of our customers prior to deploying additional measurement computers, our existing infrastructure may not have the capacity to accommodate the additional customers. This could result in outages, interruptions or slower response times, any of which could impair our ability to retain and attract customers.

WE MAY FACE LIABILITY FOR SUPPLYING INACCURATE INFORMATION TO OUR CUSTOMERS OR FROM OUR CUSTOMERS' USE OF THE DATA THAT WE PROVIDE.

    We may face liability if the information that we supply to our customers is inaccurate. The data that we collect and store in our measurement database, although reported to customers at over a 99% level of accuracy, may contain inaccuracies due to distortions and bottlenecks caused by inadequate network capacity preventing our measurement computers from gaining access to all requested measurements. Any dissatisfaction by our customers with our measurement data would impair our credibility in the marketplace and significantly harm our ability to attract new customers and retain existing customers. In addition, if we were to supply customers with inaccurate information, these customers might initiate litigation against us on such theories as breach of contract, breach of warranty or negligence. Our general insurance policy does not specifically cover liability for providing inaccurate data.

    Our customers are responsible for the manner in which they use the data that we provide to them, and our customer contracts provide that each customer must indemnify us for any damages arising from their use of the data, reports or analyses. However, we cannot be certain that these contract provisions provide us with sufficient legal protection. For example, a company could use our comparative performance data, which evaluates the relative performance of the company's web site against web sites in an industry, and make claims to assert that their service is superior to those of their competitors or that their competitors' services are inferior. As a result, a third party might initiate litigation against one of our customers on such theories as defamation, trade libel or unfair competition relating to the customer's use of the information that we provided to them. Even if the information that we provided were accurate, we could be named as a defendant in any resulting litigation. Any litigation could be expensive and could divert management's attention from operating our company.

WE MAY FACE LIABILITY FOR PUBLISHING INDICES THAT EVALUATE AND RANK THE RELATIVE INTERNET PERFORMANCE OF WEB SITES.

    We periodically publish indices that evaluate and rate the relative performance of various e-commerce web sites in a particular market segment. Some companies whose web sites have performed poorly in our published indices have asserted that our indices are not indicative of the overall consumer experience because the indices do not measure qualitative factors such as web-site content, navigability and appearance. Companies could potentially bring a claim against us if they believe that their business has been harmed by their low ranking in one of our indices. In addition, if the information published in one of our performance indices is inaccurate, we could lose credibility in the marketplace. This could harm our ability to attract new customers and retain existing customers, and could result in potentially expensive litigation against us on such theories as defamation, trade libel or unfair competition.

THE INABILITY OF OUR SERVICES TO PERFORM PROPERLY COULD RESULT IN LOSS OF OR DELAY IN REVENUES, INJURY TO OUR REPUTATION OR OTHER HARM TO OUR BUSINESS.

    Services as complex as those we offer may not perform as we expect. We have given credits to a limited number of customers as a result of past problems with our service, though we do not believe that any customers failed to renew their subscription to our services due to these problems. Despite our testing, our existing or future services may not perform as expected due to unforeseen problems, including those related to the year 2000, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, increased insurance costs or increased service costs.

    These problems could also result in tort or warranty claims. Although we attempt to reduce the risk of losses resulting from any claims through warranty disclaimers and liability-limitation clauses in our customer agreements, these contractual provisions may not be enforceable in every instance. Furthermore, although we maintain errors and omissions insurance, this insurance coverage may not adequately cover us for claims. If a court refused to enforce the liability-limiting provisions of our contracts for any reason, or if liabilities arose that were not contractually limited or adequately covered by insurance, we could be required to pay damages.

IF WE DO NOT CONTINUALLY IMPROVE OUR SERVICES IN RESPONSE TO TECHNOLOGICAL CHANGES, INCLUDING CHANGES TO THE INTERNET, WE MAY ENCOUNTER DIFFICULTIES RETAINING EXISTING CUSTOMERS AND ATTRACTING NEW CUSTOMERS.

    The ongoing evolution of the Internet requires us to continually improve the functionality, features and reliability of our Internet performance measurement and diagnostic services, particularly in response to competitive offerings. If we do not succeed in developing and marketing new services that respond to competitive and technological developments and changing customer needs, we may encounter difficulties retaining existing customers and attracting new customers. We must also introduce any new Internet services as quickly as possible. The success of new services depends on several factors, including properly defining the scope of the new services and timely completion, introduction and market acceptance of our new services. If new Internet, networking or telecommunication technologies or standards are widely adopted or if other technological changes occur, we may need to expend significant resources to adapt our services.

OUR SERVICES AND BRAND NAME MIGHT NOT ATTAIN THE BRAND AWARENESS NECESSARY FOR OUR BUSINESS TO SUCCEED.

    We believe that maintaining and strengthening the Keynote brand is an important aspect of our business and an important element in attracting new customers. Our efforts to build our brand will involve significant expense. To promote our brand, we may increase our marketing budget or increase our financial commitment to building our brand. If our brand-building strategy is unsuccessful, we may fail to attract enough new customers or retain our existing customers to the extent necessary to realize a sufficient return on our brand-building efforts.

IF WE ARE NOT SUCCESSFUL IN SELLING OUR NEW KEYNOTE LIFELINE SERVICE, OUR REVENUES MAY FALL SHORT OF OUR EXPECTATIONS.

    We introduced our Keynote LIFELINE service in July 1999, and we have currently sold this service to 12 customers. We cannot be certain that there will be customer demand for these services or that we will be successful in penetrating this market. In addition, because our Keynote LIFELINE service is sold at a lower price than our Keynote PERSPECTIVE service, we will need to sell our Keynote LIFELINE service to a large volume of customers in order to significantly grow our revenues. We may not succeed in selling our Keynote LIFELINE service.

WE FACE GROWING COMPETITION WHICH COULD MAKE IT DIFFICULT FOR US TO ACQUIRE AND RETAIN CUSTOMERS.

    The market for Internet performance measurement and diagnostic services is new and rapidly evolving. We expect competition in this market to intensify in the future. Our competitors vary in size and in the scope and breadth of the products and services that they offer. Our principal competitors today include Freshwater Software, Internet Resources Group, Inverse Network Technology and Service Metrics. We also indirectly compete with WebCriteria, MIDS Matrix IQ Service, and INS INSoft Division, and free services such as the WebSite Garage unit of Netscape, NetMechanic and Internet Weather Report. While the free services are not as comprehensive as ours, as they only take measurements from one location, they do not measure the speed of transactions and they only measure simple download time, customers could still choose to use these less comprehensive services.

    If we expand the scope of our products and services, we may encounter many additional, market-specific competitors. These potential competitors include companies that sell network management software such as CompuWare and IBM's Tivoli Unit, and companies that sell load-testing software such as Mercury Interactive, each of which has announced products that could potentially compete with us in the future. Some of our competitors have, and our future competitors may have:

    - longer operating histories;

    - larger customer bases;

    - greater brand recognition in similar businesses; and

    - significantly greater financial, marketing, technical and other resources.

In addition, some of our competitors may be able to:

    - devote greater resources to marketing and promotional campaigns;

    - adopt more aggressive pricing policies; and

    - devote substantially more resources to technology and systems development.

Increased competition may result in price reductions, increased costs of providing our services and loss of market shares, any of which could seriously harm our business. We may not be able to compete successfully against our current and future competitors.

A LIMITED NUMBER OF CUSTOMERS ACCOUNT FOR A SIGNIFICANT PORTION OF OUR REVENUES, AND THE LOSS OF A MAJOR CUSTOMER COULD HARM OUR OPERATING RESULTS.

    For the nine months ended June 30, 1999, 10 customers accounted for approximately 32% of our total revenues, with two of those customers, Microsoft Corporation and Digex Incorporated, accounting for 16% of our total revenues, and this trend may continue in the future. We cannot be certain that customers that have accounted for significant revenues in past periods, individually or as a group, will renew our services and continue to generate revenue in any future period. In addition, our customer agreements can generally be terminated at any time with little or no penalty. If we lose a major customer, our revenues could decline.

IN ORDER TO GROW OUR BUSINESS, WE NEED TO ESTABLISH AND MAINTAIN RELATIONSHIPS WITH OTHER COMPANIES TO HELP MARKET OUR INTERNET PERFORMANCE MEASUREMENT AND DIAGNOSTIC SERVICES.

    In order to increase sales of our Internet performance measurement and diagnostic services worldwide, we must complement our direct sales force with relationships with companies to market and sell our services to their customers. If we are unable to maintain our existing contractual marketing and distribution relationships, or fail to enter into additional relationships, we will have to devote substantially more resources to the direct sale and marketing of our services. We would also lose anticipated revenues from customer referrals and other co-marketing benefits. Our success depends in part on the ultimate success of these relationships and the ability of these companies to market and sell our services. Our existing relationships do not, and any future relationships may not, afford us any exclusive marketing or distribution rights. Therefore, they could reduce their commitment to us at any time in the future. Many of these companies have multiple relationships and they may not regard us as significant for their business. In addition, these companies may terminate their relationships with us, pursue other relationships with our competitors or develop or acquire products or services that compete with our services. Even if we succeed in entering into these relationships, they may not result in additional customers or revenues.

    In addition, growth in the sales of our services depends on our ability to obtain domestic and international resellers, distributors and integrators who will market and sell our services on our behalf. In the future, we intend to increase our indirect distribution channels through distribution arrangements. We may not be successful in establishing relationships with these companies, and any of these relationships, if established, may not increase our revenue.

IN ORDER TO GROW OUR BUSINESS, WE MUST ATTRACT AND RETAIN QUALIFIED PERSONNEL WHILE COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE.

    We may be unable to retain our key employees, namely our management team and experienced engineers, or to attract, assimilate or retain other highly qualified employees. We have from time to time in the past experienced, and we expect in the future to continue to experience, difficulty in hiring and retaining highly skilled employees with experience in the Internet industry, a complex industry that requires a unique knowledge base. In addition, there is significant competition for qualified employees in the Internet industry. Umang Gupta, our chief executive officer, is our only key employee with whom we have entered into an employment agreement. Our other key employees are not bound by employment agreements that could prevent them from terminating their employment at any time.

    In addition, because we sell our Internet performance measurement and diagnostic services primarily through our telesales force, we believe that we will need to attract additional sales personnel to grow our revenues. Our ability to deliver our services also depends on our ability to attract and retain operations personnel. There is a shortage of qualified sales and operations personnel and competition for personnel in our industry is intense. If we are unable to hire, train, motivate or retain qualified employees, including sales and operations personnel, our business could be harmed.

IF OUR PROFESSIONAL SERVICES ARE NOT ACCEPTED BY THE MARKET, OUR RESULTS OF OPERATIONS COULD BE HARMED.

    We formed our professional services organization in January 1999. As a result, we have little experience in delivering consulting services and we may not be able to successfully introduce additional consulting services. We will also need to successfully market these services to potential customers. There are many experienced firms which offer computer network and Internet-related consulting services. These consulting services providers include the consulting groups of "Big Five" accounting firms, such as Andersen Consulting and Ernst & Young, as well as consulting divisions of large technology companies such as IBM. Because we do not have an established reputation for delivering consulting services, because this area is very competitive, and due to our general inexperience in delivering consulting services, we may not succeed in selling these services.

IF WE ARE UNABLE TO ATTRACT, EDUCATE AND RETAIN QUALIFIED PROFESSIONAL SERVICE PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY EXPAND OUR PROFESSIONAL SERVICES ORGANIZATION.

    We plan to increase the number of our professional services personnel. If we hire additional services personnel prior to securing a large customer base our operating results would be adversely affected as we would incur expenses for these personnel without commensurate revenue increases. This was the reason that our cost of consulting services revenues exceeded our consulting services revenues for each of the first two quarters of 1999. Competition for highly qualified professional services personnel with knowledge of our industry is intense. We cannot be certain that we can attract or retain a sufficient number of professional services personnel that our business requires. In addition, new employees will require training and education, and consequently, they will take time to reach full productivity.

THE GROWTH OF OUR BUSINESS DEPENDS ON THE CONTINUED PERFORMANCE OF AND FUTURE IMPROVEMENTS TO THE INTERNET.

    The growth in Internet traffic has caused frequent periods of decreased performance, requiring Internet service providers and web sites on the Internet to upgrade their infrastructures. Our ability to increase the speed with which we provide services to our customers and to increase the scope of these services is limited by and depends upon the speed and reliability of the Internet. Consequently, the emergence and growth of the market for our services and, consequently our revenues, depends on the performance of and future improvements to the Internet.

BECAUSE WE HAVE EXPANDED OUR OPERATIONS, OUR SUCCESS WILL DEPEND ON OUR ABILITY TO MANAGE OUR GROWTH, IMPROVE OUR EXISTING SYSTEMS AND IMPLEMENT NEW SYSTEMS, PROCEDURES AND CONTROLS.

    We are expanding, and we intend to continue to expand, our operations by deploying additional measurement computers, both domestically and internationally, hiring new personnel and implementing and integrating new accounting and control systems to manage this expansion. We may encounter difficulties in managing this growth. Our ability to compete effectively and to manage any future expansion of our operations will require us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We may not succeed in these efforts and a disruption could impair our ability to retain existing customers or attract new customers.

OUR NETWORK INFRASTRUCTURE COULD BE DISRUPTED BY A NUMBER OF DIFFERENT OCCURRENCES, WHICH COULD IMPAIR OUR ABILITY TO RETAIN EXISTING CUSTOMERS OR ATTRACT NEW CUSTOMERS.

    All data collected from our measurement computers are stored in and distributed from our operations center. Therefore, our operations depend upon our ability to maintain and protect our computer systems, most of which are located at our corporate headquarters in San Mateo, California which is an area susceptible to earthquakes. If we experience outages at our operations center, we would not be able to receive data from our measurement computers and we would not be able to deliver our services to our customers. We currently do not have a redundant system for computer-network and other services at an alternate site. Therefore, our operations systems are vulnerable to damage from break-ins, computer viruses, unauthorized access, vandalism, fire, floods, earthquakes, power loss, telecommunications failures and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, the amount of coverage may not be adequate in any particular case. If our operations center is damaged, causing a disruption in our services, this could impair our ability to retain existing customers or attract new customers.

    If our computer infrastructure is not functioning properly, we may not be able to deliver our services in a timely or accurate manner. We have occasionally experienced outages of our service in the past, the last of which occurred approximately two months ago. The outages that we have experienced have lasted no more than a few hours, with the longest outage that occurred in the fall of 1998 having lasted approximately 12 hours. These outages have been caused by a variety of factors including operator error, the failure of a back-up computer to operate when the primary computer ceased functioning and power outages due to our previous facility's being inadequately equipped to house our operations center. Although we do not believe we have lost any customers due to these prior outages, any outage for any period of time could cause us to lose customers.

    Hackers, or individuals who attempt to breach our network security, could, if successful, misappropriate proprietary information or cause interruptions in our services. Although we have not yet experienced any breaches of our network security or sabotage, we might be required to expend significant capital and resources to protect against, or to alleviate, problems caused by hackers. We may not have a timely remedy against a hacker who is able to breach our network security. In addition to purposeful security breaches, the inadvertent transmission of computer viruses could expose us to litigation or to a material risk of loss.

OUR MEASUREMENT COMPUTERS ARE LOCATED AT SITES WHICH WE DO NOT OWN OR OPERATE AND IT COULD BE DIFFICULT FOR US TO MAINTAIN OR REPAIR THEM IF THEY DO NOT FUNCTION PROPERLY.

    Our measurement computers are located at facilities that are not owned by us or our customers. Instead, these computers are installed at locations near various Internet access points worldwide. Because we do not own or operate these facilities, we have little control over how these computers are maintained on a day-to-day basis. We do not have long-term contractual relationships with the companies that operate the facilities where our measurement computers are located. We may have to find new locations for these computers if we are unable to maintain or develop relationships with these companies. In addition, if our measurement computers were not functioning properly, we may not be immediately aware of these difficulties or we may not be able to repair or service these computers on a timely basis as we may not have immediate access to our measurement computers. Our ability to collect data in a timely manner could be impaired if we are unable to maintain and repair our computers should performance problems arise.

THE SUCCESS OF OUR BUSINESS DEPENDS ON OUR ABILITY TO PROTECT AND ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS.

    The intellectual property we use in our business is important to us. We have trademarks, service marks and two patent applications with respect to our Internet performance measurement technology, and we have also developed proprietary software that we use to deliver our services to our customers. Despite our efforts, we may be unable to prevent others from infringing upon or misappropriating our intellectual property, which could harm our business.

    It is possible that no patents will issue from our currently pending patent applications. Moreover, new patent applications may not result in issued patents and may not provide us with any competitive advantages over, or may be challenged by, others. Legal standards relating to the validity, enforceability and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving, and the future viability or value of any of our intellectual property rights is uncertain. Effective trademark, copyright and trade secret protection may not be available in every country in which our products are distributed or made available. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property, or they may design around patents issued to us.

    Most of our customers' use of our services is governed by web-based license agreements, rather than by means of a formal, written contract. Each time customers use our services, they "click" on a web page to agree to terms and conditions that are posted on our web site, and our relationship with these customers is then governed by these terms and conditions. There is a possibility that a court, arbiter or regulatory body could deem this type of agreement to be invalid or determine that the terms and conditions governing the agreement do not fully protect our intellectual property rights. If that were to occur, our business could be harmed. Although we are not currently engaged in litigation, we may in the future need to initiate a lawsuit to enforce our intellectual property rights and to protect our patents, if issued, trademarks and copyrights. Any litigation could result in substantial costs and diversion of resources and could seriously harm our business. For a description of our intellectual property, see "Business--Intellectual Property."

OTHERS MIGHT BRING INFRINGEMENT CLAIMS AGAINST US OR OUR SUPPLIERS THAT COULD HARM OUR BUSINESS.

    In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights. We expect that we could become subject to intellectual property infringement claims as the number of our competitors grows and our services overlap with competitive offerings. These claims, even if not meritorious, could be expensive and divert management's attention from operating our company. If we become liable to others for infringing their intellectual property rights, we would be required to pay a substantial damage award and to develop noninfringing technology, obtain a license or cease selling the services that contain the infringing intellectual property. We may be unable to develop noninfringing technology or to obtain a license on commercially reasonable terms, if at all.

WE DEPEND ON TECHNOLOGIES LICENSED FROM OTHER COMPANIES FOR PORTIONS OF OUR SERVICES.

    We cannot assure you that our technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. We license statistical, graphical, database and other technologies from third parties to operate our services. The loss of this technology could require us to obtain or develop substitute technology of lower quality or performance standards or at greater cost. If we do not obtain or develop substitute technology, we could be unable to offer all of the features or functionality that we desire to include in our services.

IF WE EXPAND OUR INTERNATIONAL ACTIVITIES, OUR BUSINESS WILL BE SUSCEPTIBLE TO ADDITIONAL RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

    We believe we must expand the sales of our services outside the United States and hire additional international personnel. Therefore, we expect to commit significant resources to expand our international sales and marketing activities, which were less than 10% of our total revenues for the nine months ended June 30, 1999 and our prior periods. In addition, we intend to deploy additional measurement computers worldwide, which would require us to maintain and service computers over larger distances.

    Conducting international operations would subject us to risks we do not face in the United States. These include:

    - currency exchange rate fluctuations;

    - seasonal fluctuations in purchasing patterns;

    - unexpected changes in regulatory requirements;

    - maintaining and servicing computer hardware in distant locations;

    - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

    - difficulties in managing and staffing international operations;

    - potentially adverse tax consequences, including restrictions on the repatriation of earnings;

    - the burdens complying with a wide variety of foreign laws; and

    - and reduced protection for intellectual property rights in some countries.

    The Internet may not be used as widely in other countries and the adoption of e-commerce may evolve slowly or may not evolve at all. As a result, we may not be successful in selling our services to customers in markets outside the United States.

OUR BUSINESS MIGHT BE HARMED IF THE SYSTEMS WE USE ARE NOT YEAR 2000 COMPLIANT OR IF OUR CUSTOMERS OR POTENTIAL CUSTOMERS ALTER THEIR PURCHASING PATTERNS AS A RESULT OF THE YEAR 2000 PROBLEM.

    Our information technology systems could be impaired or cease to operate due to computer systems or software products being unable to distinguish between 20th and 21st century dates, which is known as the year 2000 problem. If our Keynote PERSPECTIVE and LIFELINE services and our network of measurement computers fail to accurately measure, process and assess web-site performance data due to the year 2000 problem, we could lose customers. We also rely on technology supplied by other companies. These companies may experience year 2000 related problems. Any year 2000 problems experienced by us or any of these companies could harm our business. Additionally, because the Internet is comprised of numerous computers and communications lines, it may fail to function properly or at all, causing unavailability or disruption of Internet services. If either of these occurred, we may be unable to measure Internet performance which would cause our revenues to decline.

    Customers', or potential customers', purchasing plans could be affected by year 2000 issues if they need to expend significant resources to correct their existing systems. This situation could result in reduced funds available for these customers to purchase our services. As a result, some customers may defer the purchase of our services until after the year 2000. A decrease in the demand for our services due to customers' year 2000 issues could harm our business.

    A previous version of our Keynote PERSPECTIVE service which we no longer sell was not year 2000 compliant. Despite our testing and remediating, our services may contain errors or faults with respect to the year 2000. Although there are no users of non-year 2000 compliant versions of our services, we may face liability in the future for any unknown or unforeseen errors or faults relating to the year 2000. Although our directors' and officers' liability insurance will cover liability arising from year 2000 claims, this insurance policy has a low coverage limit, has a deductible of $250,000 and will only cover at most an amount equal to 25% of the final claim. Therefore, we could incur significant expenses if we were subject to one of these types of claims. We currently have limited contingency plans with respect to the year 2000 problem, and these consist of our having established connections with other Internet service providers to provide service if our primary Internet service provider fails. If we experience other year 2000 issues, we may not be able to react quickly.

WE MAY FACE DIFFICULTIES ASSIMILATING AND MAY INCUR COSTS ASSOCIATED WITH ANY FUTURE ACQUISITIONS.

    As part of our business strategy, we may seek to acquire or invest in businesses, products or technologies that we feel could complement or expand our business, augment our market coverage, enhance our technical capabilities or that may otherwise offer growth opportunities. Acquisitions could create risks for us, including:

    - difficulties in assimilation of acquired personnel, operations and technologies;

    - unanticipated costs associated with the acquisition;

    - diversion of management's attention from other business concerns;

    - adverse effects on existing business relationships with resellers of our service and our customers; and

    - use of substantial portions of our available cash, including the proceeds of this offering, to consummate the acquisition.

                         RISK RELATED TO THIS OFFERING

OUR OFFICERS, DIRECTORS AND OTHER EXISTING SHAREHOLDERS WILL OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND WILL BE ABLE TO CONTROL US.

    After this offering and assuming no additional issuances of common stock, our officers, directors and 5% or greater shareholders will beneficially own or control, directly or indirectly, 14,539,091 shares of our common stock, which in the aggregate will represent approximately 63.8% of the outstanding shares of our common stock. As a result, if these persons act together, they will have the ability to influence all matters submitted to our shareholders for approval, including

    - the election and removal of directors and

    - any merger, consolidation or sale of all or substantially all of our assets.

This ability to exercise influence over all matters requiring shareholder approval could prevent or significantly delay another company or person from acquiring or merging with us. For a further discussion of the stock ownership of our officers, directors and 5% or greater shareholders, please see "Principal and Selling Shareholders."

THE LIQUIDITY OF OUR STOCK IS UNCERTAIN AND INVESTORS MUST BE ABLE TO WITHSTAND A POSSIBLE LOSS OF THEIR INVESTMENT.

    A public market for the trading of our common stock has not existed prior to this offering. Although this offering will result in a trading market for our common stock, we do not know how liquid that market might be. The initial public offering price for our common stock will be determined through negotiations between the underwriters and us. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price.

THE MARKET PRICE FOR OUR COMMON STOCK, LIKE OTHER TECHNOLOGY STOCKS, MIGHT BE VOLATILE AND COULD RESULT IN CLASS-ACTION SECURITIES LITIGATION AGAINST US.

    The market prices of the securities of Internet-related companies have been especially volatile. The value of your investment in our common stock could decline due to the impact of any of the following factors upon the market price of our common stock:

    - actual or anticipated variations in our quarterly operating results;

    - announcements of new Internet performance measurement service offerings by us or our competitors;

    - announcements of technological innovations;

    - competitive developments;

    - changes in financial estimates by securities analysts;

    - failure in one or more future quarters of our operating results to meet the expectations of securities analysts or investors;

    - changes in market valuations of Internet-related companies;

    - additions or departures of key personnel, notably our management team and experienced engineers;

    - conditions and trends in the Internet and e-commerce industries; and

    - general economic conditions.

    Further, the stock markets, particularly the Nasdaq National Market on which we have applied to have our common stock listed, have experienced substantial price and volume fluctuations. These fluctuations have particularly affected the market prices of equity securities of many technology and Internet-related companies and have often been unrelated or disproportionate to the operating performance of those companies. The trading prices of many technology companies' stocks are at or near historical highs. These high trading prices may not be sustained. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. Litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Sales of a large number of shares of our common stock in the market after this offering, or the belief that these sales could occur, could cause a drop in the market price of our common stock. Upon completion of our initial public offering, we will have outstanding 22,788,667 shares of common stock. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless the shares are purchased by our "affiliates."

    The remaining 18,788,667 shares of common stock outstanding upon completion of this offering will be "restricted securities," as that term is defined under Rule 144 of the Securities Act. Our directors, executive officers and other shareholders who hold a total of 18,392,332 shares, or over 95%, of the total outstanding shares of our common stock have executed lock-up agreements that limit their ability to sell common stock. These shareholders have agreed not to sell or otherwise dispose of any shares of our common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of BancBoston Robertson Stephens Inc. When the lock-up agreements expire, these shares and shares underlying outstanding stock options and warrants will become eligible for sale, in some cases only subject to the volume, manner of sale and notice requirements of Rule 144. As of June 30, 1999 there were outstanding options and warrants to purchase 1,445,915 shares of our common stock.

    Assuming the cash exercise of these warrants and options outstanding as of June 30, 1999, the remaining 20,234,582 shares of our common stock will become eligible for public sale as follows:

    - 0 shares as of the date of this prospectus;

    - 15,785,352 shares as of 181 days after the date of this prospectus;

    - 4,449,230 shares as of one year after the date of this prospectus; and

    - 0 shares as of two years after the date of this prospectus.

WE ARE UNCERTAIN OF OUR ABILITY TO OBTAIN ADDITIONAL FINANCING FOR OUR FUTURE CAPITAL NEEDS.

    We may need to raise funds in the future to meet our working capital and capital expenditure needs. However, we may not be successful in raising additional funds at all or on terms that are favorable to us. We expect the net proceeds from this offering will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. After that, we may need additional funds to fund more rapid expansion, to expand our marketing activities, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary services, businesses or technologies.

NEW INVESTORS WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION FROM THIS OFFERING.


    We expect that the initial public offering price of our common stock will be substantially higher that the book value per share of the outstanding common stock. As a result, investors purchasing stock in this offering will experience an immediate dilution in the net tangible book value of the common stock of $11.07 per share, based on the number of outstanding shares as of June 30, 1999. In the past, we issued options to acquire our common stock at prices significantly below the initial offering price. To the extent these outstanding options are ultimately exercised, there will be further dilution to investors in this offering.


MANAGEMENT MIGHT APPLY THE NET PROCEEDS FROM THIS OFFERING TO USES THAT DO NOT IMPROVE OUR OPERATING RESULTS OR MARKET VALUE.

    The net proceeds from the sale of our common stock in this offering will be added to our general working capital. We have not reserved or allocated the net proceeds for any specific purpose, and we cannot specify with certainty how we will use these proceeds. Consequently, our management will have broad discretion with respect to the application of proceeds from this offering, and you will not have the opportunity, as part of your investment in our common stock, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not improve our operating results or market value. Pending application of the proceeds, they might be placed in investments that do not produce income or that lose value.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terms such as "may," "might," "could," "will," "should," "expect," "plan," "intend," "forecast," "anticipate," "believe," "estimate," "predict," "foreseeable," "potential," "continue" or the negative of these terms or other comparable terminology. The forward-looking statements contained in this prospectus involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements.

                                USE OF PROCEEDS


    We estimate that our net proceeds from the sale of the 3,875,000 shares of common stock that we are offering will be approximately $49.7 million, after deducting the underwriting discounts and commissions and estimated offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that our net proceeds will be approximately $57.5 million. We will not receive any proceeds from the sale of shares of common stock by Umang Gupta, our chief executive officer.


    The principal purposes of this offering are to obtain additional capital, to create a public market for our common stock and to facilitate future access to public equity markets. We intend to use the proceeds for working capital, capital expenditures and other general corporate purposes. In addition, we may use a portion of the net proceeds from this offering to acquire or invest in businesses, technologies or products that are complementary to our business. We currently have no commitments or agreements with respect to any acquisitions. Pending our use of the net proceeds, we intend to invest them in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of our loan agreements prevent us from paying cash dividends.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of June 30, 1999. The pro forma information reflects the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering. It also reflects the exercise of a warrant to purchase 265,000 shares of our common stock by Umang Gupta, our chief executive officer, prior to the closing of this offering at an exercise price of $1.30 per share. The pro forma as adjusted information reflects the sale of the 3,875,000 shares of common stock that we are offering after deducting underwriting discounts and commissions and our estimated offering expenses.



                                                                                        AS OF JUNE 30, 1999
                                                                                 ---------------------------------
                                                                                               PRO
                                                                                  ACTUAL      FORMA    AS ADJUSTED
                                                                                 ---------  ---------  -----------
                                                                                 (IN THOUSANDS, EXCEPT SHARE DATA)
Notes payable, less current portion............................................  $   2,853  $   2,853   $   2,853
                                                                                 ---------  ---------  -----------
Redeemable convertible preferred stock, $0.001 par value; 50,000,000 shares authorized, 12,588,898 shares issued and outstanding, actual; 50,000,000 shares authorized, no shares issued and outstanding, pro forma and as
  adjusted.....................................................................     23,381         --          --
Shareholders' equity (deficit):
  Preferred stock, $0.001 par value; no shares authorized, issued or outstanding, actual and pro forma; 5,000,000 shares authorized, no shares
   issued and outstanding, as adjusted.........................................         --         --          --
  Common stock, $0.001 par value; 50,000,000 shares authorized, 6,059,769 shares issued and outstanding, actual; 50,000,000 shares authorized,
   18,913,667 shares issued and outstanding, pro forma; 50,000,000 shares
   authorized, 22,788,667 shares issued and outstanding, as adjusted...........          6         19          23
  Additional paid-in capital...................................................      3,920     27,633      77,336
  Deferred stock-based compensation............................................       (906)      (906)       (906)
  Notes receivable from shareholders...........................................       (403)      (403)       (403)
  Accumulated deficit..........................................................     (9,237)    (9,237)     (9,237)
                                                                                 ---------  ---------  -----------
    Total shareholders' equity (deficit).......................................     (6,620)    17,106      66,809
                                                                                 ---------  ---------  -----------
      Total capitalization.....................................................  $  19,614  $  19,959   $  69,662
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------


    The share numbers above exclude:

    - 1,067,437 shares issuable upon the exercise of outstanding stock options as of June 30, 1999, at a weighted average exercise price of $3.20 per share;

    - 410,379 shares available as of June 30, 1999, for future grant under our current stock plans described in this prospectus; and

    - 378,478 shares issuable upon the exercise of warrants outstanding as of June 30, 1999, at a weighted average exercise price of $1.10 per share.

    You should read this table together with "Management--Director Compensation," "Management-- Employee Benefit Plans," "Description of Capital Stock" and notes 5, 6, 7 and 8 of the notes to our financial statements.

                                    DILUTION


    Our pro forma net tangible book value as of June 30, 1999 was $17.1 million or $0.90 per share, assuming the conversion of all outstanding shares of preferred stock into shares of common stock and the exercise of a warrant to purchase 265,000 shares of our common stock by Umang Gupta, our chief executive officer, prior to the closing of this offering at an exercise price of $1.30 per share. Pro forma net tangible book value per share is determined by dividing the pro forma number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the receipt of the estimated net proceeds from this offering, after deducting the underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 1999 would have been approximately $66.8 million, or $2.93 per share. This represents an immediate increase in pro forma net tangible book value of $2.03 per share to existing shareholders and an immediate dilution of $11.07 per share to new investors purchasing shares at the initial public offering price. The following table illustrates the per share dilution:



Initial public offering price per share..............................             $   14.00
  Pro forma net tangible book value per share as of June 30, 1999....  $    0.90
  Increase per share attributable to new investors...................       2.03
                                                                       ---------
Pro forma net tangible book value per share after offering...........                  2.93
                                                                                  ---------
Dilution per share to new investors..................................             $   11.07
                                                                                  ---------
                                                                                  ---------



    The following table summarizes as of June 30, 1999, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing shareholders and by investors purchasing shares of common stock in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses:



                                                            SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                                        -------------------------  --------------------------   PRICE PER
                                                           NUMBER       PERCENT       AMOUNT        PERCENT       SHARE
                                                        ------------  -----------  -------------  -----------  -----------
Existing shareholders.................................    18,913,667        83.0%  $  26,497,000        32.8%   $    1.40
New investors.........................................     3,875,000        17.0      54,250,000        67.2        14.00
                                                        ------------       -----   -------------       -----
Total.................................................    22,788,667         100%  $  80,747,000         100%
                                                        ------------       -----   -------------       -----
                                                        ------------       -----   -------------       -----


    The sale of 125,000 shares by Mr. Gupta in this offering will reduce the number of shares held by existing shareholders to 18,788,667 shares, or 82.4% of the total number of shares of common stock to be outstanding after this offering, and will increase the number of shares held by new investors to 4,000,000 shares, or 17.6% of the total number of shares of common stock to be outstanding after this offering.

    As of June 30, 1999, there were options and warrants outstanding to purchase a total of 1,445,915 shares of common stock. To the extent that any of these options or warrants are exercised, there will be further dilution to new public investors. See "Capitalization," "Management--Employee Benefit Plans," "Description of Capital Stock" and notes 5, 6 and 8 to our financial statements.

                            SELECTED FINANCIAL DATA

    The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data together with our financial statements and related notes to our financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data for the years ended September 30, 1996, 1997 and 1998 and for the nine months ended June 30, 1999 and the balance sheet data as of September 30, 1997 and 1998 and June 30, 1999 are derived from our financial statements that have been audited by KPMG LLP, independent certified public accountants, included elsewhere in this prospectus. The statement of operations data for the period from June 15, 1995 (inception) to September 30, 1995 and the balance sheet data as of September 30, 1995 and 1996 are derived from audited financial statements that are not included in this prospectus. The statement of operations data for the nine months ended June 30, 1998 is derived from our unaudited financial statements included elsewhere in this prospectus and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for the fair presentation of our financial position and results of operations for those periods. The historical results presented below are not necessarily indicative of the results to be expected for any future fiscal period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                       PERIOD FROM
                                                      JUNE 15, 1995                                     NINE MONTHS ENDED
                                                     (INCEPTION) TO      YEARS ENDED SEPTEMBER 30,           JUNE 30,
                                                      SEPTEMBER 30,   -------------------------------  --------------------
                                                          1995          1996       1997       1998       1998       1999
                                                     ---------------  ---------  ---------  ---------  ---------  ---------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Subscription services............................     $      --     $      --  $      81  $   1,539  $     948  $   4,026
  Consulting services..............................            28            30         --         --         --         83
                                                            -----     ---------  ---------  ---------  ---------  ---------
    Total revenues.................................            28            30         81      1,539        948      4,109
                                                            -----     ---------  ---------  ---------  ---------  ---------
Expenses:
  Cost of subscription services....................            --            --        209        580        330        975
  Cost of consulting services......................            --            --         --         --         --        254
  Research and development.........................            --           392        732      1,226        838      1,297
  Sales and marketing..............................            --           186        817      1,529        931      2,989
  Operations.......................................            --            --         63        514        292      1,024
  General and administrative.......................            16            80        278        647        459        849
  Amortization of stock-based compensation.........            --            --         --         --         --        234
                                                            -----     ---------  ---------  ---------  ---------  ---------
    Total expenses.................................            16           658      2,099      4,496      2,850      7,622
                                                            -----     ---------  ---------  ---------  ---------  ---------
    Income (loss) from operations..................            12          (628)    (2,018)    (2,957)    (1,902)    (3,513)
Interest income (expense), net.....................            (1)            6        (31)        39         24       (146)
                                                            -----     ---------  ---------  ---------  ---------  ---------
    Net income (loss)..............................     $      11     $    (622) $  (2,049) $  (2,918) $  (1,878) $  (3,659)
                                                            -----     ---------  ---------  ---------  ---------  ---------
                                                            -----     ---------  ---------  ---------  ---------  ---------
Net income (loss) per share:
  Basic and diluted................................     $    0.03     $   (0.23) $   (0.84) $   (1.10) $   (0.72) $   (0.91)
                                                            -----     ---------  ---------  ---------  ---------  ---------
                                                            -----     ---------  ---------  ---------  ---------  ---------
  Pro forma net loss per share.....................                                             (0.28)                (0.26)
                                                                                            ---------             ---------
                                                                                            ---------             ---------
  Weighted average shares--basic and diluted.......           322         2,733      2,434      2,661      2,594      4,032
                                                            -----     ---------  ---------  ---------  ---------  ---------
                                                            -----     ---------  ---------  ---------  ---------  ---------
  Pro forma weighted average shares--basic and
   diluted.........................................                                            10,376                14,133
                                                                                            ---------             ---------
                                                                                            ---------             ---------

                                                                               AS OF SEPTEMBER 30,
                                                                    ------------------------------------------  AS OF JUNE
                                                                      1995       1996       1997       1998      30, 1999
                                                                    ---------  ---------  ---------  ---------  -----------
                                                                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.........................................  $      10  $     545  $   1,150  $   2,293   $  17,152
Working capital...................................................         22        551      1,007      2,164      16,698
Total assets......................................................         39        711      1,670      3,918      22,862
Notes payable, less current portion...............................         --         --        199        303       2,853
Redeemable convertible preferred stock............................         --      1,262      3,828      8,529      23,381
Total shareholders' equity (deficit)..............................         35       (567)    (2,588)    (5,552)     (6,620)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    YOU SHOULD READ THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS TOGETHER WITH THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    Keynote was founded in June 1995 to measure Internet performance and to market and sell the information derived from our measurement results. In April 1997, we began to sell Keynote PERSPECTIVE, a service that measures the performance and availability of web file downloads. In September 1997, we released and updated all existing customers to a new version of Keynote PERSPECTIVE, which allowed our customers to view the performance data online without installing any software. Our next release of Keynote PERSPECTIVE, in July 1998, allowed our customers to download and analyze the performance of entire web pages, including text and graphics. Our most recent release of Keynote PERSPECTIVE, in April 1999, included our TRANSACTION feature, which measures the time it takes to execute an interactive transaction that involves the display of multiple web pages, such as placing an online stock trade order. In July 1999, we introduced our Keynote LIFELINE service. In January 1999, we began offering consulting services, which are designed to assist our customers in evaluating, interpreting and improving their performance measurement and diagnostic results.

    We sell our services primarily through our telesales organization located in San Mateo, California. We also market our services through our web site. We derive revenues from direct sales to customers as well as from web-hosting and Internet service providers, who, in addition to using our service as a diagnostic tool in their own operations, also sell or bundle our services to part of their customer base as a value-added service to these customers. We have begun to market our products through, VeriSign and Network Solutions, which are companies that provide services complementary to ours.

    We derive and expect to continue to derive all of our subscription revenues from the sale of our Internet performance measurement, consulting and diagnostic services. Keynote PERSPECTIVE is a subscription-based service which our customers purchase for an initial three-month term and then may renew their subscription on a month-to-month basis. Subscription fees vary based on the number of web-site addresses measured, the number of measurement locations, the frequency of the measurements, the additional features ordered and the amount of consulting services. Although consulting revenues have not been significant to date, we believe that consulting revenues may become more important in the future as we pursue additional consulting opportunities. Our international revenues to date have not been significant.

    We recognize revenues ratably as services are performed. We typically invoice our customers monthly in advance for our services. Any unearned revenue is recorded as deferred revenue on our balance sheet. As of June 30, 1999, we had recorded $935,000 of deferred revenue. Revenues from our consulting services are recognized as the services are performed; a typical project lasts one month. For longer consulting projects, we anticipate recognizing revenue on a percentage-of-completion basis.

    Our business has grown since inception, with total revenues of $30,000 for the fiscal year ended September 30, 1996, $81,000 for the fiscal year ended September 30, 1997, $1.5 million for the fiscal year ended September 30, 1998 and $4.1 million for the nine months ended June 30, 1999. We incurred net losses of $622,000 for the fiscal year ended September 30, 1996, $2.0 million for the fiscal year ended September 30, 1997, $2.9 million for the fiscal year ended September 30, 1998 and $3.7 million for the nine months ended June 30, 1999. We expect to incur significant losses in the future.

RESULTS OF OPERATIONS

    NINE MONTHS ENDED JUNE 30, 1998 AND 1999

    REVENUES

    Our revenues were $948,000 for the nine months ended June 30, 1998 and $4.1 million for the nine months ended June 30, 1999, representing an increase of $3.2 million, or 338%. Subscription services represented 100% of total revenues for the nine months ended June 30, 1998 and 98% of total revenues for the nine months ended June 30, 1999. The increase in total revenues was attributable to the increase in both the number of customers and the revenue per customer. For the nine months ended June 30, 1998, one customer, Digex, accounted for approximately 18% of total revenues. For the nine months ended June 30, 1999, no single customer accounted for more than 10% of total revenues.

    EXPENSES

    COST OF SUBSCRIPTION SERVICES. Cost of subscription services consists of connection fees to Internet service providers for deployment of our measurement computers around the world and depreciation, maintenance and other equipment charges for our measurement infrastructure. Our cost of subscription services was $330,000 for the nine months ended June 30, 1998 and $975,000 for the nine months ended June 30, 1999, representing an increase of $645,000, or 195%. This increase was primarily due to the greater number of measurement computers deployed, resulting in higher connection fees and more depreciation and equipment charges. Cost of subscription services was 35% of subscription services for the nine months ended June 30, 1998 and 24% of subscription services for the nine months ended June 30, 1999.

    COST OF CONSULTING SERVICES. Cost of consulting services consists of compensation expenses for consulting personnel and related costs. Our cost of consulting services was $0 for the nine months ended June 30, 1998 and $254,000 for the nine months ended June 30, 1999. Cost of consulting services exceeded consulting services revenue for the nine months ended June 30, 1999 because our consulting division was formed in January 1999. We expect that the cost of consulting services as a percentage of consulting-services revenue will be greater than the cost of subscription services as a percentage of subscription services revenues.

    RESEARCH AND DEVELOPMENT. Research and development expenses consist primarily of compensation and related costs for research and development personnel and outside contractors. Our research and development expenses were $838,000 for the nine months ended June 30, 1998 and $1.3 million for the nine months ended June 30, 1999, representing an increase of $462,000, or 55%. This increase was primarily related to the increase in software engineers, project management and quality assurance personnel and outside consultants. To date, all research and development expenses have been expensed as incurred. We believe that a significant increase in our research and development investment is essential for us to maintain our market position and to continue to enhance and expand our services. Accordingly, we anticipate research and development expenses are likely to increase in the foreseeable future.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, lead-referral fees, marketing programs and travel expenses. Our sales and marketing expenses were $931,000 for the nine months ended June 30, 1998 and $3.0 million for the nine months ended June 30, 1999, representing an increase of $2.1 million or 226%. This increase reflects our investment in additional personnel in our sales and marketing organization and marketing programs. It also includes salaries and referral fees to recruit and hire sales management, sales representatives and sales engineers. We believe that a significant increase in our sales and marketing efforts is essential for us to maintain our market position and to further increase acceptance of our services. Accordingly, we anticipate sales and marketing expenses will increase in the foreseeable future.

    OPERATIONS. Operations expenses consist primarily of compensation and related costs for management personnel, technical support employees and consultants who manage and maintain our measurement and headquarters infrastructure and support our customers. Our operations personnel also work closely with other departments to assure the reliability of our services and to support our sales and marketing activities. Operations expenses were $292,000 for the nine months ended June 30, 1998 and $1.0 million for the nine months ended June 30, 1999, representing an increase of $708,000, or 242%. This increase was primarily related to the hiring of personnel to manage and support our growing customer base. We believe that continued investment is necessary to support our ability to successfully develop, deploy and operate our growing Internet measurement infrastructure, as well as to successfully support our customer base. Accordingly, we anticipate that operations costs will increase in the foreseeable future.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries and related expenses, accounting, legal and administrative expenses, professional service fees and other general corporate expenses. Our general and administrative expenses were $459,000 for the nine months ended June 30, 1998 and $849,000 for the nine months ended June 30, 1999, representing an increase of $390,000, or 85%. This increase was primarily related to hiring additional employees to support the growth of our business and to an increase in outside contractors expense.

    AMORTIZATION OF STOCK-BASED COMPENSATION. Some options granted during the fiscal year ending September 30, 1999 have been considered to be compensatory, as the estimated fair value for accounting purposes was greater than the stock price as determined by the board of directors on the date of grant. As a result, we have recorded in general and administrative, expenses of $153,000 for the nine months ended June 30, 1999 relating to the amortization of deferred compensation expense and had an aggregate of $906,000 of deferred compensation remaining to be amortized as of that date. Deferred compensation is amortized on a straight-line basis over the vesting period of the options. We expect amortization of approximately $66,000 in the three months ending September 30, 1999, and $265,000 in fiscal 2000, $265,000 in fiscal 2001, $265,000 in fiscal
2002 and $45,000 in fiscal 2003. In addition, we recorded a compensation charge of $81,000 during the nine months ended June 30, 1999 as a result of our granting of approximately 85,000 performance-based stock options to various employees.

    We believe that our general and administrative expenses will continue to increase in absolute dollars as a result of the continued expansion of our administrative staff and expenses associated with being a public company, including annual and other public reporting costs, directors' and officers' liability insurance and investor relations programs.

    INTEREST INCOME (EXPENSE), NET

    Net interest income (expense) was $24,000 for the nine months ended June 30, 1998 and $(146,000) for the nine months ended March 31, 1999, representing a decrease of $170,000. This decrease was primarily due to higher interest expense related to obligations under equipment loans and notes payable, partially offset by higher interest income from cash and cash equivalents.

    PROVISION FOR INCOME TAXES

    No provision for federal and state income taxes has been recorded because we have experienced net losses since inception which has resulted in deferred tax assets. In light of our recent history of operating losses, we have provided a valuation allowance for all of our deferred tax assets as we are presently unable to conclude that it is more likely than not that the deferred tax asset will be realized.

    As of June 30, 1999, we had net operating loss carryforwards for federal income tax reporting purposes of approximately $8,193,000 available to reduce future income subject to income taxes. As of June 30, 1999, we had net operating loss carryforwards for state income tax purposes of approximately $4,941,000 available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire in various periods through 2019. State net loss carryforwards expire in various periods through 2004. In addition, as of June 30, 1999, we had federal research and development tax credit carryforwards of approximately $148,000. The federal credit carryforwards expire in various periods through 2019. As of June 30, 1999, we had California research and development tax credit carryforwards of approximately $110,000. The California credit may be carried over indefinitely. The U.S. Tax Reform Act of 1986 contains provisions that limit the net operating loss carryforwards and research and development credits available to be used in any given year upon the occurrence of certain events, including a significant change to ownership.

    FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

    REVENUES

    Revenues were $30,000 in fiscal 1996, $81,000 in fiscal 1997 and $1.5 million in fiscal 1998, representing increases of $51,000, or 170%, from fiscal 1996 to fiscal 1997 and $1.4 million from fiscal 1997 to fiscal 1998. One customer, MCI, accounted for 11% of total revenues for fiscal 1997, and one customer, Digex, accounted for 15% of total revenues for fiscal 1998. For fiscal 1996, no single customer accounted for more than 10% of total revenues.

    Revenues for fiscal 1996 consisted of consulting revenue from a consulting project. Commercial release of our measurement services commenced in May 1997. The increase in revenues from fiscal 1997 to fiscal 1998 primarily reflects our increased customer base and the commercial acceptance of our Internet measurement services.

    EXPENSES

    COST OF SUBSCRIPTION SERVICES. Cost of subscription services was $0 in fiscal 1996, $209,000 in fiscal 1997 and $580,000 in fiscal 1998, representing increases of $209,000, from fiscal 1996 to fiscal 1997 and $371,000, or 178%, from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 to fiscal 1998 resulted from the payment of connection fees to Internet service providers for our measurement computers around the world and depreciation, maintenance and other equipment charges for our measurement infrastructure. As a percentage of subscription services revenues, cost of subscription services was 258% in fiscal 1997 and 38% in fiscal 1998.

    COST OF CONSULTING SERVICES. Cost of consulting services was $0 in fiscal 1996, 1997 and 1998. Our consulting division was formed in January 1999.

    RESEARCH AND DEVELOPMENT. Research and development expenses were $392,000 in fiscal 1996, $732,000 in fiscal 1997 and $1.2 million in fiscal 1998, representing increases of $340,000, or 87%, from fiscal 1996 to fiscal 1997 and $468,000, or 64% from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 were primarily related to the increase in the number of software engineers, project management and quality assurance personnel and outside contractors to support our development and testing activities.

    SALES AND MARKETING. Sales and marketing expenses were $186,000 in fiscal 1996, $817,000 in fiscal 1997 and $1.5 million in fiscal 1998, representing increases of $631,000 or 339%, from fiscal 1996 to fiscal 1997 and $683,000, or 84%, from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 reflected the addition of personnel in our sales and marketing organizations, as well as costs associated with increased selling efforts to develop market awareness of our services.

    OPERATIONS. Operations expenses were $0 in fiscal 1996, $63,000 in fiscal 1997 and $514,000 in fiscal 1998, representing increases of $451,000 or 716% from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 were primarily related to the increase in the number of personnel to manage and support our growing customer base.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $80,000 in fiscal 1996, $278,000 in fiscal 1997 and $647,000 in fiscal 1998, representing increases of $198,000, or 248%, from fiscal 1996 to fiscal 1997 and $369,000, or 133%, from fiscal 1997 to fiscal 1998. The increases from fiscal 1996 through fiscal 1998 were primarily the result of increased compensation and related employee expenses for additional finance and administrative personnel to support the growth of our business during these periods.

    INTEREST INCOME (EXPENSE), NET

    Net interest income (expense) was $6,000 in fiscal 1996, $(31,000) in fiscal 1997 and $39,000 in fiscal 1998, reflecting interest earned on cash in interest-bearing accounts during the respective periods in fiscal 1996 and 1998. The interest expense in fiscal 1997 was related to obligations under equipment loans and notes payable.

    PROVISION FOR INCOME TAXES

    No provision for federal and state income taxes has been recorded because we have experienced net losses since inception which has resulted in deferred tax assets. In light of our recent history of operating losses, we have provided a valuation allowance for all of our deferred tax assets as we are presently unable to conclude that it is more likely than not that the deferred tax asset will be realized.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth unaudited statement of operations data for the eight quarters ended June 30, 1999. The data have been derived from unaudited condensed financial statements not included in this prospectus that have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the information when read in conjunction with the audited financial statements and related notes. These operating results are not necessarily indicative of results of any future period.

                                                                     QUARTER ENDED
                                    -------------------------------------------------------------------------------
                                     SEPT.    DEC. 31,  MARCH 31,  JUNE 30,   SEPT.    DEC. 31,   MARCH    JUNE 30,
                                    30, 1997    1997      1998       1998    30, 1998    1998    31, 1999    1999
                                    --------  --------  ---------  --------  --------  --------  --------  --------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Subscription services............ $    65   $   208   $   337    $   403   $   591   $   889   $ 1,275     1,862
  Consulting services..............      --        --        --         --        --        --        26        57
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Total revenues.................      65       208       337        403       591       889     1,301     1,919
                                    --------  --------  ---------  --------  --------  --------  --------  --------
Expenses:
  Cost of subscription services....      72        86        89        155       250       168       285       522
  Cost of consulting services......      --        --        --         --        --        --        87       167
  Research and development.........     189       262       237        339       388       325       338       634
  Sales and marketing..............     226       292       285        354       598       627       936     1,426
  Operations.......................      38        41        80        171       222       229       320       475
  General and administrative.......     100       154       154        151       188       254       189       406
  Amortization of stock-based
   compensation....................      --        --        --         --        --        23       123        88
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Total expenses.................     625       835       845      1,170     1,646     1,626     2,278     3,718
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Loss from operations...........    (560)     (627)     (508)      (767)   (1,055)     (737)     (977)   (1,799)
Interest income (expense), net.....      (8)       (7)       (1)        32        15       (61)      (88)        3
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Net loss....................... $  (568)  $  (634)  $  (509)   $  (735)  $(1,040)  $  (798)  $(1,065)  $(1,796)
                                    --------  --------  ---------  --------  --------  --------  --------  --------
                                    --------  --------  ---------  --------  --------  --------  --------  --------
AS A PERCENTAGE OF TOTAL REVENUES:
Revenues:
  Subscription services............     100%      100%      100%       100%      100%      100%       98%       97%
  Consulting services..............      --        --        --         --        --        --         2         3
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Total revenues.................     100       100       100        100       100       100       100       100
                                    --------  --------  ---------  --------  --------  --------  --------  --------
Expenses:
  Cost of subscription services....     111        41        26         38        42        19        22        27
  Cost of consulting services......      --        --        --         --        --        --         7         9
  Research and development.........     291       126        70         84        66        37        26        33
  Sales and marketing..............     348       140        85         88       101        70        72        74
  Operations.......................      58        20        24         42        38        26        25        25
  General and administrative.......     154        74        46         38        32        29        15        21
  Amortization of stock-based
   compensation....................      --        --        --         --        --         3         9         5
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Total expenses.................     962       401       251        290       279       183       176       194
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Loss from operations...........    (862)     (301)     (151)      (190)     (179)      (83)      (75)      (94)
Interest income (expense), net.....     (12)       (3)       (0)         8         3        (7)       (7)       (0)
                                    --------  --------  ---------  --------  --------  --------  --------  --------
    Net loss.......................    (874)%    (305)%    (151)%     (182)%    (176)%     (90)%     (82)%     (94)%
                                    --------  --------  ---------  --------  --------  --------  --------  --------
                                    --------  --------  ---------  --------  --------  --------  --------  --------

    During the eight quarters ended June 30, 1999, our subscription revenues consistently grew as a result of increased demand for Internet performance measurement and diagnostic services. In addition, beginning in the first quarter of fiscal 1999, we created a new consulting services organization to help customers to maximize the value of the information they receive to improve their web-site performance.

    The trends discussed in the annual comparisons of operating results from fiscal 1996 to fiscal 1998 apply generally to the comparison of results of operations for the eight quarters ended June 30, 1999. In general, expenses increased significantly as a result of:

    - increased personnel;

    - increased depreciation and other equipment costs for our expanding measurement computers infrastructure;

    - increased spending for marketing and promotional activities;

    - higher recruiting and related hiring expenses for additional senior management and other personnel;

    - increased co-location fees for our measurement computers; and

    - increased use of independent contractors and other outside services for continued research and development activities.

LIQUIDITY AND CAPITAL RESOURCES

    Since our inception, we have funded our operations primarily through private placements of our common stock and convertible redeemable preferred stock with strategic investors, venture capital firms and private investors. We have raised approximately $25.8 million, net of offering costs, from the sale of common stock and preferred stock. In addition, we financed our operations through subordinated and other debt, equipment loans and a capital lease. The principal balance outstanding at June 30, 1999 for these loans and leases was approximately $4.4 million. At June 30, 1999, we had approximately $17.2 million in cash and cash equivalents.

    Net cash used in operating activities was $591,000 in fiscal 1996, $1.8 million in fiscal 1997, $2.7 million in fiscal 1998, $1.8 million in the nine months ended June 30, 1998 and $4.1 million in the nine months ended June 30, 1999. For all of these periods, net cash used in operating activities was primarily the result of net operating losses and changes in accounts receivable and prepaid expenses, partially offset by changes in deferred revenues and depreciation of property and equipment.

    Since inception, our investing activities have been purchases of property and equipment. Capital expenditures totaled $157,000 in fiscal 1996, $423,000 in fiscal 1997 and $1.0 million in fiscal 1998, and $718,000 for the nine months ended June 30, 1998 and $1.7 million for the nine months ended June 30, 1999.

    Our financing activities provided $1.3 million in fiscal 1996, $2.9 million in fiscal 1997 and $4.9 million in fiscal 1998, and $4.9 million in the nine months ended June 30, 1998 and $20.6 million in the nine months ended June 30, 1999. In fiscal 1996, the $1.3 million consisted of the net proceeds received in connection with the private placement of our Series A redeemable convertible preferred stock. In fiscal 1997, we sold $2.6 million of our Series B redeemable convertible preferred stock, which amount included $900,000 in principal amount of bridge loans from earlier that year. In addition, we received approximately $300,000 from our equipment loans. In fiscal 1998 and the nine months ended June 30, 1998, we received $4.7 million in net proceeds in connection with the sale of our Series C redeemable convertible preferred stock. During the nine months ended June 30, 1999, we received $17.2 million in net proceeds in connection with the sale of stock. Of these proceeds, we received $14.8 million from the sale of Series D redeemable convertible preferred stock and $877,000 from the sale of common stock. The balance of these proceeds was due to option and warrant exercises. In addition, we received $3.6 million in proceeds from equipment and other loans which was slightly offset by $227,000 in loan repayments.

    As of June 30, 1999, our principal commitments consisted of $4.4 million in loans and capital leases. We have granted a security interest in substantially all of our assets to secure these loans. The interest rate on our loans in the form of equipment notes ranged from 5.60% to 10.25% per year and the interest rate on the loans in the form of a promissory note bore interest at a rate of 8.25% per year. As of June 30, 1999, we also had commitments of $1.0 million in future lease payments for our headquarters facility. We had no material commitments for capital expenditures as of June 30, 1999. Because we expect to increase the number of our measurement computers and increase their measurement capacity over the remainder of fiscal 1999, we expect that we will make additional capital expenditures to purchase this equipment. We anticipate that we will also experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel.

    We believe the net proceeds of this offering, together with our existing cash and cash equivalents, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. After that time, if cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain a credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the term of this debt could impose restrictions on our operations. The sale of additional equity or convertible debt securities could result in additional dilution to our shareholders, and we may not be able to obtain additional financing on acceptable terms, if at all. If we are unable to obtain this additional financing, our business may be harmed.

YEAR 2000 COMPLIANCE

    BACKGROUND OF YEAR 2000 ISSUES

    Many currently installed computer systems and software products are unable to distinguish between twentieth-century dates and twenty-first century dates because these systems were developed using two digits rather than four to determine the applicable year. For example, computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This error could result in system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these year 2000 requirements.

    STATE OF READINESS

    Our business depends on the operation of many systems that could potentially be affected by year 2000-related problems. Those systems include, among others:

    - hardware and software systems used by us to deliver services to customers, including our proprietary software systems as well as software supplied by other companies;

    - communications networks such as the Internet and private Intranets;

    - the internal systems of our customers and suppliers;

    - the hardware and software systems used internally by us in the management of our business; and

    - non-information technology systems and services, such as power, telephone systems and building systems.

    Representatives of the research and development, operations and administrative departments have been charged with the responsibility of formulating and implementing our year 2000 readiness and have completed a phased approach to analyzing our operations and relationships as they relate to the year 2000 problem. The phases of our year 2000 program are as follows:

    - assignment of responsibility for external issues, such as products licensed by us from third parties, internal issues, such as systems, facilities, equipment and software;

    - inventory of our operations and relationships subject to the year 2000 problem;

    - comprehensive analysis, including impact analysis and cost analysis, of our year 2000 readiness; and

    - remediation and testing.

    Our services rely on a combination of our proprietary software and commercial software distributed by vendors such as Microsoft, Oracle and Sun Microsystems. We tested our service infrastructure in September 1998 and August 1999 and found no unremediated year 2000-related problems. The service infrastructure consists of software needed to provide service, measure performance, store measurement data and report results. All the dates and the date datatype used in these systems are year 2000 compliant.

    Since our customers do not download any of our software on their computer systems, we believe that our services should not create additional year 2000 problems for our customers' computer systems.

    We have reviewed our important internal management information, software and other systems in order to identify any products, services or systems that are not year 2000 compliant. We have received written year 2000 representations from all significant vendors and third parties. Nineteen vendors represented that their products are year 2000 compliant; one is still testing and has indicated that it will certify compliance before the end of 1999. We have not contacted our web hosting and backbone providers, such as Digex, UUNET and Cable & Wireless, which provide Internet connectivity to our remote measurement computers.

    To date, we have not encountered any material year 2000 problems with our computer systems or any other equipment that might be subject to these problems. We have not incurred material costs in connection with our year 2000 efforts to date and do not expect to do so in the future, other than diversion of employee time from other projects.

    We could also experience serious harm to our business if we fail to identify all year 2000 dependencies in our systems and in the systems of our suppliers, customers and financial institutions. We cannot assure you that the total cost of year 2000 compliance will not be material to our business. We may not identify and remediate all significant year 2000 problems on a timely basis, remediation efforts may involve significant time and expense, and unremediated problems may seriously harm our business.

    RISKS

    Extended power outages or widespread failures across the Internet would create disruptions that would take time to repair. The amount of time required for repairs would depend on the severity of the power outages or widespread failures.

    Users of our services generally rely on sophisticated hardware and complex software products used by our customers which may not be year 2000 compliant. Success of our year 2000 compliance efforts may depend on the success of our customers in dealing with their year 2000 issues. We sell our services to companies in a variety of industries, each of which may be experiencing different year 2000 compliance issues. Customer difficulties with year 2000 issues might require us to devote additional resources to resolve underlying problems.

    Although we have not been a party to any litigation or arbitration proceeding to date about our services and year 2000 compliance issues, we cannot assure you that we will not in the future be required to defend our services in these proceedings, or to negotiate resolutions of claims based on year 2000 issues. The costs of defending and resolving year 2000-related disputes, regardless of the merits of these disputes, and any liability for year 2000-related damages, including consequential damages, would seriously harm our business, results of operations and financial condition. In addition, we believe that purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or upgrade their current software systems for year 2000 compliance or defer additional software purchases until after 2000. As a result, some customers and potential customers may have more-limited budgets available to purchase services such as those offered by us, and others may choose to refrain from changes in their information technology environment until after 2000. To the extent year 2000 issues cause significant delay in, or cancellation of, decisions to purchase our services, our business would be seriously harmed.

    If we experience year 2000 issues with our services or network infrastructure, we could be unable to perform measurements or analyze and deliver data to our customers. This could result in loss of customers and revenues as well as the potential for litigation. This could also require us to devote significant resources to remediating our services or network infrastructure, which would divert our personnel from other important business activities. If we experience year 2000 issues with respect to our other systems, we could be unable to process orders or bill our customers. It could also require us to devote significant resources to correct problems with these systems.

    CONTINGENCY PLAN

    We have acquired connections with additional Internet service providers in the event that our primary Internet service provider fails. We are in the process of developing a formal year 2000 contingency plan for the remainder of our business, which we expect to complete by September 1999.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISKS

    INTEREST RATE SENSITIVITY. Our interest income and expense could be sensitive to changes in the general level of U.S. interest rates, particularly because most of our cash equivalents are invested in short-term debt instruments. If market interest rates were to change immediately and uniformly by ten percent from levels at June 30, 1999, the fair value of our cash equivalents and the interest earned on those cash equivalents would change by an insignificant amount.

    FOREIGN CURRENCY FLUCTUATIONS. We have not had any significant transactions in foreign currencies, nor do we have any significant balances that are due or payable in foreign currencies at June 30, 1999.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to adopt SFAS No. 133 in fiscal 2001.

                                    BUSINESS

OVERVIEW

    Keynote provides Internet performance measurement and diagnostic services to companies that operate e-commerce web sites. We market Keynote PERSPECTIVE and Keynote LIFELINE, global services that measure and assure the quality of service of e-commerce web sites around the world. The foundation of these services is an extensive network of strategically located measurement computers connected to the major Internet backbones in dozens of metropolitan areas worldwide, plus a sophisticated operations center for collecting, analyzing and disseminating Internet performance and availability data. We believe that companies who use our services can increase revenues, improve customer satisfaction and retention, reduce support costs and gain a competitive advantage. We have designed our services to be easy for customers to try, purchase and use on a subscription basis. Our customers include over 400 leading e-commerce companies, with our 10 largest customers based on revenues for the nine months ended June 30, 1999 consisting of Akamai, C--NET, Digex, DoubleClick, Exodus Communications, Hewlett-Packard, Intel, Microsoft, Nasdaq-AMEX and Sandpiper Networks.

INDUSTRY BACKGROUND

    The Internet has emerged as a global medium for communication, content delivery and electronic commerce, or e-commerce, and Internet use continues to increase rapidly. E-commerce is evolving into a mission-critical component of many companies' operations, and is dramatically changing how businesses interact with their customers, suppliers and partners. Many large companies such as FedEx, General Motors, Merrill Lynch and Pfizer now use their web sites as a fundamental, cost-effective way of communicating product and shipment information and conducting business transactions. At the same time, the Internet has spawned new businesses such as Amazon.com and Yahoo!, whose success is tied exclusively to their online offerings. International Data Corporation forecasts that the number of Internet users will grow from approximately 142 million in 1998 to 502 million by 2003, with commensurate growth in e-commerce from $50 billion to $1.3 trillion over the same period.

    The competitive e-commerce environment has created a different set of challenges than those faced by conventional "bricks and mortar" stores. These challenges include price standardization, product commoditization, constant change in the competitive landscape, decreased customer loyalty and low switching costs, plus the need for consistent high quality of service and end-user satisfaction with the online experience. As a result, a key differentiator for many businesses with online offerings can be their quality of service. In e-commerce, quality of service encompasses all aspects of a customer's interactions with a web site that affect the customer's satisfaction with the experience and the desire to repeat it. Quality of service can generally be measured, analyzed and improved along the dimensions of speed, availability and consistency across time and geography. To attract and retain customers, e-commerce web sites must offer fast page downloads, efficient transactions and high reliability all the time or customers may "click away" to a competitor who offers comparable products and services. According to a 1999 study by Zona Research, approximately $4.4 billion per year in e-commerce sales in the United States may be lost due to unacceptable download speeds and the resulting abandonment of online transactions by users.

    Despite substantial investments in e-commerce, building and maintaining a high performance e-commerce site remains a significant challenge. The Internet is a complex, heterogeneous network of communications networks with multiple operators and vendors supplying and managing the underlying infrastructure. To reach customers through the Internet, a company must transmit information from its web site through an Internet service provider, which then passes the data to an Internet backbone provider. Web pages are transmitted to the customer across multiple Internet backbones and service providers along an often indirect path that is determined as the information passes between backbones. There are over 40 major backbone providers in the United States, such as Sprint and UUNET, and thousands of different Internet access providers, such as America Online and EarthLink. In addition to the inherent complexity of the

Internet, many internal and external factors contribute to the e-commerce quality of service problem. These factors include inadequate networking hardware, servers and server software, poorly constructed applications, inadequate communications capacity and poor interconnections between Internet backbone providers. Compounding the quality of service problem, e-commerce companies are inherently global in nature with a geographically dispersed customer base and around-the-clock operations.

    Despite improvements in many underlying Internet technologies, the quality of service problem is increasing. Due to the heterogeneous nature of the Internet, no single vendor of these Internet technologies has the perspective or the incentive to help companies identify and remedy the causes of the problem. As a result, companies have been forced to rely upon anecdotal customer complaints and limited data to respond to problems after they have already occurred and customers and revenues have already been lost. The challenge of assuring performance for e-commerce sites is only increasing as their offerings expand into additional web-site addresses, also known as uniform resource locators, or URLs, and as they become increasingly feature-rich and complex. International Data Corporation forecasts that the number of URLs on the Internet will grow from approximately 925 million in 1998 to 13.1 billion in 2003.

    Given the global, around-the-clock nature of e-commerce, there is a demand today for an independent Internet performance solution that provides companies objective information from around the world all the time to enable e-commerce sites to measure, assure and improve e-commerce quality of service from the perspective of their customers.

THE KEYNOTE SOLUTION

    We provide Internet performance measurement and diagnostic services that enable e-commerce companies to measure, assure and improve quality of service of their web sites. Key features of our solution include:

    INDEPENDENT THIRD PARTY. We do not sell web servers, web software, networking equipment or web hosting services. Therefore, customers can be assured that we do not have any incentive to report performance problems with respect to particular types of equipment or service providers and that we deliver unbiased Internet performance measurement and diagnostic services. Our Internet performance indices of business and consumer web sites are regularly published in leading publications such as BUSINESS WEEK, COMPUTERWORLD, SMART MONEY, THE INDUSTRY STANDARD and USA TODAY. We believe that having our indices appear in these national publications provides us with additional credibility as an independent provider of performance measurement and diagnostic services.

    COMPREHENSIVE GLOBAL MEASUREMENT INFRASTRUCTURE. Because performance problems can occur at many different locations throughout the Internet, we have deployed an extensive network of measurement computers and an operations center for collecting and disseminating performance data. Our computers are deployed in 60 U.S. and 24 international locations and currently execute over 12 million performance measurements per day. This extensive infrastructure enables us to provide our customers with comprehensive, up-to-the-minute performance data that can be used to assure and improve their quality of service.

    SUBSCRIPTION SERVICE. Our customers purchase our Internet performance measurement and diagnostic services on a subscription basis with an initial three-month term. With only a web browser, customers can try, purchase and immediately use our services without the need to develop an internal computer infrastructure or install any software. In addition, as changes occur in the Internet or our services, our customers do not need to update their systems or change the way they receive information from us.

    EASY-TO-USE VIEWING AND ANALYSIS. Our automated service continually collects and delivers quality-of-service data around the clock to our customers and enables them to conveniently view, analyze and act on the performance measurements. Our proprietary statistical software filters, sorts, summarizes and presents the large volume of complex performance measurement data in easy-to-understand charts, graphs and tables. Customers can view performance and diagnostic reports through any web browser, and can be notified by email or pager when performance thresholds are reached.

    COMPREHENSIVE RANGE OF SERVICE OFFERINGS. In order to extend the reach of our services to a broad cross-section of e-commerce web sites, we offer our entry-level Keynote LIFELINE service which measures a web site from one or two geographic locations. LIFELINE customers can later upgrade to our Keynote PERSPECTIVE service, which is a comprehensive offering that features measurements of benchmark pages, full pages, secure pages and multi-page transactions from multiple locations and Internet backbones.

    FOCUSED CONSULTING SERVICES. Consulting enhances our subscription services by helping our customers to evaluate and respond to their performance-measurement and diagnostic results. We provide our customers with performance audits producing a detailed report on their e-commerce web-site performance. Our customers often use these audits as formal, disinterested performance reports to their own management and customers. To help our customers to architect new web-site offerings, we also plan to provide in-depth performance consulting along with live testing of prototype designs, based on our experiences with major e-commerce sites.

STRATEGY

    Our objective is to maintain and expand our leadership in providing Internet performance measurement and diagnostic services to e-commerce web sites. Key elements of our strategy are:

    EXTEND MARKET PENETRATION. We plan to continue to build our internal sales and marketing capabilities by increasing the size of our direct sales force and the number of our telesales call centers. We plan to promote our entry-level service, LIFELINE, as an easy-to-try, easy-to-buy Internet performance solution. We will then seek to sell additional services to these entry-level customers, such as our flagship Keynote PERSPECTIVE service. We also plan to continue to promote, and seek to have published, our performance indices. We believe that if these indices become well-publicized in the market, potential customers will be more interested in measuring the performance of their web sites against these indices and will therefore increase demand for our services. In addition, we will continue to actively develop co-marketing relationships with Internet service providers and other suppliers of complementary products and services to our target customers.

    INCREASE CUSTOMER RELIANCE ON OUR SERVICES. We intend to introduce new features for our services so that our customers remain focused on their web site's performance and our services in particular as their e-commerce web sites grow. We currently offer daily performance reporting via email and intend to offer additional reporting methods designed to keep our customers constantly aware of their web site's performance. We also recently introduced bi-weekly online training programs for our customers. We intend to develop and market additional service components to add value to our customers' attempts to improve the quality of service of their e-commerce web sites, similar to our recent introduction of a service to measure the efficiency and success rates in initiating and completing multi-page electronic transactions.

    EXPAND OUR BRAND AWARENESS AS "THE INTERNET PERFORMANCE AUTHORITY-TM-". We intend to expand our traditional and online marketing strategies to increase customer awareness and brand recognition, including advertisements in the trade and business press, direct email and other targeted marketing campaigns. For example, we are planning to host an annual Internet performance conference to serve as an important branding and customer-recruitment event. In addition, we intend to expand our roster of published web performance indices to include major e-commerce segments such as banking, shopping and portals, and we intend to publish these indices in relevant industry publications.

    ESTABLISH RELATIONSHIPS WITH COMPLEMENTARY VENDORS. We believe that a significant market opportunity exists to sell our services to companies with high-volume or mission-critical web sites. Therefore, we believe that we can benefit from co-marketing relationships with other companies that sell complementary products and services to our target customers. We have important contractual relationships with VeriSign and Network Solutions to co-market our services to their own customers on a co-branded basis bundled with their own services, and we will seek to increase the number of these relationships. In addition, we intend to pursue relationships with major consulting firms in order to encourage them to recommend and specify our services to their Fortune 500 customers.

    INCREASE OUR INTERNATIONAL PRESENCE. We believe that the international expansion of e-commerce provides us with significant opportunities to offer our services globally. We plan to increase both the number of international locations where we provide services and the number of measurement computers deployed internationally. We currently sell our services directly to international customers, which include BBC, Dell (Japan), ANZ Bank and TNT Express, and we intend to build call centers in Europe and Australia in order to increase our international presence. To date, revenues from our international customers have constituted less than 10% of our total revenues for each of our fiscal years as well as the nine months ended June 30, 1999. We also intend to pursue relationships with providers of complementary products and services in Europe, Asia and Australia. We do not anticipate that we will incur a material increase in our total expenses due to our proposed international expansion.

    EXPAND OUR SERVICE OFFERINGS INTO ALL ASPECTS OF QUALITY OF SERVICE FOR E-COMMERCE. We intend to broaden our measurement services to include a variety of Internet access methods, such as dial-up modem, digital subscriber lines, cable modem and other broadband access technologies, from either stationary or mobile computing devices. We also intend to expand our service offerings by measuring the speed with which a web site can be navigated and desired content located. Finally, we intend to measure the impact of new Internet technologies, such as streaming audio and video, multi-casting and Internet telephony.

KEYNOTE SERVICES

    Our services enable customers to measure, assure and improve their e-commerce quality of service from multiple vantage points around the world. These services are summarized in the following table:

------------------------------------------------------------------------------------------
      SERVICE OFFERINGS                  FEATURES                        PRICES
  Keynote PERSPECTIVE.         - measures performance and     From $295 per month per URL
  Targets e-commerce web         availability of web-page     measured, with higher prices
  sites with a national or       downloads                    depending on frequency and
  worldwide customer base as   - measures transaction         geographic coverage of
  well as heavy traffic        execution time                 measurements
  levels.                      - measurements taken from
                                 multiple locations around
                                 the world
                               - measurements taken around
                               the clock at each location at
                                 customer-specified
                                 intervals of 3 minutes to 4
                                 hours
                               - can measure and compare
                                 performance and
                                 availability of any
                                 publicly accessible web
                                 pages on the Internet
  Keynote LIFELINE. Targets    - measures performance and     $695 per year per URL
  regionally oriented web        availability of web page     measured
  sites and web sites with       downloads
  lower traffic levels.        - measurements taken from one
                               or two locations in the
                                 United States selected by
                                 the customer
                               - measurements taken around
                               the clock at intervals of 10
                                 minutes or 1 hour
  Professional Services        - COMPETITIVE AUDIT to         From $5,000 per engagement,
                               compare web-site performance   depending on size and
                                 and availability against     complexity
                                 multiple competitive web
                                 sites
                               - ADVANCED DIAGNOSTIC AUDIT
                               to make specific
                                 recommendations to improve
                                 quality of service
                               - custom consulting
                               engagements

    Keynote PERSPECTIVE is sold on a monthly subscription basis and Keynote LIFELINE is sold only on an annual subscription basis.

    We were founded in June 1995 and until we released our Keynote PERSPECTIVE service in April 1997, we were engaged in market research and the design and engineering of our services. We have introduced additional versions of this service, most recently in April 1999, so that PERSPECTIVE now includes the ability to measure web page download times, secure web page downloads and multi-page transactions. In July 1999, we introduced our Keynote LIFELINE service. Also, in January 1999, we formed our professional services organization. In April 1997, we had deployed measurement computers in 18 locations, and the number of locations increased to 84 at June 30, 1999. Our measurement computers currently measure the performance of between approximately 5,000 and 6,000 web sites. We intend to deploy additional measurement computers in order to measure in excess of 10,000 web site addresses by the end of the year.

    KEYNOTE PERSPECTIVE AND KEYNOTE LIFELINE

    The foundation of our services is a worldwide network of measurement computers that run our proprietary measurement and data-collection software, plus an operations center for storing and disseminating performance data. Our measurement computers measure and analyze performance data around the clock from an end-user perspective, from Internet connection points in over 35 large metropolitan areas on a variety of Internet backbones. Keynote PERSPECTIVE and Keynote LIFELINE require no installation, configuration or update maintenance by customers because all software runs on our computers and produces results that can be accessed over the Internet through any web browser.

    Our services measure the most common forms of end-user interaction with a web site--downloading simple, complex or secure web pages and completing multi-page transactions over the Internet.

    BENCHMARK PAGE. This portion of Keynote PERSPECTIVE and Keynote LIFELINE measures and compares the download time of a single web object such as a text file or graphic element. With this data, web-site managers can measure and manage the effect of user geography and Internet backbones on the end user's perceived performance of their web site.

    FULL PAGE COMPONENTS. This portion of Keynote PERSPECTIVE and Keynote LIFELINE measures the time it takes to access and download all of the elements of a web page, including the text file and any graphic images and complex page structures. FULL PAGE COMPONENTS is targeted at fast-changing web sites, enabling them to measure the effects of web-page design on end users' experience with the web site over time and geography.

    SECURE PAGE. This portion of Keynote PERSPECTIVE measures the time it takes to access a secure, encrypted page or execute a single-page transaction through a secure page. This enables web sites to manage the effect of content and security applications on end users' experience with web pages containing sensitive information such as account balances or credit-card numbers.

    TRANSACTION. This portion of Keynote PERSPECTIVE measures the time it takes to execute an interactive transaction that involves the display of multiple web pages. This enables web sites to optimize the performance of e-commerce transactions by tracking the effects of web-page content and back-end processing on end users' experience. A brokerage transaction, for example, might include a series of interactions with a login page, a balance-inquiry page, a stock-quote page, a buy-order page, a confirm-order page and a logout page.

    Key features of our Keynote PERSPECTIVE and Keynote LIFELINE services include:

    STANDARD AND CUSTOM REPORTING. Measurements are delivered to our customers through threshold-based alarms by email or pagers as well as online through a web-browser-based interface. Summary reports that are delivered to customers by email on a daily basis provide quick access to hourly, daily and weekly performance data. Our customers can configure performance alarms based on thresholds such as time-interval and city parameters to automatically notify them when performance problems occur.

    COMPREHENSIVE DIAGNOSTICS. A "drill down" feature allows our customers to specify a time period and metropolitan area and then to search specific data to localize, analyze and diagnose problems. We also maintain automated diagnostic centers at all measurement locations which allow our customers to investigate performance bottlenecks and delays by tracing a URL request from that location, performing error analysis and pinpointing which Internet service provider, backbone provider or other source is responsible for the performance delay.

    Our customers can also analyze full-page measurement data to pinpoint and address the cause of a performance delay. A full-page download consists of a hypertext markup language page along with all associated images and complex page structures. The full-page download time can be further dissected into as many as six constituent elements, such as domain name service lookup time or redirect time. This level of detail allows network engineers and web-site managers to precisely pinpoint the cause of any performance delay and quickly resolve it. As changes are made to web-site content, connectivity or architecture, the resulting effect on performance can also be precisely measured and compared.

    COMPARATIVE ANALYSIS. In addition to delivering consistent performance, e-commerce sites must ensure that they can perform more quickly and reliably than competing web sites. Our customers can compare their performance against competing sites selected by the customer and also against our performance indices--the KEYNOTE BUSINESS 40 INDEX and the KEYNOTE WEB BROKER TRADING INDEX.

    MULTIPLE VIEWS OF WEB SITE PERFORMANCE. From any web browser, our customers can easily access historical web-site performance data over any time range within the previous six weeks. This data can be displayed in summary form as well as in customizable graphs that depict performance and types of error over time, metropolitan area or Internet backbone provider. This data can also be easily downloaded, archived and used in our customers' other applications.

    CUSTOM MEASUREMENT COMPUTERS. For companies that implement extranets or other private computer networks, we can deploy custom measurement computers to measure the performance of these networks from specified locations and at specified times. These measurement computers can be deployed near the company's own web site, at key Internet access points used by the company, or at the other business offices of the company or its suppliers and customers. Measurements are delivered to our operations center where they are integrated with and compared to other public web-site measurement data.

    PROFESSIONAL SERVICES

    In order to help our customers maximize the benefits of our services, we offer two audits: the COMPETITIVE AUDIT and the DIAGNOSTIC AUDIT.

    COMPETITIVE AUDIT. Our COMPETITIVE AUDIT is designed to provide an unbiased, comprehensive report on a customer's web-site performance and availability as compared to their competitors, as determined by the customer, and industry benchmarks. The COMPETITIVE AUDIT typically requires four weeks to complete and comprises the following phases:

    - MEASUREMENT. We measure the quality of service that a customer's web site provides to its users over differing geographies and times;

    - EVALUATION. We analyze these measurements to evaluate the performance and reliability of a customer's web site compared to both the customer's competitors and to industry benchmarks;

    - DIAGNOSIS. We identify bottlenecks and stress points in a customer's web site and in the web site's connection to the Internet. We do this by looking at download and transaction times, and by examining the types of errors encountered and their patterns over geography and time; and

    - IMPROVEMENT. We recommend practical changes the customer can implement to improve quality of service.

    DIAGNOSTIC AUDIT. Our DIAGNOSTIC AUDIT is a follow-on service that complements our COMPETITIVE AUDIT to more closely analyze the e-commerce quality of service problems that were highlighted by the COMPETITIVE AUDIT. These consulting engagements can be individually structured and may vary both in the length of the audit and in the nature of the services we provide. For example, we can work with the customer's staff to provide recommendations in the areas of Internet connectivity, multiple hosting sites and the impact of caching and other content-distribution strategies.

TECHNOLOGY AND ARCHITECTURE

    We designed our Internet performance measurement infrastructure to allow us to implement a flexible, scalable solution to e-commerce quality of service problems. Our architecture consists of three key components: measurement computers, our operations center and reporting and analysis tools.

                     KEYNOTE GLOBAL INFRASTRUCTURE GRAPHIC

    [The captions in the diagram are "Performance Measurement," "Data Collection, Storage and Dissemination" and "Easy-to-Use Reporting and Analysis."

    The left side of the diagram under the Performance Measurement caption has the caption "Measurement Computers." Beneath this caption are two icons with the caption "Customer Web Sites." From these icons are four two-way arrows pointing at four icons representing our measurement computers.

    In the center of the diagram under the Data Collection, Storage and Dissemination caption is the caption "Scalable Operations Center." Below the caption is an icon representing our operations center. The caption under the icon reads "Multiple database and applications servers.

    In the right side of the diagram under the Easy-to-Use Reporting and Analysis" caption are four icons. One is a pager with a caption beneath it which reads "Pager and email alerts." Below that is a computer with a caption which reads "Daily email reports." Below that is a computer with a caption below it which reads "Web-based analysis." The last picture is a computer with a caption below it which reads "Data Feed (API/ FTP)."]

    MEASUREMENT COMPUTERS. Our measurement computers are Windows-based computers that run our proprietary software to replicate the experience of a user accessing web sites through a standard web browser. We designed our measurement-computer software to perform thousands of download measurements concurrently without distorting or affecting the integrity of any single measurement. The measurement computers are located at the facilities of Internet service providers that are selected to be statistically representative of Internet users in that geographic location. At some locations, we employ multiple Internet connections and install equipment racks that can accommodate multiple measurement computers, allowing for large-scale, rapid deployment of additional measurement computers. The hosting arrangements typically have terms ranging from three months to one year, although our more recent agreements have typically had a one-year term. We typically pay a small set-up fee and pay monthly fees to continue to locate the measurement computers at these locations. These fees typically are less than $1,000 per computer. We also pay additional fees for communications lines. For the nine months ended June 30, 1999, fees related to operating our measurement computer network infrastructure, without taking into account non-cash expenses related to the depreciation of computer hardware, represented less than 10% of our total expenses for that period.

    These computers access a web site to download web pages and execute multi-page transactions, just like end users do, while taking measurements of every component in the process. The computers take measurements continually throughout the day, at intervals as short as three minutes, depending on the customer's requirements and subscription service level.

    As of June 30, 1999, we had deployed more than 200 measurement computers in 60 domestic and 24 international locations, with some locations having multiple measurement computers in order to provide different types of measurements or to accommodate higher measurement volume. Our measurement computers currently execute more than 12 million performance measurements each day.

    We intend to continue to expand the number of measurement computers so that we can measure in excess of 10,000 web site address by the end of this calendar year, as compared to the approximately 5,000 to 6,000 web site addresses we currently measure. We also intend to upgrade our communications lines to our existing and new measurement computers. Therefore, we expect that our cost of subscription services will increase substantially over our next fiscal year. We intend to fund the cash portion of these expenses from our available cash, which was $17.2 million as of June 30, 1999, and customer revenue. If these sources are insufficient, we could use a portion of the net proceeds from this offering to fund these expenses.

    SCALABLE OPERATIONS CENTER. Our operations center is designed to be scalable to support large numbers of measurement computers and to store, analyze and manage large amounts of data from these computers. Our measurement computers receive instructions from, and return collected data to, our operations center. The data are stored in a large database under a proprietary transaction-processing system that we designed to be efficient in storing and delivering measurement data with sub-second response times that are independent of increases in capacity. We also employ many proprietary, high-performance application server computers that manage the collection of measurement data, the insertion of the data into our database and the dissemination of this data to our customers in a variety of forms and delivery methods. We have automated this process with proprietary system-administration tools that link our sales order-entry and billing systems.

    EASY-TO-USE REPORTING AND ANALYSIS TOOLS.

    - PAGER AND EMAIL ALERTS. Our customers are notified by email or pager when download times exceed a particular value in specific cities or error counts indicate that a web site is unresponsive.

    - DAILY EMAIL REPORTS. Our customers can receive a daily or weekly email that summarizes the performance and availability of measured web sites and compares them to industry averages for the same time period.

    - WEB-BASED ANALYSIS. Through their web browsers, our customers can login to our operations center with a password to retrieve, view and analyze measurement data in multiple formats.

    - DATA FEED. Our customers may also retrieve measurement data through an application program interface, or API, or through bulk file transfers using an industry-standard file-transfer protocol called FTP. This allows our customers to embed our measurement data in their own software to create custom data-analysis applications.

    We have occasionally experienced outages of our service in the past caused by a variety of factors, including operator error, the failure of a back-up computer to operate when the primary computer ceased functioning and power outages due to our previous facilities being inadequately equipped to house our operations center. We have addressed this problem by moving to a new facility which is designed to more easily support a larger number of computers. We also have meetings subsequent to each outage to identify the cause of the outage to ensure that the same problem does not occur in the future. Other than power outages in our previous facilities, we have not experienced multiple outages caused by the same problem.

CUSTOMERS

    We sell our PERSPECTIVE and LIFELINE services to our customers on a subscription basis. As of June 30, 1999, we were providing our services to over 400 companies. The following is a list of each of our customers that purchased $1,000 or more of our services in June 1999:

ONLINE RETAILERS
Amazon.com
Artist Direct
Barnes & Noble
BestBuy Online
BT Office Products
Columbia House
eToys
Fisher Scientific
Internet Shopping Network
Micro Warehouse
Motorola
N2K
Office Depot
Onsale
Shopnow.com
Value America
Virtual Vineyards

COMPUTER PRODUCTS
Advantis
CDS
Comet Systems
Compaq
Dell Computer
EMC
Hewlett-Packard
IBM
Ingram Micro
Intraware
Lotus
Navisite
Newbridge Networks
Novell
Oracle
Philips
Silicon Graphics
Storage Tek
Sybase
TechData
Telecordia Technologies

ADVERTISING SERVICES
AdForce
Adknowledge
Avenue A Media
Bell South Intelliventures
Cobalt Group
DoubleClick
Flycast
MediaPlex
NetGravity

FORTUNE 500
Eastman Kodak
FedEx
Ford Motor
General Motors
Pfizer

CONTENT SITES
Adam.com
All Apartments
American Express Travel
  Services
American School
Autoweb.com
Babycenter.com
Bamboo.com
Citysearch.com
C--NET
CoolSavings.com
Dr. Koop
Egreetings Network
Garden.com
Homestore.com
Interactive Telecom
Looksmart
Microsoft
One & Only Network
PC World
QuestLink Technology
Sabre Inc./Travelocity
Southwestern Bell
Sportsline
Starwave
Trip Online
US WEST Dex
Voice Media
VR Services
Weather Channel
Web Connection
WebGenesis

FINANCIAL SERVICES
BFC Getsmart
Charles Schwab
Disclosure
Dun & Bradstreet
First USA
Intuit
Motley Fool
Nasdaq
NextCard
VISA International
Wells Fargo

INTERNET INFRASTRUCTURE
AboveNet
Akamai
Cisco
Concentric
Data Return
Digital Island
Digex
Earthweb
Exodus Communications
Interliant
InterNAP
iXL Memphis
NetMind
Nextel
Sandpiper
Sprint Consumer Division
US West
USA.Net
US Internetworking
UUNET
Verio
VeriSign

MEDIA AND INFORMATION
British Broadcasting Corporation
Big Star Entertainment
EBSCO
Encyclopedia Britannica
Forrester Research
Harris-Black
Nando Media
Time Warner
Tribune Media Services
USA Today

PORTALS
About.com
AskJeeves
eBay
Geocities
Infoseek
Netscape
Northern Light Technology
Remarq Communities
Snap
Yahoo!

    Our customers typically enter into an initial three month subscription agreement to purchase our services and then may choose to renew these services on a monthly basis after the initial term.

    The following are examples of how some of our customers use our services. These are current customers of the Keynote PERSPECTIVE service and were selected because we believe they provide representative examples of how our customers use our services.

    AKAMAI TECHNOLOGIES. Akamai operates a global network for Internet content delivery that is designed to accelerate web-site performance for e-commerce companies and content providers. Promising 100% Internet content delivery, Akamai is keenly focused on providing a superior level of performance that is better than any of their competitors'. Akamai uses Keynote PERSPECTIVE to take before and after measurements that demonstrate and quantify the performance improvement delivered by their fault-tolerant content distribution network. Using Keynote, Akamai can provide an objective and real-world comparison of end-user performance from multiple user locations across the world. Akamai accounted for approximately 2% of our revenues for the nine months ended June 30, 1999.

    CISCO SYSTEMS, INC. With 1998 revenues of $8.5 billion, Cisco is a worldwide leader in networking hardware and software solutions for the Internet. Cisco's web site is one of the largest e-commerce sites in the world, and Cisco reports that 85% of their software is currently being delivered and 75% of their technical support is currently occurring over the web. Cisco has a corporate-wide commitment to customer satisfaction, and maintaining high web-site performance is a critical component of their customer-satisfaction strategy. Keynote plays a key role in Cisco's performance-enhancement strategy, helping them continually measure and assure the performance and availability of their geographically distributed corporate web servers. Cisco accounted for less than 1% of our revenues for the nine months ended June 30, 1999.

    FLYCAST COMMUNICATIONS CORPORATION. Flycast is a leading provider of response-oriented online advertising. In order to provide high value to its customers, Flycast needs to deliver banner ads quickly and efficiently from its ad servers. Flycast uses Keynote PERSPECTIVE to measure and help assure the availability and performance of its web servers for receipt, request and delivery of ads. Flycast also continually measures the performance of key competitors' web-sites, and top management regularly reviews Keynote data to ensure that Flycast achieves its goal of being the performance leader in its industry. Flycast accounted for approximately 1% of our revenues for the nine months ended June 30, 1999.

    MICROSOFT CORPORATION.-REGISTERED TRADEMARK- MSN-TM- is the network of Internet services from Microsoft that helps people better organize the web around what's important to them. MSN properties include CarPoint, Expedia, MoneyCentral and Sidewalk. MSN uses Keynote PERSPECTIVE to continually measure the performance and availability of the MSN network from over 90 global user locations in order to optimize consumers' experience and level of satisfaction worldwide. Keynote PERSPECTIVE helps Microsoft establish internal benchmarks for web-site performance and availability, determine the effects of these elements on consumer satisfaction and enhance performance to continually meet consumers' expectations. Microsoft accounted for approximately 9% of our revenues for the nine months ended June 30, 1999.

    WELLS FARGO BANK. San Francisco-based Wells Fargo is the 7th largest bank holding company in the U.S. and one of the world's largest Internet banking providers. With 900,000 customers nationwide doing their banking over the Internet, the Wells Fargo web site must be available and deliver acceptable access times to customers 24-hours a day, 7-days a week. Wells Fargo uses data from Keynote's comprehensive network of software measurement computers to provide statistically valid and customer-relevant information on how customers are actually experiencing performance on its web site. Wells Fargo uses Keynote PERSPECTIVE to analyze performance on multiple distributed web-page servers and several competitors' sites. By enabling the bank to regularly measure competitive performance levels, Keynote enables Wells Fargo to ensure that it delivers an online banking service with performance equal or superior to the competition. Wells Fargo accounted for less than 1% of our revenues for the nine months ended June 30, 1999.

SALES, MARKETING AND CUSTOMER SUPPORT

    SALES

    We sell our services primarily through our direct sales organization in San Mateo, California. Our direct sales organization also provides telephone and email sales support, telemarketing services and pre-sales technical support. We believe our direct sales approach enables us to focus our resources on ascertaining the needs of our customers, to devote significant attention to customer satisfaction and to quickly offer new services to our existing customers. We also market our services through our web site where customers can sign up to try, purchase and use our services.

    We also distribute our services through web-hosting and Internet service providers such as Digex and Frontier GlobalCenter, which manage e-commerce web sites for other companies. These companies sell or bundle our services to part of their customer base as a value-added service to these customers and as a management tool for themselves. We also market our services through VeriSign and Network Solutions, which are companies that sell services complementary to ours.

    MARKETING

    We maintain an active marketing program designed to create brand awareness through industry-standard benchmark indices that evaluate and rank the relative performance of various web sites. Keynote indices include:

    - KEYNOTE BUSINESS 40 INDEX of 40 selected business web sites, published regularly in leading newspapers and trade publications;

    - KEYNOTE/INTERNET WORLD WEB PERFORMANCE INDEX of 20 leading consumer web sites, published in each edition of INTERNET WORLD magazine;

    - BOARDWATCH/KEYNOTE BACKBONE WEB HOSTING INDEX of major U.S. Internet backbone providers, published regularly in BOARDWATCH magazine; and

    - KEYNOTE WEB BROKER TRADING INDEX of leading online stock brokers, based on performance and success rates of actual stock buy-order transactions submitted on their web sites, published weekly by us and available on the web site of SMART MONEY.

    Our SITE OF THE WEEK highlights the performance and availability results of a different e-commerce web site each week. We also publish a free weekly electronic newsletter on Internet performance that is transmitted to thousands of subscribers. Our key personnel have been featured in leading financial programs on both television and radio and have been quoted extensively in leading trade publications and newspapers.

    In all of our advertising and promotional materials, we offer e-commerce web sites the opportunity to try our PERSPECTIVE service on a trial basis with a Free Performance Appraisal. This no-charge trial exposes potential customers to all aspects of our service with real performance data collected for a URL of the customer's choice and typically a competitor's URL.

    CUSTOMER SUPPORT

    We believe that a high level of customer support is integral to our success in creating solutions that our customers will view as indispensable to their ability to provide high quality of service in all aspects of their e-commerce business. Therefore, we provide customer support around the clock by email and telephone. We have developed and expanded our customer support services based on feedback received from our existing customers. This feedback is supplemented by formal customer satisfaction surveys conducted by an independent third party. In addition, a strategic accounts team manages our relationships with our largest customers.

RESEARCH AND DEVELOPMENT

    We believe that our future success will depend in large part on our ability to maintain and enhance our current services and to develop new services that achieve market acceptance. For example, we have developed and are deploying automated measurement computers around the world to measure quality of service over dial-up connections to Internet service providers in these locations.

    Our research and development expenses for the nine months ended June 30, 1999 were $1.3 million, for fiscal 1998 were $1.2 million, for fiscal 1997 were $732,000 and for fiscal 1996 were $392,000.

    The Internet is characterized by rapid technological developments, frequent new application introductions and evolving industry standards. The emerging nature of this market and its rapid evolution will require that we continually improve our services, particularly in response to competing offerings. We must also introduce new services or enhancements as quickly as possible. The success of a service introduction depends on several factors, including proper definition of new services, timely completion and introduction of new services, differentiation of new services from those of our competitors and market acceptance. We may not be successful in developing and marketing new services that respond to competitive and technological developments and changing customer needs. In addition, other technological changes could render our existing services obsolete or require us to make substantial expenditures to adapt our services.

COMPETITION

    The market for Internet performance measurement and diagnostic services is new and rapidly evolving. We expect competition in this market to intensify in the future. Our current competitors vary in size and in the scope and breadth of the products and services that they offer. In the future, new competitors could enter our market. These competitors could include large companies with longer operating histories as well as new companies. Our principal competitors today include Freshwater Software, Inverse Network Technology and Service Metrics. We also indirectly compete with WebCriteria, Internet Resources Group, MIDS Matrix IQ Service, and INS INSoft Division, and free services such as the WebSite Garage unit of Netscape, NetMechanic and Internet Weather Report. These free services are not as comprehensive as ours because they only measure simple download time, not the speed of transactions, and they only take measurements from one location.

    We expect that if we are successful in our strategy to expand the scope of our services, we may encounter many additional, market-specific competitors. These potential competitors include companies that sell network management software such as CompuWare and IBM's Tivoli Unit, and companies that sell load-testing software such as Mercury Interactive, each of which has announced products that could potentially compete with us in the future.

    We believe that the principal competitive factors affecting our market are:

    - product features;

    - product performance, including scalability, flexibility, availability and cost-effectiveness;

    - quality of support and service; and

    - company reputation.

    Although we believe that our services currently compete favorably with respect to these factors, our market is relatively new and is rapidly evolving. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.

    Some of our competitors have, and our future competitors may have:

    - longer operating histories;

    - larger customer bases;

    - greater brand recognition in similar businesses; and

    - significantly greater financial, marketing, technical and other resources.

    In addition, some of our competitors may be able to:

    - devote greater resources to marketing and promotional campaigns;

    - adopt more aggressive pricing policies; and

    - devote substantially more resources to technology and systems development.

    We may not be able to compete successfully against our current and future competitors. See "Risk Factors--We face growing competition which could make it difficult for us to acquire and retain customers."

INTELLECTUAL PROPERTY

    We are a technology company whose success depends on developing and protecting our intellectual property assets.

    OUR INTELLECTUAL PROPERTY ASSETS

    Our principal intellectual property assets consist of our trademarks, our patent applications and the software we developed to provide our services. Trademarks are important to our business because they represent our brand name and we use them in our marketing and promotional activities as well as with delivering our services. Our trademarks include our registered trademark Keynote-Registered Trademark-. This trademark has not been registered as a trademark outside of the United States. We have other trademarks which have not been registered with the U.S. Patent and Trademark Office. These include PERSPECTIVE,-TM- LIFELINE-TM-, THE INTERNET PERFORMANCE AUTHORITY-TM- and ACCUSTAT-TM-.

    We currently have no issued U.S. or foreign patents, we have applied for two U.S. patents and we have no pending foreign patent applications. The two U.S. patent applications relate to our technology that measures the speed of Internet transactions. It is possible that no patents will be issued from our currently pending patent applications and that our potential future patents may be found invalid or unenforceable, or otherwise be successfully challenged. It is also possible that any patent issued to us may not provide us with any competitive advantages, that we may not develop future proprietary products or technologies that are patentable, and that the patents of others may seriously limit our ability to do business. In this regard, we have not performed any comprehensive analysis of patents of others that may limit our ability to do business.

    Our proprietary software consists of the software we developed to store and deliver our measurement data to customers. We also have developed software that we use to process customer orders and billings.

    HOW WE PROTECT OUR INTELLECTUAL PROPERTY

    To protect our proprietary technology, we rely primarily on patent, trademark, service mark, trade dress, copyright and trade secret laws and restrictions, as well as confidentiality procedures and contractual provisions. Despite our efforts to protect our proprietary rights, we may be unable to prevent others from infringing upon or misappropriating our intellectual property. Any steps we take to protect our intellectual property may be inadequate, time consuming and expensive. In addition, the laws of some countries do not protect our proprietary rights to as great an extent as do the laws of the United States.

    Most of our customers' use of our services is governed by web-based license agreements, rather than by means of a formal, written contract. Each time customers use our service, they "click" on a web page to agree to certain terms and conditions that are posted on our web site, which terms and conditions impose restrictions on the customer's use of our services and our measurement data. In addition, we seek to avoid disclosure of our trade secrets by requiring each of our employees and others with access to our proprietary information to execute confidentiality agreements with us. We protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection.

    IT IS POSSIBLE THAT WE COULD BECOME SUBJECT TO LITIGATION

    To date, we have not been notified that our technologies infringe the proprietary rights of anyone. We cannot assure you that others will not claim that we have infringed proprietary rights with respect to past, current or future technologies. We expect that we could become subject to intellectual property infringement claims as the number of our competitors grows and our services overlap with competitive offerings. These claims, even if without merit, could be expensive and divert management's attention from operating our company. If we become liable for infringing intellectual property rights, we would be required to pay a substantial damage award and to develop non-infringing technology, obtain a license or cease selling the products that contain the infringing intellectual property. We may be unable to develop non-infringing technology or to obtain a license on commercially reasonable terms, if at all.

    WE LICENSE TECHNOLOGY USED IN PROVIDING OUR SERVICES

    We license certain statistical, graphical and database technologies from others. We cannot assure you that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of this technology could require us to obtain substitute technology of lower quality or performance standards or at greater cost. Please see "Risk Factors-- The success of our business depends on our ability to protect and enforce our intellectual property rights" and "--Others may bring infringement claims against us or our suppliers that could harm our business."

EMPLOYEES

    As of June 30, 1999, we had a total of 76 employees, including 31 in sales and marketing, 21 in operations, 12 in engineering, 9 in administration and 3 in consulting. None of our employees is subject to a collective bargaining agreement, and we believe that our relations with our employees are good. Our future success depends on our ability to attract, motivate and retain our key personnel. Competition for employees in our industry is intense. Please see "Risk Factors--In order to grow our business, we must attract and retain personnel while competition in our industry is intense."

FACILITIES

    Our principal offices are located in San Mateo, California, where we occupy approximately 25,000 square feet under a sublease that expires in June, 2000. We believe that our existing facilities are adequate for our current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms. Our operations center is located at our facility in San Mateo, California and we do not have a redundant center as backup. Our business could be adversely affected if we experience any outages or system disruptions at this location. Please see "Risk Factors--Our network infrastructure could be disrupted by a number of different occurrences."

LEGAL PROCEEDINGS

    From time to time, we could become involved in litigation relating to claims arising out of our ordinary course of business. We are not presently involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table presents information regarding our executive officers and directors as of August 15, 1999:

NAME                                 AGE                                       POSITION
-------------------------------      ---      --------------------------------------------------------------------------
Umang Gupta....................          50   Chairman of the Board and Chief Executive Officer
Eugene Shklar..................          49   Vice President of Public Services and Director
Roger Higgins..................          56   Vice President of Worldwide Sales
Donald Aoki....................          42   Vice President of Engineering
Lloyd Taylor...................          41   Vice President of Operations
James Salazar..................          39   Vice President of Professional Services
John Flavio....................          51   Vice President of Finance, Chief Financial Officer and Secretary
Marlene Williamson.............          44   Vice President of Marketing
David Cowan....................          33   Director
Mark Leslie....................          53   Director
Stratton Sclavos...............          37   Director

    UMANG GUPTA has served as a director since September 1997 and as our chief executive officer and chairman of the board of directors since December 1997. From January 1996 to December 1997, he was a private investor and an advisor to high-technology companies. From October 1984 to January 1996, he was the founder and chairman of the board and chief executive officer of Centura Software Corporation, formerly known as Gupta Corporation, a client/server tools and database company. Prior to founding Gupta Corporation, from 1980 to 1984, he was with Oracle Corporation, a database company, where his last position held was vice president and general manager of its Microcomputer Products Division. From 1973 to 1980, he held various sales and marketing positions at IBM. Mr. Gupta holds a B.S. degree in chemical engineering from the Indian Institute of Technology, Kanpur, India, and an M.B.A. degree from Kent State University.

    EUGENE SHKLAR has served as our vice president of public services since August 1999 and as one of our directors since September 1997. From August 1996 to August 1999, Mr. Shklar served as our vice president of marketing. From May 1994 to July 1996, he was a private investor and self-employed consultant to several high-technology start-up companies in Silicon Valley. From July 1993 to April 1994, he was a founding employee and served as executive director of product marketing of Siebel Systems, Inc., a supplier of web-based front-office software systems. From April 1992 to April 1993, Mr. Shklar was vice president of marketing of Gupta Corporation. Before that, he served for five years at Oracle Corporation as director of marketing for both the PC Products Division and the Networked Products Division, for two years at 3Com Corporation, a networking company, as director of product marketing, and for seven years as vice president of marketing and sales of Software House, Inc., a supplier of relational database software. Mr. Shklar studied applied mathematics and computer science at Harvard University.

    ROGER HIGGINS has served as our vice president of worldwide sales since February 1997. From March 1996 to December 1996, he served as vice president of sales, marketing and services with Decisive Technology, an Internet survey software company. From September 1992 to December 1995, he held several offices at Make Systems, a network management and simulation software company, including vice president of field operations from January 1995 to December 1995, as vice president of marketing from September 1993 to December 1994 and as vice president of strategic accounts and international from September 1992 to August 1993. Before this, Mr. Higgins was a vice president at Clarity Software, a Unix software company, and Agilis Corporation, a manufacturer of hand-held computers, and was a director with Russell Reynolds Associates, an executive recruitment company. Mr. Higgins was the founding international vice president for 3Com Corporation, a networking company, between 1985 and 1988 and for GriD Systems, a portable computer company, between 1983 and 1985. Before this, Mr. Higgins spent 10 years with Xerox in international sales and marketing roles, after an initial career with IBM UK. He holds a B.Sc. degree from London University.

    DONALD AOKI has served as our vice president of engineering since May 1997. From December 1994 to May 1997, he served as a business unit general manager and from March 1994 to December 1994 as a director of software development at Aspect Telecommunications, a supplier of customer relationship management solutions. From 1992 to 1994, Mr. Aoki served as director of development of TIBCO, a financial information systems company, and from 1985 to 1992 as senior director of development for Oracle Corporation. Mr. Aoki holds a B.S. degree in computer science from the University of Southern California and a S.M. degree in electrical engineering and computer science from the Massachusetts Institute of Technology.

    LLOYD TAYLOR has served as our vice president of operations since January 1999. From January 1997 to December 1998, he served as vice president of technical operations of the Web Site Management Group of Digex, Inc., a web-site management services company. From May 1981 to January 1997, he served in various positions at the Applied Physics Laboratory at Johns Hopkins University, most recently as corporate telecommunications manager, where he designed and implemented computer systems for several NASA space shuttle missions and highly secure encryption systems for military applications. Mr. Taylor holds an M.S.E.E. degree in electrical engineering from Johns Hopkins University and a B.S.E.E. degree in electrical engineering and a B.S.C.S. degree in computer science from Washington University.

    JAMES SALAZAR has served as our vice president of professional services since March 1999. From October 1994 to March 1999, he served as president of the San Mateo Division of Cohesive Technology Solutions, a network consulting company recently acquired by Exodus Communications. Before this, Mr. Salazar spent two years at Tandem Computers Inc. managing network support activities. He began his career at Ungermann-Bass, Inc. in the consulting support organization. Mr. Salazar holds a B.S. degree in business administration and an M.B.A. degree, each from San Jose State University.

    JOHN FLAVIO has served as our vice president of finance, chief financial officer and secretary since July 1999. From July 1993 to July 1999, he served as chief financial officer, senior vice president, administration and finance, secretary and treasurer of Mosaix Inc., a provider of call management systems and customer relationship management applications, which was recently acquired by Lucent Technologies. Prior to joining Mosaix, Mr. Flavio worked for a number of high-technology companies, including serving as chief financial officer for Lumisys Inc., a manufacturer of digital cameras used for medical x-ray scanning, and Ministor Peripherals, a manufacturer of sub-miniature disk drives used in portable computers. Mr. Flavio holds a B.S. degree in finance from Santa Clara University and is a certified public accountant.

    MARLENE WILLIAMSON has served as our vice president of marketing since August 1999. From August 1997 to May 1999, she served as director of communications for IBM, a personal computer manufacturer. From October 1994 to August 1997, she served as vice president of marketing for Acer Inc., a personal computer manufacturer. From 1987 to 1994, she held a variety of positions at Apple Computer, Inc., a personal computer manufacturer, most recently as manager of worldwide consumer marketing. Prior to this, Ms. Williamson was the director of marketing communications and sales promotions at Zenith Data Systems, a manufacturer of personal computers, from 1984 to 1987. Ms. Williamson holds a B.S. degree in journalism from Ohio University and an M.B.A. degree from DePaul University.

    DAVID COWAN has been one of our directors since March 1998. Since August 1996, Mr. Cowan has been a general partner of Bessemer Venture Partners, a venture capital investment firm, where he now serves as the managing general partner. Mr. Cowan was an associate at Bessemer Venture Partners from July 1992 to July 1996. From August 1996 to April 1997, he served as chief executive officer of Visto Corporation, an Internet services company. From January to June 1995, he served as chief financial officer, and from January 1995 to June 1996 as chairman of the board, of VeriSign, Inc., a provider of digital certificates and related Internet trust services. Mr. Cowan also serves as a director on the boards of VeriSign, Worldtalk

Communications Corporation and Flycast Communications Corporation as well as the boards of several private companies. Mr. Cowan holds an A.B. degree in mathematics and computer science and an M.B.A. degree from Harvard University.

    MARK LESLIE has been one of our directors since June 1999. He has served as chairman and chief executive officer of VERITAS Software Corporation, a storage management software company, since 1990, and as a director since 1988. He also serves on the boards of Brocade Communications Systems, Inc. and Versant Object Technology Corporation. Mr. Leslie holds a B.A. degree in physics and math from New York University, and he completed Harvard Business School's program for management development.

    STRATTON SCLAVOS has been one of our directors since April 1999. Since July 1995, Mr. Sclavos has been the president, chief executive officer and a director of VeriSign, Inc. From October 1993 to June 1995, he served as vice president of worldwide marketing and sales of Taligent, Inc., a business development software company that was a joint venture between Apple Computer, IBM and Hewlett-Packard. Mr. Sclavos is also a director of Network Solutions, Inc., Visto Corporation and Marimba, Inc. Mr. Sclavos holds a B.S. degree in electrical and computer engineering from the University of California, Davis.

BOARD COMPOSITION

    We currently have five directors. Mr. Cowan was appointed to our board under the provisions of a stock purchase agreement among us, Bessemer Venture Partners and investors in our Series C preferred stock. Mr. Sclavos was appointed to our board under the terms of a stock purchase agreement among us, VeriSign and investors in our Series D preferred stock. These provisions will terminate upon completion of this offering.

    Directors are elected by the shareholders at each annual meeting of shareholders to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

    Our board of directors has a compensation committee and an audit committee.

    COMPENSATION COMMITTEE. The current members of our compensation committee are Messrs. Cowan and Leslie. The compensation committee reviews and makes recommendations to our board concerning salaries and incentive compensation for our officers and employees. The compensation committee also administers our 1999 Equity Incentive Plan and 1999 Employee Stock Purchase Plan.

    AUDIT COMMITTEE. The current members of our audit committee are Messrs. Sclavos and Leslie. Our audit committee reviews and monitors our financial statements and accounting practices, makes recommendations to our board regarding the selection of independent auditors and reviews the results and scope of audits and other services provided by our independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of the members of the compensation committee has at any time since our formation been one of our officers or employees. None of our executive officers currently serves or in the past has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee. Prior to the creation of our compensation committee, all compensation decisions were made by our full board. Neither Mr. Gupta nor Mr. Shklar participated in discussions by our board with respect to each of his own compensation.

DIRECTOR COMPENSATION

    CASH COMPENSATION. Our directors do not receive cash compensation for their services as directors, but are reimbursed for their reasonable expenses in attending board and board committee meetings.

    OPTION GRANTS. Each eligible director who is not our employee and who is or becomes a member of our board on or after the effective date of the registration statement, of which this prospectus forms a part, will be granted an option to purchase 50,000 shares of common stock under our 1999 Equity Incentive Plan, at an exercise price to be equal to the fair market value of our common stock on the date of grant, unless that director has previously received an option grant before the effective date. The options will have 10-year terms and will terminate three months following the date the director ceases to be one of our directors or consultants or 12 months if the termination is due to death or disability. All options granted under the plan will vest over three years. One-third of the shares subject to these options will become exercisable on the earlier of one year following the director's appointment to our board of directors or the first annual meeting of our shareholders following the grant of the option. The remaining shares subject to this option will vest ratably over the two years from the date on which shares first become exercisable. Any unvested shares subject to these options will become immediately exercisable upon a transaction which results in a change in our control.

EXECUTIVE COMPENSATION

    The following table presents compensation information for fiscal 1998 paid or accrued by our chief executive officer, each of our three other most highly compensated executive officers whose salary and bonus for fiscal 1998 was more than $100,000 and one other executive officer.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                COMPENSATION
                                                                                   AWARDS
                                                                ANNUAL          -------------
                                                             COMPENSATION        SECURITIES
                                                        ----------------------   UNDERLYING
NAME                                                      SALARY      BONUS        OPTIONS
------------------------------------------------------  ----------  ----------  -------------
Umang Gupta...........................................  $  119,704          --     1,750,000
Roger Higgins.........................................     181,466  $   61,034            --
Donald Aoki...........................................     144,748          --            --
Douglas Finlay........................................     110,640          --            --
Eugene Shklar.........................................      58,184          --            --

    Mr. Gupta, our chief executive officer, joined us in December 1997 and is currently compensated at an annual salary of $200,000. Mr. Shklar, our vice president of public services, is currently compensated at an annual salary of $125,000. Mr. Finlay was serving as our chief financial officer as of September 30, 1998. Mr. Flavio is compensated at an annual salary of $170,000 as our vice president of finance and chief financial officer.

                          OPTION GRANTS IN FISCAL 1998

    The following table presents the grants of stock options under our 1996 Stock Option Plan during fiscal 1998 to our chief executive officer, each of our three other most highly compensated executive officers and one other executive officer.

    All options granted under the 1996 plan are immediately exercisable and are either incentive stock options or nonqualified stock options. We have a right to repurchase these shares upon termination of the optionee's employment with us. This right generally lapses as to 25% of the shares subject to the option one year from the date of grant and as to 2.083% of the shares each succeeding month. Options expire 10 years from the date of grant.

    Options were granted at an exercise price equal to the fair market value of our common stock, as determined by our board on the date of grant. In fiscal 1998, we granted to our employees options to purchase a total of 2,346,400 shares of our common stock.

    Potential realizable values are computed by

    - multiplying the number of shares of common stock subject to a given option by the exercise price per share,

    - assuming that the aggregate option exercise price derived from that calculation compounds at the annual 5% or 10% rates shown in the table for the entire 10 year term of the option, and

    - subtracting from that result the aggregate option exercise price.

    The 5% and 10% assumed annual rates of stock price appreciation are required by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

                                                       INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                 --------------------------------------------------------------     VALUE AT ASSUMED
                                  NUMBER OF     PERCENT OF                                       ANNUAL RATES OF STOCK
                                 SECURITIES    TOTAL OPTIONS        EXERCISE                       PRICE APPRECIATION
                                 UNDERLYING     GRANTED TO            PRICE                         FOR OPTION TERM
                                   OPTIONS       EMPLOYEES          PER SHARE       EXPIRATION   ----------------------
NAME                             GRANTED (#)  IN FISCAL 1998        ($/SHARE)          DATE        5% ($)     10% ($)
-------------------------------  -----------  ---------------  -------------------  -----------  ----------  ----------
Umang Gupta....................   1,750,000           74.6%         $    0.20         12/9/2007  $  220,113  $  557,810
Roger Higgins..................          --             --              --                   --          --          --
Donald Aoki....................          --             --              --                   --          --          --
Douglas Finlay.................          --             --              --                   --          --          --
Eugene Shklar..................          --             --              --                   --          --          --

 AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND OPTION VALUES AT SEPTEMBER 30,
                                      1998


    The following table presents the number of shares acquired and the value realized upon exercise of stock options during fiscal 1998 and the number of shares of common stock subject to "vested" and "unvested" stock options held as of September 30, 1998 by our chief executive officer, each of our three other most highly compensated executive officers and one other executive officer. Also presented are values of "in-the-money" options, which represent the positive difference between the exercise price of each outstanding stock option and the initial public offering price of $14.00 per share.

    Each of the options granted to the optionees listed in the table below was immediately exercisable upon grant, subject to our right to repurchase the option shares upon termination of the optionee's employment. Our right to repurchase the shares lapses as to 25% of the shares subject to the option one year from the date of grant and as to 2.083% of the shares each succeeding month. Mr. Gupta's shares are no longer subject to our right of repurchase. In the table below, the heading "vested" refers to shares as to which our right of repurchase has lapsed. The heading "unvested" refers to shares that we have the right to repurchase upon termination of the optionee's employment.


                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED  VALUE OF UNEXERCISED
                                                                                      IN-THE-MONEY OPTIONS
                                       NUMBER OF                    OPTIONS AT                 AT
                                        SHARES                  SEPTEMBER 30, 1998     SEPTEMBER 30, 1998
                                      ACQUIRED ON    VALUE    ----------------------  --------------------
NAME                                   EXERCISE    REALIZED    VESTED     UNVESTED     VESTED    UNVESTED
------------------------------------  -----------  ---------  ---------  -----------  ---------  ---------
Umang Gupta.........................   1,797,989   $  71,920         --          --   $      --  $      --
Roger Higgins.......................          --          --         --          --          --         --
Donald Aoki.........................          --          --      5,000      15,000      69,750    209,250
Douglas Finlay......................          --          --     10,000      10,000     138,000    138,000
Eugene Shklar.......................          --          --     25,000      20,000     345,000    286,000


EMPLOYEE BENEFIT PLANS

    1996 STOCK OPTION PLAN

    As of June 30, 1999, options to purchase 361,529 shares of common stock were outstanding under the 1996 Stock Option Plan and 43,994 shares of common stock remained available for issuance upon the exercise of options that may be granted in the future. The 1996 plan will terminate upon the completion of this offering and no options will be granted under the plan after this offering. However, termination will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire by their terms. Options granted under the plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Equity Incentive Plan.

    1999 STOCK OPTION PLAN

    As of June 30, 1999, options to purchase 705,908 shares of common stock were outstanding under the 1999 Stock Option Plan and 366,385 shares of common stock remained available for issuance upon the exercise of options that may be granted in the future. The plan will terminate upon the completion of this offering, at which time our 1999 Equity Incentive Plan will become effective. As a result, no options will be granted under the plan after this offering. However, termination will not affect any outstanding options, all of which will remain outstanding until exercised or until they terminate or expire by their terms. Options granted under the plan are subject to terms substantially similar to those described below with respect to options granted under the 1999 Equity Incentive Plan.


    1999 EQUITY INCENTIVE PLAN



    SHARES RESERVED UNDER THE PLAN. The board of directors has adopted the 1999 Equity Incentive Plan and has reserved 5,000,000 shares of common stock available for grant under this plan. In addition to the shares reserved by the board, shares under the 1996 Stock Option Plan and the 1999 Stock Option Plan not issued or subject to outstanding grants on the date of this prospectus and any shares issued under these plans that are forfeited or repurchased by us or that are issuable upon exercise of options that expire or become unexercisable for any reason without having been exercised in full will be available for grant and issuance under the equity incentive plan. Shares will again be available for grant and issuance under the plan that:

    - are subject to issuance upon exercise of an option granted under the plan that cease to be subject to the option for any reason other than exercise of the option;

    - have been issued upon the exercise of an option granted under the plan that are subsequently forfeited or repurchased by us at the original purchase price; or

    - are subject to an award granted pursuant to a restricted stock purchase agreement under the plan that are subsequently forfeited or repurchased by us at the original issue price.

In addition, on January 1, 2000 and on December 31 of each following year, the total number of shares reserved for issuance under the plan will increase automatically by a number of shares equal to 5% of our outstanding shares on December 31 of the preceding year.

    TERM OF THE PLAN. The plan will become effective immediately prior to the date of this prospectus.


    The plan will terminate after 10 years, unless it is terminated earlier by our board. The plan authorizes the award of options, restricted stock awards and stock bonuses.


    If we are dissolved, liquidated or have a "change in control" transaction, outstanding awards may be assumed or substituted by the successor corporation, if any. In the discretion of the compensation committee, the vesting of these awards may accelerate upon one of these transactions.

    ADMINISTRATION OF THE PLAN. The plan will be administered by our compensation committee, all of the members of which are "non-employee directors" under applicable federal securities laws and "outside directors" as defined under applicable federal tax laws. The compensation committee will have the authority to construe and interpret the plan, grant awards and make all other determinations necessary or advisable for the administration of the plan.


    TYPES OF AWARDS UNDER THE PLAN. The plan provides for the grant of both incentive stock options that qualify under Section 422 of the Internal Revenue Code and nonqualified stock options. Incentive stock options may be granted only to our employees or employees of a parent or subsidiary of us. All other awards, other than incentive stock options, may be granted to our employees, officers, directors, consultants, independent contractors and advisors or those of any parent or subsidiary of us, provided the consultants, independent contractors and advisors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% shareholders must be at least equal to 110% of the fair market value of our common stock on the date of grant. The exercise price of non-qualified stock options must be at least equal to 85% of the fair market value of our common stock on the date of grant.


    Our nonemployee directors are entitled to receive automatic annual grants of fully vested options to purchase 50,000 shares of our common stock, as described under "Management--Director Compensation."

    Options granted under the plan will either be exercisable as they vest or will be immediately exercisable subject to our right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period.

    The maximum term of options granted under the plan is 10 years.

    Awards, other than nonqualified stock options, granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution. The plan allows exceptions to this restriction with respect to awards that are nonqualified stock options. They may be exercised during the lifetime of the optionee only by the optionee. The compensation committee could provide for differing provisions in individual award agreements, but only with respect to awards that are not incentive stock options. Options granted under the plan generally may be exercised for a period of time after the termination of the optionee's service to us or a parent or subsidiary of us. Options will generally terminate three months after the termination of employment or twelve months if the termination is due to death or disability.

    The purchase price for restricted stock will be determined by our compensation committee. Stock bonuses may be issued for past services or may be awarded upon the completion of certain services or performance goals.

    1999 EMPLOYEE STOCK PURCHASE PLAN


    The board has adopted the 1999 Employee Stock Purchase Plan. The plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. Rights granted under the plan will not be transferable by a participant other than by will or the laws of descent and distribution.



    SHARES RESERVED UNDER THE PLAN. The board of directors has reserved 400,000 shares of common stock under this plan. On each January 1, the aggregate number of shares reserved for issuance under this plan will increase automatically by a number of shares equal to 1% of our outstanding shares on December 31 of the preceding year. The aggregate number of shares reserved for issuance under the plan may not exceed a specified number of shares, which the board will determine when adopting this plan.


    ADMINISTRATION OF THE PLAN. The plan will be administered by our compensation committee. Our compensation committee will have the authority to construe and interpret the plan, and its decisions will be final and binding.

    ELIGIBILITY TO PARTICIPATE. Employees generally will be eligible to participate in the plan if they are employed 10 days before the beginning of the applicable offering period and they are customarily employed by us, or our parent or any subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year and are not, and would not become as a result of being granted an option under the plan, 5% shareholders of us or our designated parent or subsidiaries. Participation in the plan will end automatically upon termination of employment for any reason.

    HOW PURCHASES ARE MADE. Under the plan, eligible employees will be permitted to acquire shares of our common stock through payroll deductions. Eligible employees may select a rate of payroll deduction between 2% and 10% of their compensation and are subject to maximum purchase limitations.

    Each offering period under the plan will be for two years and consist of four six-month purchase periods. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. Offering periods and purchase periods will begin on February 1 and August 1 of each year. However, because the first day on which price quotations for our common stock will be available on the Nasdaq National Market may not be February 1 or August 1, the length of the first offering period may be more or less than two years, and the length of the first purchase period may be more or less than six months.


    The plan provides that, in the event of our proposed dissolution or liquidation, each offering period that commenced prior to the closing of the proposed event shall continue for the duration of the offering period, provided that the compensation committee may fix a different date for termination of the plan. The purchase price for our common stock purchased under the plan is 85% of the lesser of the fair market value of our common stock on the first or last day of the applicable offering period. The compensation committee will have the power to change the duration of offering periods without shareholder approval, if the change is announced at least 15 days prior to the beginning of the affected offering period.


    TERM OF THE PLAN. The plan will become effective on the first business day on which price quotations for the common stock are available on the Nasdaq National Market. The plan will terminate 10 years from the date the plan was adopted by our board, unless it is terminated earlier under the terms of the plan. The board will have the authority to amend, terminate or extend the term of the plan, except that no action may adversely affect any outstanding options previously granted under the plan.

    AMENDMENTS TO THE PLAN. Except for the automatic annual increase of shares described above, shareholder approval is required to increase the number of shares that may be issued or to change the terms of eligibility under the plan. The board may make amendments to the plan as it determines to be advisable if the financial accounting treatment for the plan is different from the financial accounting treatment in effect on the date the plan was adopted by the board.

    401(k) PLAN

    We sponsor a defined contribution plan intended to qualify under Section 401 of the Internal Revenue Code, or a 401(k) plan. Employees who are at least 21 years old and who have been employed with us for at least 90 days are generally eligible to participate and may enter the plan as of the first day of any calendar quarter. Participants may make pre-tax contributions to the plan of up to 15% of their eligible earnings, subject to a statutorily prescribed annual limit. Each participant is fully vested in his or her contributions and the investment earnings. We may make matching contributions on a discretionary basis to the plan, but we have not previously done so. Contributions by the participants or us to the plan, and the income earned on these contributions, are generally not taxable to the participants until withdrawn. Contributions by us, if any, are generally deductible by us when made. Participant and company contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives.

EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL
  ARRANGEMENTS

    EMPLOYMENT CONTRACT AND TERMINATION OF EMPLOYMENT ARRANGEMENT

    In December 1997, we entered into an employment agreement with Umang Gupta, our chief executive officer. This agreement establishes Mr. Gupta's annual base salary and eligibility for benefits and bonuses.

    OPTION. Under this agreement, Mr. Gupta was granted an option to purchase 1,750,000 shares of common stock at an exercise price of $0.20 per share. This option was immediately exercisable, subject to our right to repurchase the shares of common stock upon termination of his employment. Mr. Gupta exercised this option in April 1998. Our right of repurchase has now lapsed as to all of these shares.

    WARRANT. Under this agreement, Mr. Gupta was granted a warrant to purchase 265,000 shares of common stock at a purchase price of $1.30 per share. This warrant will expire upon the earlier of the closing of this offering or December 9, 2000. Mr. Gupta is selling 125,000 shares of common stock in this offering and using the proceeds from the sale to exercise this warrant and pay any income tax liability resulting from the sale of the shares.

    TERMINATION. This agreement continues until it is terminated upon written notice by Mr. Gupta or us. If his employment is terminated by us for cause or if he voluntarily elects to terminate his employment, we must pay his salary and other benefits through the date of his termination. If his employment is terminated by us without cause or if he terminates his employment due to a material reduction in his salary or benefits, a material change in his responsibilities or a sale of us, we must pay his salary and benefits through the date of his termination and his salary for six additional months after this date.

    In connection with a loan agreement, dated as of May 1999, Mr. Gupta agreed that, except in the case of a sale of us, he will not voluntarily elect to terminate his employment before the earlier of December 31, 2001 or the date on which a successor chief executive officer commences employment with us.

    CHANGE IN CONTROL ARRANGEMENTS

    Our right to repurchase any unvested shares held by our executive officers will expire upon:

    - that officer's termination of employment with us without cause; or

    - any sale of all or substantially all of our assets, any merger of us with another company or any other corporate reorganization in which more than 50% of our voting power is transferred.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our articles of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages resulting from a breach of their fiduciary duty as one of our directors, except for liability:

    - for any breach of the director's duty of loyalty to us or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for any transaction from which the director derived an improper personal benefit;

    - for acts or omissions that a director believes to be contrary to the best interests of us or our shareholders or that involve the absence of good faith on the part of the director;

    - for acts or omissions that show a reckless disregard for the director's duty to us or our shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to us or our shareholders;

    - under Section 310 of the California Corporations Code regarding contracts in which a director has a material or financial interest; or

    - under Section 316 of the California Code regarding improper dividends, loans and guarantees.

These provisions are permitted under California law.

    Our bylaws provide that we:

    - must indemnify our directors, officers and employees to the fullest extent permitted by California law, subject to very limited exceptions;

    - must advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by California law, subject to very limited exceptions; and

    - may enter into agreements with any of our directors, officers, employees or agents that provide for indemnification of expenses incurred to the fullest extent permitted by our articles of incorporation and California law.

    Prior to the completion of this offering, we intend to enter into indemnification agreements with each of our current directors and executive officers to give them additional contractual assurances regarding the scope of the indemnification provided in our articles of incorporation and bylaws and to provide additional procedural protections in the event of litigation. Presently, there is no pending litigation or proceeding involving any of our directors, executive officers or employees for which indemnification is sought. We are not aware of any threatened litigation that may result in claims for indemnification.

    We intend to obtain liability insurance for our directors and officers and intend to obtain a rider to extend that coverage for public securities matters.

                              CERTAIN TRANSACTIONS

    Other than Mr. Gupta's employment agreement, described in "Management" and the transactions described below, since we were formed there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party:

    - in which the amount involved exceeds $60,000; and

    - in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

PREFERRED STOCK FINANCINGS

    In May and June 1996, we sold a total of 3,039,222 shares of Series A preferred stock at a purchase price of $0.42 per share. In July 1997, Eugene Shklar purchased 74,937 shares of Series A preferred stock from a purchaser of the Series A preferred stock at a purchase price of $1.10 per share. In July 1997, we sold a total of 2,333,420 shares of Series B preferred stock at a purchase price of $1.10 per share. In March 1998, we sold a total of 3,848,986 shares of Series C preferred stock at a purchase price of $1.30 per share. In April and May 1999, we sold a total of 3,367,272 shares of Series D preferred stock at a purchase price of $4.42 per share and a total of 438,480 shares of common stock at a purchase price of $4.42 per share.

    Purchasers of our preferred and common stock include, among others, the following of our executive officers, directors and holders of more than 5% of our outstanding stock:

                                        SERIES A   SERIES B    SERIES C    SERIES D                 AGGREGATE
                                        PREFERRED  PREFERRED  PREFERRED   PREFERRED    COMMON     CONSIDERATION
SHAREHOLDER                               STOCK      STOCK      STOCK       STOCK       STOCK         PAID
--------------------------------------  ---------  ---------  ----------  ----------  ---------  ---------------
VeriSign, Inc.........................         --         --          --   1,263,200    438,480  $  7,521,427.81
GE Capital Equity Investments, Inc....         --         --          --   1,583,710         --     7,000,000.41
Entities associated with Bessemer
  Venture Partners, L.P...............         --         --   2,446,153     226,244         --     4,000,000.94
Entities and individuals associated
  with Applewood Associates, L.P......    595,238    715,532     407,692          --         --     1,537,085.86
Umang Gupta...........................         --     90,909          --          --         --       100,000.45
Eugene Shklar.........................     74,937    565,773     611,538     113,122         --     1,948,823.24

    All of the share numbers described above reflect the conversion of each outstanding share of Series A preferred stock, Series B preferred stock and Series D preferred stock into one share of common stock and the conversion of each outstanding share of Series C preferred stock into 1.06 shares of common stock.

WARRANTS

    In January 1997, in connection with a bridge loan financing, we issued warrants to purchase a total of 81,092 shares of common stock at a purchase price of $0.05 per share to Applewood Associates, L.P., a holder of more than 5% of our outstanding common stock, and entities associated with Applewood Associates, including warrants to purchase 12,816 shares of common stock issued to each of Woodland Partners, L.P. and Irwin Lieber. These warrants expire on January 2002. We also issued a warrant to purchase a total of 70,000 shares of common stock at a purchase price of $0.05 per share to Eugene Shklar. In July 1997, Mr. Shklar exercised this warrant.

    In connection with the employment agreement we entered into in December 1997 with Umang Gupta, we issued Mr. Gupta a warrant to purchase a total of 265,000 shares of common stock at a purchase price of $1.30 per share. This warrant will expire upon the earlier of the closing of this offering or December 9, 2000. Mr. Gupta is selling 125,000 shares of common stock in this offering and using the proceeds from the sale to exercise this warrant and to pay any income tax liability resulting from the sale of the shares.

LOANS TO EXECUTIVE OFFICERS

    UMANG GUPTA. In April 1998, we loaned $280,000 to Umang Gupta, secured by a loan and pledge agreement, in connection with his exercise of options to purchase shares of our common stock. In May 1999, we loaned $300,000 to Mr. Gupta, evidenced by a full recourse promissory note and secured by a stock pledge agreement, in connection with the acceleration of the lapse of our repurchase right with respect to the shares of our common stock owned by him. In June 1999, these loans were consolidated into a single loan. This loan accrues interest at a rate of 6% per year and is due and payable on or before December 31, 2001.

    LLOYD TAYLOR. In January 1999, we loaned $150,000 to Lloyd Taylor, our vice president of operations, secured by a loan and security agreement, in connection with his relocation to California. The loan accrues interest at a rate of 9% and is due and payable on or before January 2002.

    In January 1999, we loaned an additional $75,000 to Mr. Taylor, secured by a loan and pledge agreement, in connection with his exercise of his option to purchase 300,000 shares of our common stock. The loan accrues interest at a rate of 7% and is payable on or before January 2004.

OPTION GRANTS TO EXECUTIVE OFFICERS AND DIRECTORS

    UMANG GUPTA. In September and December 1997, we granted to Umang Gupta options to purchase a total of 1,797,989 shares of common stock at an exercise price of $0.20 per share. Mr. Gupta exercised these options in April 1998.

    EUGENE SHKLAR. In August 1996 and June 1997, we granted to Eugene Shklar options to purchase a total of 431,100 shares of common stock at an exercise price of $0.05 per share. In July 1997, 25,000 of these 431,100 shares were canceled. In July 1997, we granted Mr. Shklar an option to purchase a total of 45,000 shares of common stock at an exercise price of $0.20 per share. In February 1999, a total of 2,500 of these 45,000 shares were canceled. Mr. Shklar exercised his options as to the remaining 448,600 shares in September 1996, June 1997 and January 1999.

    ROGER HIGGINS. In February and June 1997, we granted to Roger Higgins options to purchase a total of 207,859 shares of common stock at an exercise price of $0.05 per share. Mr. Higgins exercised these options in February and June 1997.

    DONALD AOKI. In May and June 1997, we granted to Donald Aoki options to purchase a total of 193,513 shares of common stock at an exercise price of $0.05 per share. Mr. Aoki exercised these options in June 1997 and December 1998. In June 1999, we granted Mr. Aoki options to purchase 50,000 shares of common stock at an exercise price of $8.00 per share.

    LLOYD TAYLOR. In January 1999, we granted to Lloyd Taylor an option to purchase 150,000 shares of common stock at an exercise price of $0.50 per share. Mr. Taylor immediately exercised this option. In June 1999, Mr. Taylor was granted an option to purchase 50,000 shares of common stock at an exercise price of $8.00 per share.

    JAMES SALAZAR. In March 1999, we granted James Salazar an option to purchase 112,500 shares of common stock at an exercise price of $1.60 per share.

    JOHN FLAVIO. In June 1999, we granted John Flavio an option to purchase 205,000 shares of common stock at an exercise price of $8.00 per share.

    MARLENE WILLIAMSON. In August 1999, we granted Marlene Williamson an option to purchase 150,000 shares of common stock at an exercise price of $9.00 per share.

    MARK LESLIE. In June 1999, we granted Mark Leslie an option to purchase 50,000 shares of common stock at an exercise price of $8.00 per share. Mr. Leslie exercised this option with respect to 30,000 shares in June 1999.

MEMORANDUM OF UNDERSTANDING WITH VERISIGN, INC.

    In February 1999, we entered into a memorandum of understanding with VeriSign, Inc. Mr. Stratton Sclavos, a member of our board of directors, is the chief executive officer and a director of VeriSign. Under the agreement, Keynote granted VeriSign a non-exclusive license to sell two different customized versions of Keynote PERSPECTIVE and a one-year subscription to Keynote LIFELINE to VeriSign's customers as an integrated part of VeriSign's product offerings. In order to implement the product offerings subject to the agreement, Keynote agreed to construct a network of 50 measurement computers in 25 domestic and international cities. To help cover the costs of Keynote's initial expenditures, VeriSign made a $250,000 advance available to Keynote prior to the commencement of the joint marketing and distribution program. VeriSign also agreed to promote Keynote's services as part of its regular communications with customers, such as quarterly newsletters, and through a VeriSign web site that focuses on security-related issues.

    The customized versions of PERSPECTIVE that VeriSign may sell under the agreement are each one month in duration and offer measurements from either:

    - 10 different cities of the customer's choice, including up to two international locations, or

    - 25 different cities of the customer's choice, including up to four international locations.

    The agreement provides that if VeriSign is generating at least 500 introductory PERSPECTIVE sales per month within six months from the beginning of the program, then VeriSign will make available to Keynote an additional $250,000 advance. If the program is not generating 500 of these sales per month within six months from the beginning of the program, then Keynote may reduce the number of measurement computers deployed under the agreement. If the program is not generating 100 introductory PERSPECTIVE sales per month within six months from the beginning of the program, then either Keynote or VeriSign may terminate the agreement by providing 60 days' advance written notice to the other party, with VeriSign entitled to recover the balance of the money it advanced to Keynote ratably over the remainder of the term of the agreement.

    The memorandum of understanding provides that VeriSign is entitled to offer the 10-city and 25-city versions of the introductory PERSPECTIVE service as an integrated part of its product offerings. VeriSign will pay Keynote $50 for each 10-city version and $100 for each 25-city version of the introductory PERSPECTIVE service. All of the fees that VeriSign pays to Keynote for the subscriptions VeriSign sells to its customers are deducted from the funds that it advanced to Keynote until such advance is repaid, with a maximum of $10,417 in fees per month to be deducted from the advance. Any fees per month in excess of $10,417 are retained by Keynote. In the event that Keynote converts the introductory PERSPECTIVE customer into a paying PERSPECTIVE customer during the life of the VeriSign-bundled introductory PERSPECTIVE subscription or within 30 days after this period, Keynote will pay VeriSign a one-time conversion bounty of $1,400.

    VeriSign also has the right to sell a one-year subscription to LIFELINE, and VeriSign will receive a 50% discount to this service. This discount will increase to 57% if, after the agreement has been in effect for six months, VeriSign is paying Keynote more than $100,000 per month for the LIFELINE service. However, if after the agreement has been in effect for six months, VeriSign is paying Keynote less than $34,750 per month for the LIFELINE service, the parties can renegotiate the discount and/or volume commitments. If Keynote converts the LIFELINE customer into a paying PERSPECTIVE customer during the life of the VeriSign-bundled LIFELINE subscription or within 30 days after this period, Keynote will pay VeriSign a one-time conversion bounty of $1,400. In addition, if a program generates leads for PERSPECTIVE, Keynote will pay VeriSign $150 for each lead which turns into a paying customer within 90 days of receipt of the lead.

    The agreement provides that if Keynote makes available a similar service with better terms to any customer, Keynote will provide VeriSign with the same superior terms for the remainder of the term of the agreement. Keynote also agreed not to enter into a similar agreement involving the bundling of its services with certain competitors of VeriSign.

    The initial term of the memorandum of understanding is two years, unless the parties enter into a formal marketing and services agreement prior to that time which supersedes the agreement. The agreement will continue for a series of one-year extensions subsequent to the initial two-year term unless either party provides written notice to the other of its intent not to renew the agreement.

    Through August 31, 1999, Keynote has received from VeriSign approximately $83,000 in revenue from this agreement.

    Keynote believes that the terms of the memorandum of understanding, taken as a whole, were no less favorable to Keynote than Keynote could have obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table presents information as to the beneficial ownership of our common stock as of June 30, 1999 and as adjusted to reflect the sale of the common stock in this offering by:

    - each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

    - each of our directors;

    - each executive officer listed in the summary compensation table above; and

    - all directors and executive officers as a group.

    Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 30, 1999 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated below, the address for each listed 5% shareholder is c/o Keynote Systems Incorporated, 2855 Campus Drive, San Mateo, California 94403.

    The percentage of common stock outstanding as of June 30, 1999 is based on 18,913,667 shares of common stock outstanding on that date, assuming that all outstanding preferred stock has been converted into common stock and the exercise of a warrant to purchase 265,000 shares of our common stock by Umang Gupta, our chief executive officer, prior to the closing of this offering.

                                                     SHARES BENEFICIALLY OWNED                  SHARES BENEFICIALLY OWNED
                                                       PRIOR TO THE OFFERING                       AFTER THE OFFERING
                                                     -------------------------    NUMBER OF     -------------------------
NAME OF BENEFICIAL OWNER                                NUMBER       PERCENT    SHARES OFFERED     NUMBER       PERCENT
---------------------------------------------------  ------------  -----------  --------------  ------------  -----------
Entities and individuals associated
  with Applewood Associates, L.P. (1)
  68 Wheatley Road
  Brookville, New York 11545.......................     2,821,381        14.9%            --       2,821,381        12.4%
Entities associated with Bessemer
  Venture Partners, L.P. (2)
  535 Middlefield Road
  Menlo Park, California 94025.....................     2,672,397        14.1             --       2,672,397        11.7
VeriSign, Inc.
  1350 Charleston Road
  Mountain View, California 94043..................     1,701,680         9.0             --       1,701,680         7.5
GE Capital Equity Investments, Inc. (3)
  120 Long Ridge Road
  Stamford, Connecticut 06927......................     1,583,710         8.4             --       1,583,710         6.9
Umang Gupta (4)....................................     2,667,231        14.1        125,000       2,542,231        11.2
Eugene Shklar (5)..................................     2,023,139        10.7             --       2,023,139         8.9
Douglas Finlay (6).................................       343,181         1.8             --         343,181         1.5
Roger Higgins (7)..................................       332,859         1.8             --         332,859         1.5
Donald Aoki (8)....................................       318,513         1.7             --         318,513         1.4
David Cowan (9)....................................     2,672,397        14.1             --       2,672,397        11.7
Mark Leslie (10)...................................        50,000         0.3             --          50,000         0.2
Stratton Sclavos (11)..............................     1,701,680         9.0             --       1,701,680         7.5
All 11 directors and executive officers as a group
  (12).............................................    10,259,000        54.2        125,000      10,134,000        44.4

------------------------

(1) Includes 150,000 shares held by Brookwood Partners, L.P., 349,601 shares held by Woodland Partners, L.P., 499,601 shares held by Irwin Lieber and 22,624 shares held by Barry Fingerhut. Includes 81,092 shares issuable upon exercise of warrants held by some of the entities and individuals exercisable within 60 days of June 30, 1999.

(2) Includes 995,048 shares held by Bessec Ventures IV L.P. and 244,615 shares held by Bessemer Venture Investors IV L.P.

(3) GE Capital Equity Investments, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, shares beneficial ownership with General Electrical Capital Corporation with respect to all of the shares held of record by GE Capital Equity Investments, Inc.

(4) Includes 80,000 shares held by the Gupta Family 1999 Irrevocable Trust. Mr. Gupta disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in it. Includes 265,000 shares issuable upon exercise of a warrant that he will exercise prior to the closing of this offering, as this warrant will otherwise expire. Therefore, Mr. Gupta will sell the 125,000 shares of common stock and use the proceeds to exercise this warrant and to pay any income tax liability resulting from the sale of the shares.

(5) Of the shares held by Mr. Shklar, 143,891 remained subject to our right of repurchase as of June 30, 1999.

(6) Of the shares held by Mr. Finlay, 82,256 remained subject to our right of repurchase as of June 30, 1999.

(7) Includes 125,000 shares held by the Roger W. Higgins and Priscilla Higgins Revocable Trust. Mr. Higgins disclaims beneficial ownership of the shares held by this entity except to the extent of his pecuniary interest in it. Of the shares held by Mr. Higgins, 82,821 remained subject to our right of repurchase as of June 30, 1999.

(8) Of the shares held by Mr. Aoki, 90,529 remained subject to our right of repurchase as of June 30, 1999.

(9) Represents 995,048 shares held by Bessec Ventures IV L.P., 244,615 shares held by Bessemer Venture Investors IV L.P. and 1,432,734 shares held by Bessemer Venture Partners, L.P. Mr. Cowan, one of our directors, is a general partner of the general partner of these entities. Mr. Cowan disclaims beneficial ownership of shares held by these entities except to the extent of his pecuniary interest in them.

(10) Includes 20,000 shares issuable upon exercise of an immediately exercisable option, none of which are subject to our right of repurchase.

(11) Represents 1,701,680 shares held by VeriSign, Inc. Mr. Sclavos, one of our directors, is president and chief executive officer of VeriSign. Mr. Sclavos disclaims beneficial ownership of shares held by VeriSign except to the extent of his pecuniary interest in it.

(12) Includes 549,497 shares subject to our right of repurchase as of June 30, 1999; 265,000 shares issuable upon exercise of a warrant exercisable within sixty days of June 30, 1999, which warrant will be exercised prior to the closing of this offering; and 20,000 shares issuable upon exercise of an immediately exercisable option, none of which are subject to our right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

    Immediately following the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of June 30, 1999, assuming the conversion of all outstanding preferred stock into common stock and the exercise of a warrant to purchase 265,000 shares of our common stock by Umang Gupta, our chief executive officer, upon the closing of this offering, there were outstanding 18,913,667 shares of common stock held of record by approximately 108 shareholders, options to purchase 1,067,437 shares of common stock and warrants to purchase 378,478 shares of common stock.

    Following the closing of this offering, we intend to amend and restate our articles of incorporation. Our articles of incorporation, bylaws and third amended and restated investors' rights agreement, described below, are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    DIVIDEND RIGHTS. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board may from time to time determine.

    VOTING RIGHTS. Each common shareholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not provided for in our articles of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

    NO PREEMPTIVE OR SIMILAR RIGHTS. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.

    RIGHT TO RECEIVE LIQUIDATION DISTRIBUTIONS. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our shareholders are distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, each outstanding share of Series A preferred stock, Series B preferred stock and Series D preferred stock will be converted into one share of common stock and each outstanding share of Series C preferred stock will be converted into 1.06 shares of common stock. See note 7 to our financial statements for a description of this preferred stock.

    We are authorized to issue preferred stock in one or more series. We can also establish the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the shareholders.

    The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things:

    - have the effect of delaying, deferring or preventing a change in our control; or

    - may cause the market price of our common stock to decline; or

    - impair the voting and other rights of the holders of our common stock.

    We have no current plans to issue any shares of preferred stock.

WARRANTS

    As of June 30, 1999, we had outstanding the following warrants to purchase our common stock:

TOTAL NUMBER OF
SHARES SUBJECT   EXERCISE PRICE
  TO WARRANTS       PER SHARE                      EXPIRATION DATE
---------------  ---------------  --------------------------------------------------
     106,346        $    0.05     January 21, 2002
      36,363             1.10     December 31, 2002
      36,363             1.10     June 30, 2003
      35,876             1.30     June 30, 2004
      16,307             1.30     3 years after this offering
     147,221             1.80     3 years after this offering

REGISTRATION RIGHTS

    The holders of approximately 13,027,378 shares of common stock have the right to require us to register their shares with the Securities and Exchange Commission so that those shares may be publicly resold. They also have the right to include their shares in any registration statement we file.

    DEMAND REGISTRATION RIGHTS

    At any time six months after this offering, shareholders with registration rights can request that we file a registration statement so that they can publicly sell their shares. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the filed registration statement.

    WHO MAY MAKE A DEMAND. At any time six months after the closing of this offering, GE Capital Equity Investments, Inc., VeriSign, Inc. or the holders of at least 50% of the shares having registration rights have the right to demand that we file a registration statement. The aggregate amount of securities to be sold under the registration statement must exceed $7.5 million. If we are eligible to file a registration statement on Form S-3, any holder of shares having registration rights has the right to demand that we file a registration statement on Form S-3, as long as the amount of securities to be sold under the registration statement exceed $750,000.

    NUMBER OF TIMES HOLDERS CAN MAKE DEMANDS. We will be required to file one registration statement for each of GE Capital, VeriSign and the holders of at least 50% of shares having registration rights. If we are eligible to file a registration statement on Form S-3, we are not required to file more than one registration statement during any 12 month period.

    POSTPONEMENT. We may postpone the filing of a registration statement for up to 90 days once in a 12-month period if we determine that the filing would be seriously detrimental to us or our shareholders.

    PIGGYBACK REGISTRATION RIGHTS

    If we register any securities for public sale, shareholders with registration rights will have the right to include their shares in that registration statement. The underwriters of any underwritten offering will have the right to limit the number of shares to be included in the registration statement.

    EXPENSES OF REGISTRATION.

    We will pay all expenses relating to any demand or piggyback registration. However, we will not pay for any expenses of any demand registration if the request is subsequently withdrawn by the holders of a majority of the shares having registration rights, subject to very limited exceptions.

    EXPIRATION OF REGISTRATION RIGHTS

    The registration rights described above will expire five years after this offering is completed. The registration rights will terminate earlier with respect to a particular shareholder if:

    - that holder owns less than 1% of our outstanding securities;

    - that holder can resell all of its securities in a three month period under Rule 144 of the Securities Act; and

    - we are subject to the reporting requirements of the Securities Exchange
      Act.

ANTI-TAKEOVER PROVISIONS

    Our articles of incorporation provides that our board of directors may issue preferred stock with voting or other rights without shareholder action. Our bylaws also provide that we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures. These provisions may have the effect of delaying, discouraging or preventing changes in our management.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our articles of incorporation limits the liability of directors to the fullest extent permitted by California law. In addition, our articles of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by California law. We intend to enter into separate indemnification agreements with our directors and executive officers that provide them indemnification protection in the event our articles of incorporation is subsequently amended. For more information, please see "Management-- Indemnification of Directors and Executive Officers and Limitation of Liability."

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. The address of our transfer agent and registrar is 40 Wall Street, New York, New York 10005, and its telephone number at this location is (212) 936-5100.


LISTING



    Our common stock will be quoted on the Nasdaq National Market under the trading symbol "KEYN."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants or options, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. Furthermore, as described below, no shares currently outstanding will be available for sale immediately after this offering due to contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding 24,234,582 shares of common stock, assuming the cash exercise of outstanding warrants to purchase 643,478 shares of common stock and the exercise of options to purchase 1,067,437 shares of common stock, as of June 30, 1999, and assuming no exercise of the underwriters' over-allotment option. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our "affiliates."

    The remaining shares will become eligible for public sale as follows:

                                   APPROXIMATE NUMBER OF
                                   ADDITIONAL SHARES THAT
DATE                                    MAY BE SOLD                                COMMENT
-------------------------------  --------------------------  ----------------------------------------------------
Date of this prospectus                             0        Freely tradable shares

181 days after the date of this            15,785,352        Underwriter's lock-up released. These shares may be
  prospectus                                                 sold under Rule 144, 144(k) or 701

April 26, 2000                              3,403,791        Restricted securities held for at least one year may
                                                             be sold under Rule 144

April 30, 2000                                322,413        Restricted securities held for at least one year may
                                                             be sold under Rule 144

May 11, 2000                                   79,548        Restricted securities held for at least one year may
                                                             be sold under Rule 144

One year after the date of this               643,478        Restricted securities held for at least one year may
  prospectus                                                 be sold under Rule 144

    LOCK-UP AGREEMENTS

    All of our officers and directors and substantially all of our shareholders have signed lock-up agreements under which they agreed not to sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock without the prior written consent of BancBoston Robertson Stephens Inc. for a period of 180 days after the date of this prospectus.

    BancBoston Robertson Stephens may choose to release some of these shares from these restrictions prior to the expiration of this 180-day period, although it has no current intention to do so.

    RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of common stock then outstanding, which will equal approximately 242,346 shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(k)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares that have been held by a non-affiliate for at least two years may be sold in the open market immediately after the lock-up agreements expire.

    RULE 701

    Any employee, officer or director of, or consultant to, us who purchased his or her shares under a written compensatory plan or contract may be entitled to sell his or her shares in reliance on Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares. However, all shares issued under Rule 701 are subject to lock-up agreements and will only become eligible for sale when the 180-day lock-up agreements expire.

    REGISTRATION RIGHTS

    Upon completion of this offering, the holders of 13,027,378 shares of common stock, or their transferees, will be entitled to certain rights with respect to the registration of those shares under the Securities Act. For a discussion of these rights please see "Description of Capital Stock--Registration Rights." After these shares are registered, they will be freely tradable without restriction under the Securities Act.

    STOCK OPTIONS

    Immediately after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option and employee stock purchase plans. As of June 30, 1999, options to purchase 1,067,437 shares of common stock were issued and outstanding.

    Because these options are immediately exercisable, upon the expiration of the lock-up agreements described above, options to purchase at least 1,067,437 shares of common stock will be immediately exercisable, based on options outstanding as of June 30, 1999. This registration statement on Form S-8 is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under this registration statement will, subject to Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the lock-up agreements expire.

    WARRANTS

    As of June 30, 1999, we had outstanding warrants to purchase 378,478 shares of common stock. When these warrants are exercised and the exercise price is paid in cash, the shares must be held for one year before they can be sold under Rule 144. Warrants to purchase up to 272,132 shares of common stock contain "net exercise provisions." These provisions allow a holder to exercise the warrant for a lesser number of shares of common stock instead of paying cash. The number of shares which would be issued in this case would be based upon the market price of the common stock at the time of the net exercise. If the warrant had been held for at least one year at the time of the net exercise, the shares of common stock could be publicly sold under Rule 144. After the lock-up agreements described above expire, each of the outstanding warrants will have been outstanding for at least one year.

                                  UNDERWRITING

    The underwriters named below, acting through their representatives, BancBoston Robertson Stephens Inc. ("Robertson Stephens"), Hambrecht & Quist LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have entered into an underwriting agreement with us and Umang Gupta, our chief executive officer, to purchase the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of the shares listed below if any shares are purchased.


                                                                                 NUMBER OF
UNDERWRITER                                                                        SHARES
----------------------------------------------------------------------------  ----------------
BancBoston Robertson Stephens Inc...........................................       1,620,000
Hambrecht & Quist LLC.......................................................       1,080,000
Dain Rauscher Wessels.......................................................         900,000
E*TRADE Securities, Inc.....................................................         200,000
Suretrade...................................................................         200,000
                                                                              ----------------
    Total...................................................................       4,000,000
                                                                              ----------------
                                                                              ----------------


    Generally, we and Mr. Gupta have agreed to indemnify each underwriter against liability arising out of any untrue statement contained in the registration statement, any preliminary prospectus or the final prospectus, or the omission of a material fact required to be stated in the registration statement or such prospectus necessary to make the statements in the registration statement or such prospectus not misleading. In addition, we and Mr. Gupta have agreed to indemnify each underwriter against liability arising out of violations of laws or regulations of foreign jurisdictions where reserved shares have been offered. The underwriters have agreed to indemnify us and Mr. Gupta against liability with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the registration statement, any preliminary prospectus or the final prospectus in reliance upon and in conformity with written information furnished to us by that underwriter through Robertson Stephens expressly for use in the registration statement, such preliminary prospectus or the prospectus. For more detailed information on the terms of indemnification contained in the underwriting agreement, please see
Exhibit 1.01 to the registration statement.

    The shares of common stock are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of various legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify this offer and to reject orders in whole or in part.

    OVER-ALLOTMENT OPTION. We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the same price per share as we and Mr. Gupta will receive for the 4,000,000 shares that the underwriters have agreed to purchase. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment, to purchase approximately the same percentage of these additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares in this offering. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the 4,000,000 shares are being sold.

    LOCK-UP AGREEMENT. Each of our officers, directors and securityholders agreed with the representatives or us for a period of 180 days after the effective date of this prospectus, not to dispose of or hedge any shares of common stock, or securities convertible into or exchangeable for shares of common stock, now owned or later acquired by them without the prior written consent of BancBoston Robertson Stephens Inc. However, BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. All of the shares of common stock subject to the lock-up agreements will be eligible for sale in the public market upon the expiration of the lock-up agreements, subject to holding period, volume limitations and other conditions of Rule 144.

    FUTURE SALES. In addition, we have agreed that during the period of 180 days following the effective date of this prospectus, we will not, without the prior written consent of BancBoston Robertson Stephens Inc., subject to limited exceptions, including in connection with acquisitions, dispose of or hedge any shares of common stock, or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than our sales of shares in this offering, the issuance of common stock upon the exercise of outstanding options or warrants or our issuance of options or shares under existing stock option or stock purchase plans. See "Shares Eligible for Future Sales."

    The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    DETERMINATION OF OFFERING PRICE. Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the common stock in this offering will be determined through negotiations among us and the representatives of the underwriters. The primary considerations in determining the offering price are expected to be prevailing market conditions, our financial information, the market valuation of other companies that we and the representatives believe to be comparable to us, estimates of our business potential and the business potential of the industry in which we compete, an assessment of our management, our past and present operation, the prospects for our future revenues and other factors deemed relevant.

    STABILIZATION. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids that may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by this underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by this underwriter or syndicate member. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.


    COMMISSIONS AND DISCOUNTS. The representatives of the underwriters have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and to certain dealers at that price less a concession not in excess of $0.60 per share of common stock. The underwriters may allow, and such dealers may reallow, a discount not in excess of $0.10 per share of common stock to certain other dealers. After the initial public offering, the public offering price, concession and discount may change.


    The following table shows the per share and total underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment option.


                                                                                        WITHOUT         WITH
                                                                          PER SHARE     OPTION         OPTION
                                                                          ---------  -------------  -------------
Public offering price...................................................  $   14.00  $  54,250,000  $  62,650,000
Underwriting discount...................................................  $    0.98  $   3,675,000  $   4,263,000
Proceeds, before expenses, to Keynote...................................  $   13.02  $  50,452,500  $  58,264,500


    The underwriting fee will be an amount equal to the offering price per share to the public of the common stock, less the amount paid by the underwriters to Keynote per share of common stock. The underwriting fee is currently expected to be approximately 7% of the initial public offering price. The expenses of the offering, exclusive of the underwriting discount, are estimated at $750,000 and are payable entirely by us. These expenses include: filing fees of approximately $27,403; legal, accounting and other professional services fees of approximately $645,000; road show related expenses of approximately $30,000; and approximately $47,597 in miscellaneous expenses.

    INTERNET DISTRIBUTION. A limited number of shares will be made available to the customers of E*TRADE Securities. E*TRADE will make a copy of the prospectus in electronic format available on its web site located at www.etrade.com. E*TRADE will accept conditional offers to purchase shares from all of its customers that complete and pass an online eligibility profile. In the event that the demand for shares from the customers of E*TRADE exceeds the amount of shares allocated to it, E*TRADE will use a random allocation methodology to distribute shares in even lots of 100 shares per customer. These are no plans to direct shares to particular internet purchasers.

    RESERVED SHARES. At our request, the underwriters have reserved for sale, at the initial public offering price, up to nine percent of the shares offered hereby to be sold to people associated with us, such as employees, vendors, suppliers, existing shareholders and other persons that have relationships with or are interested in us. No shares have been reserved for our directors or officers. Indications of interest will be sought by means of a written notice, which conforms to Rule 134, accompanied by a copy of this prospectus. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not confirmed for purchase will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

    Fenwick & West LLP, Palo Alto, California, will pass upon the validity of the issuance of the shares of common stock offered by this prospectus. Brobeck, Phleger & Harrison LLP, Palo Alto, California, will pass upon certain legal matters in connection with this offering for the underwriters. As of June 30, 1999, an investment partnership and a partner of Fenwick & West LLP beneficially owned an aggregate of 63,461 shares of our common stock.

                                    EXPERTS

    The financial statements of Keynote as of September 30, 1997 and 1998 and June 30, 1999, and for each of the years in the three-year period ended September 30, 1998 and for the nine months ended June 30, 1999, have been included in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of KPMG as experts in accounting and auditing.

    Effective February 1999, our board of directors engaged KPMG as our principal accountants to audit our financial statements. Keynote did not consult with KPMG on any accounting or financial reporting matters in the periods before their appointment. The change in accountants was approved by the board. Arthur Andersen LLP served as our independent auditors from inception until the dismissal of Arthur Andersen effective February 1999, which was approved by our board. Arthur Andersen performed the first full fiscal year audit of our financial statements for the then fiscal year ended December 31, 1996, as well as the audit for the fiscal year ended December 31, 1997. The report of Arthur Andersen on our financial statements prepared in connection with the December 31, 1996 and 1997 audits was unqualified. Furthermore, in connection with the December 31, 1997 and 1996 audits and during the subsequent interim period prior to the dismissal of Arthur Andersen, there were no disagreements between Arthur Andersen and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference to the subject matter of such disagreements in connection with its report.

    Subsequent to KPMG's completion of the audit for the fiscal year ended December 31, 1998, we changed our fiscal year end from December 31 to September
30. As the prior year audits performed by Arthur Andersen were as of December 31, KPMG audited the prior periods ended September 30 for the purposes of inclusion in this prospectus.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and related exhibits and schedules. For further information with respect to us and our common stock being offered, see the registration statement and the related exhibits and schedules. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The registration statement and the related exhibits and schedules, may be inspected without charge at the principal office of the Securities and Exchange Commission located at Room 1024, 450 Fifth Street, Washington, D.C., 20549. Copies of all or any part of the registration statement may be obtained from that office after payment of fees prescribed by the Securities and Exchange Commission. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

    We intend to provide our shareholders with annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial data for the first three quarters of each year.

                             KEYNOTE SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Independent Auditors' Report...............................................................................         F-2

Balance Sheets as of September 30, 1997 and 1998, and June 30, 1999........................................         F-3

Statements of Operations for the years ended September 30, 1996, 1997 and 1998, and for the nine months
  ended June 30, 1998 (unaudited) and June 30, 1999........................................................         F-4

Statements of Shareholders' Equity (Deficit) for the years ended September 30, 1996, 1997 and 1998, and for
  the nine months ended June 30, 1999......................................................................         F-5

Statements of Cash Flows for the years ended September 30, 1996, 1997 and 1998, and for the nine months
  ended June 30, 1998 (unaudited) and June 30, 1999........................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Keynote Systems, Inc.:

    We have audited the accompanying balance sheets of Keynote Systems, Inc. (the Company) as of September 30, 1997 and 1998, and June 30, 1999, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended September 30, 1998 and the nine-month period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Keynote Systems, Inc. as of September 30, 1997 and 1998, and June 30, 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 1998 and the nine-month period ended June 30, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Mountain View, California
August 6, 1999 except as to note 12(c),
    which is as of September 20, 1999

                             KEYNOTE SYSTEMS, INC.

                                 BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                            SEPTEMBER 30,          JUNE 30, 1999
                                                         --------------------  ----------------------
                                                           1997       1998      ACTUAL     PRO FORMA
                                                         ---------  ---------  ---------  -----------
                                                                                          (UNAUDITED)
                                               ASSETS
Current assets:
  Cash and cash equivalents............................  $   1,150  $   2,293  $  17,152   $  17,497
  Accounts receivable, less allowance for doubtful
   accounts of $10, $22, and $76, as of September 30,
   1997 and 1998 and June 30, 1999.....................         55        454      1,691       1,691
  Prepaids and other current assets....................         32         55        816         816
                                                         ---------  ---------  ---------  -----------
    Total current assets...............................      1,237      2,802     19,659      20,004
Property and equipment, net............................        431      1,105      2,709       2,709
Loans to related parties...............................         --         --        450         450
Other assets...........................................          2         11         44          44
                                                         ---------  ---------  ---------  -----------
                                                         $   1,670  $   3,918  $  22,862   $  23,207
                                                         ---------  ---------  ---------  -----------
                                                         ---------  ---------  ---------  -----------

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Current portion of notes payable.....................  $      83  $     194  $   1,097   $   1,097
  Current portion of capital lease obligation..........         --         --        131         131
  Accounts payable and accrued expenses................         79        206        798         798
  Deferred revenue.....................................         69        238        935         935
                                                         ---------  ---------  ---------  -----------
    Total current liabilities..........................        231        638      2,961       2,961
Notes payable, less current portion....................        199        303      2,853       2,853
Capital lease obligation, less current portion.........         --         --        287         287
                                                         ---------  ---------  ---------  -----------
    Total liabilities..................................        430        941      6,101       6,101
                                                         ---------  ---------  ---------  -----------
Commitments
Redeemable convertible preferred stock, $0.001 par
  value; actual--21,781,478, 39,781,478 and 50,000,000
  shares authorized as of September 30, 1997 and 1998,
  and June 30, 1999, respectively; 10,745,285,
  18,007,523, and 24,742,068 shares issued and
  outstanding as September 30, 1997 and 1998, and June
  30, 1999 respectively; aggregate liquidation
  preference of $3,843, $8,564 and $23,447 as of
  September 30, 1997 and 1998, and June 30, 1999,
  respectively; pro forma-- 50,000,000 shares
  authorized; no shares issued and outstanding.........      3,828      8,529     23,381          --
Shareholders' equity (deficit):
  Common stock, $0.001 par value; 50,000,000 shares
   authorized; actual--3,595,498, 4,927,301 and
   6,059,769 shares issued and outstanding as of
   September 30, 1997 and 1998, and June 30, 1999,
   respectively; pro forma--50,000,000 shares
   authorized; 18,913,667 shares issued and
   outstanding.........................................          4          5          6          19
  Additional paid-in capital...........................        102        347      3,920      27,288
  Deferred stock-based compensation....................         --         --       (906)       (906)
  Shareholder notes receivable.........................        (34)      (326)      (403)       (403)
  Accumulated deficit..................................     (2,660)    (5,578)    (9,237)     (9,237)
                                                         ---------  ---------  ---------  -----------
      Total shareholders' equity (deficit).............     (2,588)    (5,552)    (6,620)     17,106
                                                         ---------  ---------  ---------  -----------
                                                         $   1,670  $   3,918  $  22,862   $  23,207
                                                         ---------  ---------  ---------  -----------
                                                         ---------  ---------  ---------  -----------

                See accompanying notes to financial statements.

                             KEYNOTE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                NINE MONTHS ENDED
                                                                YEARS ENDED SEPTEMBER 30,            JUNE 30,
                                                             -------------------------------  ----------------------
                                                               1996       1997       1998        1998        1999
                                                             ---------  ---------  ---------  -----------  ---------
                                                                                              (UNAUDITED)
Revenues:
  Subscription services....................................  $      --  $      81  $   1,539   $     948   $   4,026
  Consulting services......................................         30         --         --          --          83
                                                             ---------  ---------  ---------  -----------  ---------
    Total revenues.........................................         30         81      1,539         948       4,109
                                                             ---------  ---------  ---------  -----------  ---------
Expenses:
  Cost of subscription services............................         --        209        580         330         975
  Cost of consulting services..............................         --         --         --          --         254
  Research and development.................................        392        732      1,226         838       1,297
  Sales and marketing......................................        186        817      1,529         931       2,989
  Operations...............................................         --         63        514         292       1,024
  General and administrative...............................         80        278        647         459         849
  Amortization of stock-based compensation.................         --         --         --          --         234
                                                             ---------  ---------  ---------  -----------  ---------
    Total expenses.........................................        658      2,099      4,496       2,850       7,622
                                                             ---------  ---------  ---------  -----------  ---------
    Loss from operations...................................       (628)    (2,018)    (2,957)     (1,902)     (3,513)

Interest income (expense), net.............................          6        (31)        39          24        (146)
                                                             ---------  ---------  ---------  -----------  ---------
    Net loss...............................................  $    (622) $  (2,049) $  (2,918)  $  (1,878)  $  (3,659)
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
Basic and diluted net loss per share.......................  $   (0.23) $   (0.84) $   (1.10)  $   (0.72)  $   (0.91)
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
Pro forma basic and diluted net loss per share.............                        $   (0.28)              $   (0.26)
                                                                                   ---------               ---------
                                                                                   ---------               ---------
Shares used in computing basic and diluted net loss per
  share....................................................      2,733      2,434      2,661       2,594       4,032
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
Shares used in computing pro forma basic and diluted net
  loss per share...........................................                           10,376                  14,133
                                                                                   ---------               ---------
                                                                                   ---------               ---------

                See accompanying notes to financial statements.

                             KEYNOTE SYSTEMS, INC.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                   COMMON STOCK       ADDITIONAL     DEFERRED     SHAREHOLDER                      TOTAL
                                -------------------    PAID-IN     STOCK-BASED       NOTES      ACCUMULATED    SHAREHOLDERS'
                                  SHARES    AMOUNT     CAPITAL     COMPENSATION   RECEIVABLE      DEFICIT     EQUITY (DEFICIT)
                                ----------  -------   ----------   ------------   -----------   -----------   ----------------
Balances as of September 30,
  1995........................   1,929,048   $  2       $   21        $  --          $  --        $    11         $    34
Issuance of common stock
  pursuant to exercise of
  stock options for cash and
  notes and purchase of
  restricted shares with
  notes.......................   1,440,952      1           69           --            (16)            --              54
Repurchase of common stock....    (666,667)    --          (33)          --             --             --             (33)
Net loss......................          --     --           --           --             --           (622)           (622)
                                ----------  -------   ----------     ------          -----      -----------       -------
Balances as of September 30,
  1996........................   2,703,333      3           57           --            (16)          (611)           (567)
Issuance of common stock
  pursuant to exercise of
  stock options and warrants
  for cash and notes and
  purchase of restricted
  shares with notes...........     902,165      1           46           --            (32)            --              15
Repurchase of common stock....     (10,000)    --           (1)          --             --             --              (1)
Repayment of shareholder note
  receivable..................          --     --           --           --             14             --              14
Net loss......................          --     --           --           --             --         (2,049)         (2,049)
                                ----------  -------   ----------     ------          -----      -----------       -------
Balances as of September 30,
  1997........................   3,595,498      4          102           --            (34)        (2,660)         (2,588)
Issuance of common stock
  pursuant to exercise of
  stock options for cash and
  notes and purchase of
  restricted shares with
  notes.......................   1,845,116      2          365           --           (294)            --              73
Repurchase of common stock....    (513,313)    (1)        (120)          --             --             --            (121)
Repayment of shareholder note
  receivable..................          --     --           --           --              2             --               2
Net loss......................          --     --           --           --             --         (2,918)         (2,918)
                                ----------  -------   ----------     ------          -----      -----------       -------
Balances as of September 30,
  1998........................   4,927,301      5          347           --           (326)        (5,578)         (5,552)
Issuance of common stock
  pursuant to exercise of
  stock options for cash and
  notes and purchase of
  restricted shares with
  notes.......................   1,153,249      1        2,434           --            (79)            --           2,356
Deferred compensation related
  to stock option grants......          --     --        1,059       (1,059)            --             --              --
Amortization of stock-based
  compensation................          --     --           --          153             --             --             153
Compensation related to
  performance based stock
  options.....................          --     --           81           --             --             --              81
Repurchase of common stock....     (20,781)    --           (1)          --             --             --              (1)
Repayment of shareholder
  note........................          --     --           --           --              2             --               2
Net loss......................          --     --           --           --             --         (3,659)         (3,659)
                                ----------  -------   ----------     ------          -----      -----------       -------
Balances as of June 30,
  1999........................   6,059,769   $  6       $3,920        $(906)         $(403)       $(9,237)        $(6,620)
                                ----------  -------   ----------     ------          -----      -----------       -------
                                ----------  -------   ----------     ------          -----      -----------       -------

                 See accompanying notes to financial statements

                             KEYNOTE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                      NINE MONTHS ENDED
                                                       YEARS ENDED SEPTEMBER 30,           JUNE 30,
                                                    -------------------------------  --------------------
                                                      1996       1997       1998       1998       1999
                                                    ---------  ---------  ---------  ---------  ---------
                                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net loss........................................  $    (622) $  (2,049) $  (2,918) $  (1,878) $  (3,659)
  Adjustments to reconcile net loss to net cash
   used for operating activities:
    Depreciation and amortization.................         27        133        336        210        523
    Amortization of discount on notes.............         --          2         10          6         35
    Amortization of stock-based compensation......         --         --         --         --        153
    Compensation related to performance based
     stock options................................         --         --         --         --         81
    Changes in operating assets and liabilities:
      Accounts receivable.........................         14        (55)      (399)      (217)    (1,237)
      Prepaids and other assets...................        (23)        (9)       (32)       (25)    (1,244)
      Accounts payable and accrued expenses.......         13         61        128         53        592
      Deferred revenue............................         --         69        169         18        696
                                                    ---------  ---------  ---------  ---------  ---------
        Net cash used for operating activities....       (591)    (1,848)    (2,706)    (1,833)    (4,060)
                                                    ---------  ---------  ---------  ---------  ---------
Cash flows used for investing activities--
  Purchases of property and equipment.............       (157)      (423)    (1,011)      (718)    (1,708)
                                                    ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
    Repayments of notes payable...................         --        (38)      (134)       (95)      (227)
    Proceeds from issuance of notes payable.......         --        320        338        346      3,646
    Issuance of warrants to purchase preferred
     stock in connection with notes...............         --         16         41         33         50
    Net proceeds from issuance of preferred
     stock........................................      1,262      1,650      4,661      4,661     14,801
    Proceeds from bridge financing................         --        900         --         --         --
    Proceeds from issuance of common stock........         54         15         73         71      2,356
    Repurchase of common stock....................        (33)        (1)      (121)      (120)        (1)
    Repayments of shareholder notes...............         --         14          2         --          2
                                                    ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities...      1,283      2,876      4,860      4,896     20,627
                                                    ---------  ---------  ---------  ---------  ---------
Net increase in cash and cash equivalents.........        535        605      1,143      2,345     14,859
Cash and cash equivalents at beginning of
  period..........................................         10        545      1,150      1,150      2,293
                                                    ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period........  $     545  $   1,150  $   2,293  $   3,495  $  17,152
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
  Noncash financing activities:
    Conversion of bridge financing to preferred
     stock........................................  $      --  $     900  $      --  $      --  $      --
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
    Issuance of common stock for shareholder notes
     receivable...................................  $      16  $      32  $     294  $     294  $      79
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
    Deferred compensation related to stock option
     grants.......................................  $      --  $      --  $      --  $      --  $   1,059
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------
    Purchase of property and equipment through
     capital leases...............................  $      --  $      --  $      --  $      --  $     418
                                                    ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------

                See accompanying notes to financial statements.

                             KEYNOTE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(1) THE COMPANY

    Keynote Systems, Inc. (the Company) was incorporated on June 15, 1995, for the purpose of developing and licensing new technologies to measure and manage the responsiveness of Web-based business applications on the Internet, intranets, and extranets.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) REVENUE RECOGNITION

    Subscription services revenue consists of fees from subscriptions to the Company's Internet measurement and diagnostic services. Subscription revenues are deferred upon the customer's invoicing and are recognized ratably over the service period, generally ranging from one to twelve months. Deferred revenue is comprised entirely of deferred subscription revenue. Revenue from consulting services is recognized as the services are performed, typically a period of one month. For longer consulting projects, the Company anticipates recognizing revenue on a percentage of completion basis.

    Cost of subscription revenues consists of connection fees to Internet service providers for deployment of our computer measurement agents around the world, depreciation, maintenance and other equipment charges for our measurement infrastructure. Cost of consulting services consists of compensation for consulting personnel and related costs. Operations expenses consist primarily of compensation and related costs for management personnel, technical support employees and consultants who manage and maintain our measurements and headquarter infrastructure and support our customer base.

    (b) USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c) INITIAL PUBLIC OFFERING AND UNAUDITED PRO FORMA BALANCE SHEET

    In June 1999, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC) that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO). If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's Series A, Series B and Series D redeemable convertible preferred stock will automatically convert into 0.50 of a share of common stock and each outstanding share of Series C redeemable convertible preferred stock will convert into 0.53 of a share of common stock upon the closing of the proposed IPO. The conversion of all of the redeemable convertible preferred stock, and the exercise of a warrant to purchase 500,000 shares of Series C redeemable convertible preferred stock at $0.65 per share, which will convert into 265,000 shares of common stock upon the closing of the offering, have been reflected in the accompanying unaudited pro forma balance sheet as if it had occurred on June 30, 1999.

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (d) CASH AND CASH EQUIVALENTS

    The Company considers all cash and highly liquid investments with an original maturity of three months or less to be cash equivalents. As of September 30, 1997 and 1998 and June 30, 1999, cash and cash equivalents consist of checking and money market accounts. The Company is exposed to credit risk in the event of default of the financial institutions to the extent of the amounts recorded on the balance sheet.

    (e) PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three years. Equipment under capital leases is amortized over the shorter of the useful life of the equipment or the lease term. Leasehold improvements are amortized over the shorter of the estimated useful lives of the assets or the lease term.

    (f) COMPREHENSIVE INCOME (LOSS)

    The Company has no components of other comprehensive loss for any period presented.

    (g) FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

    The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable and equipment notes payable approximates fair market value. Cash and cash equivalents and accounts receivable approximate fair market value due to their short term nature. Equipment notes approximate fair market value as interest rates on these notes approximate market rates. Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable.

    Credit risk is concentrated in North America. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company has had immaterial write-offs of accounts receivable to date. Based on its ongoing credit evaluations, the Company has adequately reserved for doubtful accounts as of the date of each balance sheet presented herein.

    (h) PREPAIDS AND OTHER ASSETS

    Prepaids and other assets consist principally of deposits under operating leases, advances to employees and prepayments.

    (i) STOCK-BASED COMPENSATION

    The Company accounts for stock option grants under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits the use of the intrinsic-value method in accordance with Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Expense associated with stock-based compensation is being amortized ratably over the vesting period of the individual award.

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    (j) INCOME TAXES

    Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be realized.

    (k) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

    (l) RESEARCH AND DEVELOPMENT

    Research and development costs are expensed as incurred until technological feasibility has been established. To date, the Company's service offerings have been available for general release concurrent with the establishment of technological feasibility and, accordingly, no development costs have been capitalized.

    (m) ACCOUNTING FOR CERTAIN INVESTMENTS IN DEBT AND EQUITY SECURITIES

    The Company classifies its investments in debt and equity securities as available-for-sale. Available-for-sale securities are carried at fair market value, which approximates amortized cost. As of September 30, 1997 and 1998 and June 30, 1999, the Company had no investments in debt or equity securities.

    (n) UNAUDITED INTERIM FINANCIAL STATEMENTS

    The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, the accompanying unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, for the fair presentation of the Company's results of operations and its cash flows for the nine months ended June 30, 1998. The results reported for the interim period are not indicative of the results for the year.

    (o) NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock excluding shares of restricted stock subject to repurchase summarized below. Diluted net loss

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, potential common shares from options and warrants to purchase common stock using the treasury stock method and from convertible securities using the "if-converted" basis.

    The following potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive (in thousands):

                                                                         NINE MONTHS ENDED
                                          YEARS ENDED SEPTEMBER 30,           JUNE 30,
                                       -------------------------------  --------------------
                                         1996       1997       1998       1998       1999
                                       ---------  ---------  ---------  ---------  ---------
Shares issuable under stock
  options............................         75        297        742        570      1,067
Shares of restricted stock subject to
  repurchase.........................        370      1,028      2,036      2,222        912
Shares issuable pursuant to warrants
  to purchase:
  convertible preferred stock........         --         36        390        374        537
  common stock.......................         --        110        110        110        106
Shares of convertible preferred stock
  on an "as-if" converted basis......      3,039      5,373      9,222      9,222     12,589

    The weighted-average exercise price of outstanding stock options was $0.05 $0.13, $0.21, $0.18, and $3.20 for the years ended September 30, 1996, 1997 and
1998, and for the nine months ended June 30, 1998 and 1999, respectively. The weighted-average purchase price of restricted stock was $0.06, $0.06, $0.16, $0.16, and $0.26 for the years ended September 30, 1996, 1997 and 1998, and for the nine months ended June 30, 1998 and 1999, respectively. The weighted-average exercise price of the convertible preferred stock warrants was $1.10, $1.26, $1.26, and $1.40 for the years ended September 30, 1997 and 1998, and for the nine months ended June 30, 1998 and 1999, respectively. The weighted average exercise price of common stock warrants was $0.05 for all periods presented.

    Pro forma basic and diluted net loss per share is presented for the year ended September 31, 1998 and for the nine months ended June 30, 1999 to reflect per share data assuming the conversion of each outstanding share of Series A preferred stock, Series B preferred stock and Series D preferred stock into 0.50 of a share of common stock and of each share of Series C preferred stock into
0.53 of a share of common stock, and the exercise of a warrant to purchase 265,000 shares of common stock by Umang Gupta, the Company's chief executive officer, prior to the closing of the proposed IPO, as if the conversion of the preferred stock and the exercise of the warrant had taken place at the beginning of fiscal 1998 or at the date of issuance, if later. This data is unaudited.

    (p) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because we do not currently hold any

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) derivative instruments and do not engage in hedging activities, we expect that the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flows. We will be required to adopt SFAS No. 133 in fiscal 2001.

(3) SHAREHOLDER NOTES RECEIVABLE AND LOANS TO RELATED PARTIES

    In April 1998, the Company issued a shareholder note to an officer for $280,000 for the purchase of common stock. In May 1998, the Company issued a shareholder note to this officer for $300,000, in connection with the acceleration of the lapse of the Company's repurchase right with respect to the shares of common stock owned by him. In June 1999, these loans were consolidated into a single loan that accrues interest at a rate of 6% and is due and payable on or before December 31, 2001. The loan is with full recourse and secured by a stock pledge agreement.

    In January 1999, the Company issued a full recourse shareholder note to an officer, secured by a stock pledge agreement for $75,000 related to the purchase of common stock. The note accrues interest at a rate of 7% and is payable on or before January 2004. Additionally, the Company loaned the officer $150,000 in connection with a relocation he made on joining the Company. The loan is secured by a security agreement, accrues interest at a rate of 9% and is due and payable on or before January 2002.

(4) PROPERTY AND EQUIPMENT

    A summary of property and equipment consisted of the following (in thousands):

                                                                   SEPTEMBER 30,
                                                                --------------------   JUNE 30,
                                                                  1997       1998        1999
                                                                ---------  ---------  -----------
Computer equipment and software...............................  $     553  $   1,536   $   3,574
Furniture and fixtures........................................         24         52         140
Leasehold improvements........................................         16         16          16
                                                                ---------  ---------  -----------
                                                                      593      1,604       3,730
Less accumulated depreciation and amortization................       (162)      (499)     (1,021)
                                                                ---------  ---------  -----------
                                                                $     431  $   1,105   $   2,709
                                                                ---------  ---------  -----------
                                                                ---------  ---------  -----------

(5) NOTES PAYABLE

    Notes payable comprised the following (in thousands):

                                                                      SEPTEMBER 30,    JUNE 30,
                                                                          1998           1999
                                                                     ---------------  -----------
Equipment notes at an annual interest rate of between 5.60% and
  10.25% payable in monthly installments, aggregating approximately
  $123,000 monthly through April 2002..............................     $     542      $   3,270
Promissory note at an annual interest rate of 8.25% payable in
  February 2002....................................................            --            750
Discount...........................................................           (45)           (70)
                                                                            -----     -----------
                                                                              497          3,950
Less current portion...............................................           194          1,097
                                                                            -----     -----------
                                                                        $     303      $   2,853
                                                                            -----     -----------
                                                                            -----     -----------

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(5) NOTES PAYABLE (CONTINUED)
    As of June 30, 1999, the aggregate maturities of notes payable for the years ending June 30, 2000, 2001 and 2002 are as follows: $1,097,000, $1,394,000 and
$1,529,000, respectively. The Company has granted a security interest in substantially all of its assets to secure the equipment and promissory notes.

    In connection with certain of the equipment notes, the Company issued warrants for the purchase of 145,454 shares of Series B redeemable convertible preferred stock at $0.55 per share and warrants for the purchase of 376,238 shares of Series C redeemable convertible preferred stock at $0.65 and $0.90 per share. Of the 145,454 Series B warrants issued, 72,727 expire on December 31, 2002, and 72,727 expire on June 30, 2003. The Series C warrants expire by June 30, 2004. As of June 30, 1999, the lender had not exercised the warrants. The fair value of the warrants on the dates of issuance determined using the Black-Scholes option pricing model has been recorded in Preferred Stock and as a discount on the notes payable. The value of the warrants recorded in each of the years ended September 30, 1997 and 1998 and the nine months ended June 30, 1999 were $16,000, $41,000 and $50,000, respectively. The fair value of each warrant was estimated using the following assumptions: no dividends, risk free interest rate of between 5.5% and 6.7%, volatility of 50% and a contractual life of five years. The note discount is being amortized to interest expense using the interest method over the term of the related notes payable.

(6) WARRANTS


    In connection with a $900,000 1997 bridge financing to a related party which later converted to shares of Series B preferred stock, the Company issued warrants to purchase 180,000 common shares. The warrants are exercisable at $0.05 per share and expire on the earlier of January 21, 2002, or the closing of an underwritten initial public offering of the Company's common stock. To date, warrants to purchase 73,654 shares of common stock were exercised and warrants to purchase 106,346 shares of common stock remain outstanding. The fair value of each warrant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividends, risk free interest rate of 6.32%, volatility of 50% and contractual life of 5 years. The fair value of the warrants at the date of grant was not material. In December 1997, the Company issued a warrant to an officer to purchase 500,000 shares of Series C redeemable convertible preferred stock at a price of $0.65 per share, representing the fair value of a Series C redeemable convertible preferred share. This warrant, which is now convertible into an aggregate of 265,000 shares of common stock, expires on the earlier of December 9, 2000 or the closing of an underwritten initial public offering. In January 1997, the Company issued a warrant to an officer to purchase 70,000 shares of common stock at a purchase price of $0.05 per share, representing the fair value of a common share. In July 1997, these warrants were exercised.

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK

    Redeemable convertible preferred stock outstanding as of June 30, 1999, is as follows:

                                                       SHARES      ISSUED AND
                                                     DESIGNATED   OUTSTANDING   CARRYING VALUE
                                                    ------------  ------------  --------------
Series:
  Series A........................................     6,078,444     6,078,444   $  1,261,790
  Series A1.......................................     6,078,444            --             --
  Series B........................................     4,812,295     4,666,841      2,582,371
  Series B1.......................................     4,812,295            --             --
  Series C........................................     8,138,476     7,262,238      4,735,923
  Series C1.......................................     8,138,476            --             --
  Series D........................................     8,000,000     6,734,545     14,801,013
                                                    ------------  ------------  --------------
                                                      46,058,430    24,742,068   $ 23,381,097
                                                    ------------  ------------  --------------
                                                    ------------  ------------  --------------

    The issuance costs associated with the issuance of Series A, B, C and D redeemable convertible preferred stock was approximately $15,000, $16,000, $60,000 and $82,000, respectively.

    The rights and preferences of Series A, B, C and D redeemable convertible preferred stock are as follows:

    - Each share of preferred stock is convertible into 0.5 of a share of common stock at the option of the shareholder, subject to adjustments to prevent dilution in the event of a stock split, stock dividend, combination, or recapitalization, except for Series C which is convertible into 0.53 of a share of common stock.

    - Each share will automatically convert into common stock in the event of the closing of an underwritten public offering of the Company's common stock resulting in proceeds of more than $20,000,000 for an offering price not less than $10.00 per share.

    - In the event of any liquidation, dissolution, or winding up of the Company, holders of Series A, B, C and D preferred stock are entitled to receive, in preference to holders of common stock, the amount of $0.21, $0.55, $0.65 and $2.21 per share, respectively, plus all declared but unpaid dividends prior to any distribution to the holders of common stock. In the event funds are not available to sufficiently satisfy the full preferential amount, the entire assets of the Company will be distributed to the holders of preferred stock ratably based on the total preferential amount of preferred stock held.

    - The holders of Series A, B, C and D preferred stock are entitled to receive noncumulative dividends at an annual rate of $0.02, $0.06, $0.07 and $0.22 per share, respectively, as and if declared by the Board of Directors. Dividends declared are prior and in preference to the payment of dividends on common stock. To date, no dividends have been declared.

    - Each share of preferred stock is entitled to voting rights equal to the number of shares of common stock into which such preferred stock is convertible.

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONTINUED)
    - At the election of at least a majority of the holders of preferred stock, the Company shall be required to redeem the outstanding Series A, B, C and D preferred stock in three equal annual installments beginning on April 15, 2002. Such redemptions shall be at a purchase price equal to the original purchase price per share plus any declared and unpaid dividends.

(8) SHAREHOLDERS' EQUITY (DEFICIT)

    (a) STOCK OPTION PLANS

    As of June 30, 1999, the Company is authorized to issue up to 5.1 million shares of common stock in connection with its 1996 and 1999 stock option plans (the Plans) to employees, directors, and consultants. The Plans provide for the issuance of incentive stock options or nonqualified stock options.

    The stock options are generally immediately exercisable subject to a restricted stock purchase agreement whereby the Company has the right to repurchase the unvested portion of the shares upon the voluntary or involuntary termination of the purchaser's employment with the Company at the original issuance cost. The Company's right of repurchase lapses with respect to 25% of the shares after one year, and ratably on a monthly basis over the following three years. Through June 30, 1999, the Company has issued shares under the Plans, of which 912,000 million are subject to repurchase at a weighted-average price of $0.26 per share. Certain of these restricted shares were issued to officers and employees of the Company for full recourse promissory notes with interest rates ranging from 6% to 7% and terms of 5 years.

    Under the Plans, the exercise price for incentive stock options is at least 100% of the stock's fair market value on the date of the grant for employees owning less than 10% of the voting power of all classes of stock, and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonqualified stock options, the exercise price is also at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and no less than 85% for employees owning less than 10% of the voting power of all classes of stock. Options expire 10 years after the date of grant.

    (b) STOCK-BASED COMPENSATION

    The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock options granted because the exercise price of each option equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option, except for stock options granted from October 1998 to April 1999. With respect to the stock options granted from October 1998 to April 1999, the Company recorded deferred stock compensation of $1,059,000 for the difference at the grant date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on a straight line basis over the vesting period, generally four years. Had the Company determined compensation

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(8) SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED) costs based on the fair value at the grant date for its stock options under SFAS No. 123 for all of the Company's stock-based compensation plans, net loss and basic and diluted net loss per share would have been as follows:

                                                     YEARS ENDED SEPTEMBER 30,      NINE MONTHS
                                                  -------------------------------  ENDED JUNE 30,
                                                    1996       1997       1998          1999
                                                  ---------  ---------  ---------  --------------
Net loss (in thouands):
  As reported...................................  $    (622) $  (2,049) $  (2,918)   $   (3,659)
                                                  ---------  ---------  ---------       -------
                                                  ---------  ---------  ---------       -------
  Pro forma.....................................  $    (622) $  (2,051) $  (2,934)   $   (4,167)
                                                  ---------  ---------  ---------       -------
                                                  ---------  ---------  ---------       -------
Basic and diluted net loss per share:
  As reported...................................  $   (0.23) $   (0.84) $   (1.10)   $    (0.91)
                                                  ---------  ---------  ---------       -------
                                                  ---------  ---------  ---------       -------
  Pro forma.....................................  $   (0.23) $   (0.84) $   (1.10)   $    (1.03)
                                                  ---------  ---------  ---------       -------
                                                  ---------  ---------  ---------       -------

    The fair value of each option was estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, risk free interest rate of 6.60%, 6.22%, 5.55% and 5.16% for fiscal 1996, 1997 and 1998 and for the nine months ended June 30, 1999, respectively, and expected life of 3.77, 3.17, 2.84 and 2.51 years for fiscal 1996, 1997 and 1998 and for the nine months ended June 30, 1999, respectively.

    A summary of activity under the Company's option plans is as follows (in thousands, except per share data):

                                                     YEARS ENDED SEPTEMBER 30,
                                     ----------------------------------------------------------
                                                                                                  NINE MONTHS ENDED
                                            1996                1997                1998            JUNE 30, 1999
                                     ------------------   -----------------   -----------------   -----------------
                                              WEIGHTED-           WEIGHTED-           WEIGHTED-           WEIGHTED-
                                               AVERAGE             AVERAGE             AVERAGE             AVERAGE
                                              EXERCISE            EXERCISE            EXERCISE            EXERCISE
                                     SHARES     PRICE     SHARES    PRICE     SHARES    PRICE     SHARES    PRICE
                                     ------   ---------   ------  ---------   ------  ---------   ------  ---------
Outstanding at beginning of
  period...........................     --     $   --         75   $ 0.05        297   $ 0.14        742   $ 0.21
Granted............................    370       0.05      1,106     0.07      2,346     0.21      1,132     3.34
Exercised..........................   (290)      0.05       (832)    0.05     (1,845)    0.20       (711)    0.70
Canceled...........................     (5)      0.05        (52)    0.05        (56)    0.13        (96)    0.35
                                     ------               ------              ------              ------
Outstanding at end of period.......     75       0.05        297     0.14        742     0.21      1,067     3.20
                                     ------               ------              ------              ------
                                     ------               ------              ------              ------
Options exercisable at end of
  period...........................     30       0.05        185     0.13        642     0.21        654     1.32
                                     ------               ------              ------              ------
                                     ------               ------              ------              ------
Weighted-average fair value of
  options granted during the period
  with exercise prices equal to
  fair value at date of grant......              0.01                0.01                0.03                0.91
Weighted-average fair value of
  options granted during the period
  with exercise prices less than
  fair value at date of grant......                --                  --                  --                1.65

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(8) SHAREHOLDERS' EQUITY (DEFICIT) (CONTINUED)
    The following table summarizes information about stock options outstanding as of June 30, 1999 (in thousands, except per share data):

                                                       OPTIONS OUTSTANDING                    OPTIONS EXERCISABLE
                                         -----------------------------------------------  ----------------------------
                                           NUMBER       WEIGHTED-AVG.                       NUMBER
                                         OUTSTANDING      REMAINING       WEIGHTED-AVG.   OUTSTANDING   WEIGHTED-AVG.
            EXERCISE PRICES              AT 6/30/99   CONTRACTUAL LIFE   EXERCISE PRICE   AT 6/30/99   EXERCISE PRICE
---------------------------------------  -----------  -----------------  ---------------  -----------  ---------------
                 $0.03                       43,353            7.78         $    0.03         43,103      $    0.03
          From $0.10 to $0.12               187,677            8.89              0.12        182,677           0.12
          From $0.25 to $0.30               132,500            9.49              0.26        112,500           0.25
                 $0.80                      275,384           10.00              0.80        250,384           0.80
                 $1.60                       56,400           10.00              1.60          1,250           1.60
                 $2.21                       84,000           10.00              2.21         42,500           2.21
                 $4.00                      288,125           10.00              4.00         21,250           4.00
                                         -----------          -----             -----     -----------         -----

          From $0.03 to $4.00             1,067,439            9.65         $    1.60        653,664      $    0.66
                                         -----------          -----             -----     -----------         -----
                                         -----------          -----             -----     -----------         -----

    The Company has granted approximately 85,000 performance-based stock options to various employees. The Company has accounted for the options in accordance with APB 25. As a result, the Company recorded a compensation charge of $81,000 during the nine-month period ended June 30, 1999.

(9) INCOME TAXES

    The differences between the income tax benefit computed at the federal statutory rate and the Company's tax provision for all periods presented primarily relate to net operating losses not benefited. The components of net deferred tax are as follows (in thousands):

                                                                  SEPTEMBER 30,
                                                               --------------------   JUNE 30,
                                                                 1997       1998        1999
                                                               ---------  ---------  -----------
Deferred start-up costs......................................  $     300  $     235   $     186
Net operating loss carryforwards.............................        710      1,832       3,075
Tax credit carryforwards.....................................         56        141         221
Other........................................................         11         21         180
                                                               ---------  ---------  -----------
Total deferred tax assets....................................      1,077      2,229       3,662
Valuation allowance..........................................     (1,077)    (2,229)     (3,662)
                                                               ---------  ---------  -----------
Net deferred tax assets......................................  $      --  $      --   $      --
                                                               ---------  ---------  -----------
                                                               ---------  ---------  -----------

    In light of the Company's recent history of operating losses, the Company has provided a valuation allowance for all of its deferred tax assets as it is presently unable to conclude that it is more likely than not that the deferred tax assets will be realized.

    As of June 30, 1999 the Company had net operating loss carryforwards for federal income tax reporting purposes of approximately $8,193,000 available to reduce future income subject to income taxes. As of June 30, 1999, the Company had net operating loss carryforwards for state income tax purposes of

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(9) INCOME TAXES (CONTINUED)
approximately $4,941,000 available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire in various periods through 2019. State net loss carryforwards expire in various periods through 2004. In addition, as of June 30, 1999, the Company had federal research and development tax credit carryforwards of approximately $148,000. The federal credit carryforwards expire in various periods through 2019. As of June 30, 1999, the Company had California research and development tax credit carryforwards of approximately $110,000. The California credit may be carried over indefinitely. The U.S. Tax Reform Act of 1986 contains provisions that limit the net operating loss carryforwards and research and development credits available to be used in any given year upon the occurrence of certain events, including a significant change to ownership.

(10) LEASES

    The Company leases its facilities and certain equipment under noncancelable operating leases, which expire on various dates through December 2000. Additionally, the Company has recorded equipment under capital lease. At June 30, 1999, future minimum payments under the leases are as follows (in thousands):

YEARS ENDED SEPTEMBER 30,                                                   OPERATING    CAPITAL
-------------------------------------------------------------------------  -----------  ---------
1999.....................................................................   $     241   $      39
2000.....................................................................         726         154
2001.....................................................................           -         154
2002.....................................................................           -         116
                                                                           -----------  ---------
                                                                            $     967         463
                                                                           -----------
                                                                           -----------
Less amount representing interest........................................                      45
                                                                                        ---------
Present value of minimum lease payments..................................                     418
Current portion of capital lease obligation..............................                     131
                                                                                        ---------
Capital lease obligation, less current portion...........................               $     287
                                                                                        ---------
                                                                                        ---------

    Rent expense for the years ended September 30, 1996, 1997 and 1998 and for the nine months ended June 30, 1998 and 1999 was approximately $21,000, $84,000, $115,000, $86,000 and $310,000, respectively.

(11) GEOGRAPHIC, SEGMENT, AND SIGNIFICANT CUSTOMER INFORMATION

    In fiscal 1999, the Company adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for the manner in which public companies report information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The method for determining what information to report is based on the way management organizes the operating segments within the Company for making operating decisions and assessing financial performance. The Company's chief operating decision-maker is considered to be the chief executive officer (CEO). The financial information that the CEO reviews is identical to the information presented in the accompanying statements of operations. Therefore, the Company has determined that it operates in a single operating segment: developing and selling services to measure, assure and improve the quality of service of web sites.

                             KEYNOTE SYSTEMS, INC.

         SEPTEMBER 30, 1996, 1997 AND 1998, AND JUNE 30, 1998 AND 1999
  (INFORMATION AS OF AND FOR THE NINE MONTHS ENDED JUNE 30, 1998 IS UNAUDITED)

(11) GEOGRAPHIC, SEGMENT, AND SIGNIFICANT CUSTOMER INFORMATION

    The Company markets its products from its operations in the United States. International sales are primarily to customers in Europe. These sales and foreign-owned assets are not significant.

    Significant customer information is as follows:

                                         PERCENT OF TOTAL REVENUE
                                ------------------------------------------
                                                             NINE MONTHS              PERCENT OF
                                 YEARS ENDED SEPTEMBER                        TOTAL ACCOUNTS RECEIVABLE
                                          30,              ENDED JUNE 30,    ----------------------------
                                ------------------------   ---------------    SEPTEMBER 30,     JUNE 30,
                                 1996     1997     1998     1998     1999         1998            1999
                                ------   ------   ------   ------   ------   ---------------   ----------
Customer A....................     --       11%       1%       1%      --           --              --
Customer B....................     --        1%      15%      18%       7%          10%             10%

(12) SUBSEQUENT EVENTS

    (a) 1999 EQUITY INCENTIVE PLAN

    The Company's Board of Directors intends to adopt the 1999 Equity Incentive Plan (Incentive Plan) prior to the completion of the Company's initial public offering. The Incentive Plan provides for the award of incentive stock options, nonqualified stock options, restricted stock awards and stock bonuses. Options may be exercisable only as they vest or may be immediately exercisable with the shares issued subject to the Company's right of repurchase that lapses as the shares vest. In general, options will vest over a four-year period.

    (b) 1999 EMPLOYEE STOCK PURCHASE PLAN

    The Company's Board of Directors intends to adopt the 1999 Employee Stock Purchase Plan (Purchase Plan) prior to the completion of the Company's initial public offering. The number of shares of common stock to be reserved will be determined by the Board of Directors and will be subject to shareholder approval. The number of shares reserved under the Purchase Plan will increase automatically on January 1 of each calendar year by a number of shares equal to 1% of the Company's outstanding shares on the preceding December 31. Under the Purchase Plan, eligible employees may defer an amount not to exceed 10% of the employee's compensation, as defined in the Purchase Plan, to purchase common stock of the Company. The purchase price per share will be 85% of the lesser of the fair market value of the common stock on the first day of the applicable offering period and the last day of each purchase period. The Purchase Plan will be intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

    (c) STOCK SPLIT

    On September 20, 1999, the Company's effected a 1-for-2 reverse stock split of its common stock. The accompanying financial statements have been retroactively restated to give effect to the 1-for-2 reverse stock split.

                                 [KEYNOTE LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses to be paid by the Registrant in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market filing fee.

Securities and Exchange Commission registration fee...............  $  17,903
NASD filing fee...................................................      4,500
Nasdaq National Market initial filing fee.........................      5,000
Accounting fees and expenses......................................    250,000
Legal fees and expenses...........................................    250,000
Road show expenses................................................     30,000
Printing and engraving expenses...................................    125,000
Blue sky fees and expenses........................................      5,000
Transfer agent and registrar fees and expenses....................     15,000
Miscellaneous.....................................................     47,597
                                                                    ---------
    Total.........................................................  $ 750,000
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the California Corporations Code authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

    As permitted by the California Corporations Code, the Registrant's Articles of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to the Registrant or its shareholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for any transaction from which the director derived an improper personal benefit;

    - for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director;

    - for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders;

    - under Section 310 of the California Corporations Code regarding contracts in which a director has a material financial interest; or

    - under Section 316 of the California Code regarding improper dividends, loans and guarantees.

    As permitted by the California Corporations Code, the Registrant's Bylaws provide that:

    - the Registrant is required to indemnify its directors, officers and employees to the fullest extent permitted by the California Corporations Code, subject to certain very limited exceptions;

    - the Registrant is required to advance expenses, as incurred, to its directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the California Corporations Code, subject to certain very limited exceptions;

    - the Registrant may enter into agreements with any of its directors, officers, employees or agents that provides for indemnification of expenses incurred to the fullest extent permitted by the Registrant's Articles of Incorporation and California law; and

    - the rights conferred in the Bylaws are not exclusive.

    The Registrant intends to enter into Indemnification Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Articles of Incorporation and to provide additional procedural protections in the event of litigation. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to Section 7 of the Underwriting Agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Articles of Incorporation, Bylaws and the Indemnity Agreements entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act.

    The Registrant maintains directors' and officers' liability insurance and expects to obtain a rider to such coverage for securities matters.

    See also the undertakings set out in response to Item 17.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

EXHIBIT DOCUMENT                                                                        NUMBER
------------------------------------------------------------------------------------  -----------
Underwriting Agreement (draft dated July 12, 1999)..................................        1.01
Registrant's Articles of Incorporation..............................................        3.02
Registrant's Bylaws.................................................................        3.03
Third Amended and Restated Investors' Rights Agreement dated April 26, 1999.........        4.02
Form of Indemnity Agreement.........................................................       10.01

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    Since inception we have issued and sold the following securities:

    1. We granted direct issuances or stock options to purchase 9,908,929 shares of our common stock at exercise prices ranging from $0.025 to $4.00 per share to our employees, consultants, directors and other service providers under our 1996 Stock Option Plan and our 1999 Stock Option Plan.

    2. Through June 30, 1999, we issued and sold an aggregate of 12,119,539 shares of our common stock to employees, consultants, directors, other service providers and VeriSign, Inc. at prices ranging from $0.025 to $4.00 per share under direct issuances or exercises of options granted under our 1996 Stock Option Plan and our 1999 Stock Option Plan. All sales of common stock made pursuant to the exercise of stock options were made in reliance on Rule 701 under the Securities Act and/or on Section 4(2) of the Securities Act.

    3. In May and June 1996, we issued and sold an aggregate of 6,078,444 shares of our Series A preferred stock to private investors for an aggregate purchase price of approximately $1,276,473. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

    4. On January 21, 1997, in connection with a bridge loan that converted into Series B preferred stock, we issued warrants to purchase shares of our common stock at an exercise price of $0.025 per share as follows:

                                                                             NUMBER OF SHARES
                                                                                SUBJECT TO
NAME                                                                              WARRANT
---------------------------------------------------------------------------  -----------------
Applewood Partners.........................................................        110,920
Gerald S. Casilli..........................................................         15,379
Gerald S. Casilli Trust....................................................          1,538
Michelle A. Casilli Trust..................................................          1,538
Casilli '95 Unitrust.......................................................          7,177
David E. Kratter...........................................................          7,308
Matthew R. Kratter.........................................................          1,476
Mark E. Kratter............................................................          1,476
Irwin Lieber...............................................................         25,632
Magnuson Revocable Trust Dated January 14, 1994............................          7,308
Glenn E. Penisten..........................................................          7,308
Eugene Shklar..............................................................        140,000
Samuel Urcis...............................................................          7,308
Woodland Partners..........................................................         25,632

    On July 3, 1997, Eugene Shklar exercised the warrant held by him, described above. On May 18, 1999 the Magnuson Revocable Trust dated January 14, 1994, exercised the warrant held by it, described above.

    5. On April 11, 1997, in connection with an equipment lease, we issued a warrant to Western Technologies Investments, Inc., an equipment lessor, to purchase 65,454 shares of our Series B preferred stock and a warrant to Robert
A. Kingsbrook to purchase 7,273 shares of our Series B preferred stock, each at an exercise price of $0.55 per share.

    6. In July 1997, we issued and sold an aggregate of 4,666,841 shares of our Series B preferred stock to private investors for an aggregate purchase price of approximately $2,566,763. This sale of common stock was made in reliance on
Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

    7. On December 9, 1997, we issued a warrant to Umang Gupta to purchase 500,000 shares of Series C preferred stock at an exercise price of $0.65 per share.

    8. On December 23, 1997, in connection with an equipment lease, we issued two warrants to Western Technologies Investments, Inc., an equipment lessor, to purchase an aggregate of 65,454 shares of our Series B preferred stock, and a warrant to Robert A. Kingsbrook to purchase 7,273 shares of our Series B preferred stock, each at an exercise price of $0.55 per share.

    9. In March 1998, we issued and sold an aggregate of 7,262,238 shares of our Series C preferred stock to private investors for an aggregate purchase price of $4,720,455. This sale of common stock was made in reliance on Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

    10. On June 24, 1998, in connection with an equipment lease, we issued two warrants to Western Technologies Investments, Inc., an equipment lessor, to purchase an aggregate of 67,692 shares of our Series C preferred stock at an exercise price of $0.65 per share.

    11. On August 21, 1998, in connection with an equipment lease, we issued a warrant to Comdisco, Inc., an equipment lessor, to purchase 30,769 shares of our Series C preferred stock at an exercise price of $0.65 per share.

    12. On September 30, 1998, in connection with an equipment lease, we issued a warrant to Comdisco, Inc., an equipment lessor, to purchase 277,777 shares of our Series C preferred stock at an exercise price of $0.90 per share.

    13. In April and May 1999, we issued and sold an aggregate of 6,734,545 shares of Series D preferred stock to private investors for an aggregate purchase price of $14,883,334. This sale of common stock was made in reliance on
Section 4(2) and/or Rule 506 of Regulation D under the Securities Act.

    Immediately prior to this offering, we will effect a one for two reverse split of our common stock. Upon the completion of this offering, each outstanding share of Series A preferred stock, Series B preferred stock and Series D preferred stock will convert into 0.50 shares of common stock and each outstanding share of Series C preferred stock will convert into 0.53 shares of common stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith:

NUMBER                                                  EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
   1.01*   Form of Underwriting Agreement (draft dated as of July 12, 1999).
   3.01*   Registrant's Amended and Restated Articles of Incorporation.
   3.02*   Registrant's Amended and Restated Articles of Incorporation (to be filed immediately after the closing of this offering).
   3.03*   Registrant's Amended and Restated Bylaws.
   4.01*   Form of Specimen Certificate for Registrant's common stock.
   4.02*   Third Amended and Restated Investors' Rights Agreement, dated as of April 26, 1999.
   5.01*   Opinion of Fenwick & West LLP regarding legality of the securities being registered.
  10.01*   Form of Indemnity Agreement between Registrant and each of its directors and executive officers.
  10.02*   1996 Stock Option Plan.
  10.03*   1999 Stock Option Plan.
  10.04*   1999 Equity Incentive Plan and related forms of stock option agreement and stock option exercise agreement.
  10.05*   1999 Employee Stock Purchase Plan and related forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension.
  10.06*   401(k) Plan.
  10.07*   Memorandum of Understanding between Registrant and VeriSign, Inc. dated as of February 17, 1999.
  10.08*   Employment Agreement dated as of December 9, 1997 between Registrant and Umang Gupta.
  10.09*   Form of Loan Agreement between the Registrant and Umang Gupta, dated as of June 28, 1999.
  10.10*   Loan and Security Agreement between the Registrant and Lloyd Taylor, dated as of January   , 1999.
  10.11*   Loan and Pledge Agreement between the Registrant and Lloyd Taylor, dated as of January 15, 1999.
  10.12*   Warrant to purchase 500,000 shares of Series C preferred stock of Registrant issued to Umang Gupta.
  10.13*   Warrant to purchase 110,000 shares of common stock of Registrant held by Applewood Associates, L.P.
  10.14*   Warrant to purchase 25,632 shares of common stock of Registrant held by Irwin Lieber.
  10.15*   Warrant to purchase 25,632 shares of common stock of Registrant held by Woodland Partners, L.P.
  10.16*   Office sublease between Registrant and Electronics for Imaging, Inc., dated as of February 23, 1999.
  10.17*   Warrant to purchase 15,379 shares of common stock of Registrant held by Gerald S. Casilli.
  10.18*   Warrant to purchase 1,538 shares of common stock of Registrant held by Gerald S. Casilli Trust.

NUMBER                                                  EXHIBIT TITLE
---------  -------------------------------------------------------------------------------------------------------
  10.19*   Warrant to purchase 1,538 shares of common stock of Registrant held by Michelle A. Casilli Trust.
  10.20*   Warrant to purchase 7,177 shares of common stock of Registrant held by Casilli '95 Unitrust.
  10.21*   Warrant to purchase 7,308 shares of common stock of Registrant held by David E. Kratter.
  10.22*   Warrant to purchase 1,476 shares of common stock of Registrant held by Matthew R. Kratter.
  10.23*   Warrant to purchase 1,476 shares of common stock of Registrant held by Mark E. Kratter.
  10.24*   Warrant to purchase 7,308 shares of common stock of Registrant held by Glenn E. Penisten.
  10.25*   Warrant to purchase 7,308 shares of common stock of Registrant held by Samuel Urcis.
  10.26*   Warrant to purchase 65,454 shares of Series B preferred stock of Registrant held by Western
             Technologies Investments, Inc. (formerly known as Venture Lending and Leasing, Inc.).
  10.27*   Warrant to purchase 7,273 shares of Series B preferred stock of Registrant held by Robert A.
             Kingsbrook.
  10.28*   Warrant to purchase 19,636 shares of Series B preferred stock held by Western Technology Investment,
             Inc. (formerly known as Venture Lending and Leasing, Inc.)
  10.29*   Warrant to purchase 45,818 shares of Series B preferred stock of Registrant held by Western Technology
             Investment, Inc. (formerly known as Venture Lending and Leasing II, Inc.).
  10.30*   Warrant to purchase 7,273 shares of Series B preferred stock of Registrant held by Robert A.
             Kingsbrook.
  10.31*   Warrant to purchase 20,308 shares of Series C preferred stock held by Western Technology Investment,
             Inc. (formerly known as Venture Lending and Leasing, Inc.).
  10.32*   Warrant to purchase 47,384 shares of Series C preferred stock of Registrant held by Western Technology
             Investment, Inc. (formerly known as Venture Lending and Leasing II, Inc.).
  10.33*   Warrant to purchase 30,769 shares of Series C preferred stock of Registrant held by Comdisco, Inc.
  10.34*   Warrant to purchase 277,777 shares of Series C preferred stock of Registrant held by Comdisco, Inc.
  16.01*   Letters from Arthur Andersen LLP, dated as of July 9, 1999 and September 9, 1999, regarding change in certifying accountant.
  23.01*   Consent of Fenwick & West LLP (included in Exhibit 5.01).
  23.02    Consent of KPMG LLP, independent accountants.
  27.01*   Financial Data Schedule.


------------------------

 *  Previously filed.

(b) Financial statement schedules:

    Financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 24th day of September, 1999.


                                KEYNOTE SYSTEMS, INC.

                                By:               /s/ UMANG GUPTA
                                     -----------------------------------------
                                                    Umang Gupta
                                             CHAIRMAN OF THE BOARD AND
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

PRINCIPAL EXECUTIVE OFFICER:

       /s/ UMANG GUPTA
------------------------------
         Umang Gupta            Chairman             September 24, 1999
                                  of the
                                  Board,
                                  Chief
                                  Executive
                                  Officer
                                  and
                                 Director

PRINCIPAL FINANCIAL OFFICER AND
PRINCIPAL ACCOUNTING OFFICER:

       /s/ JOHN FLAVIO
------------------------------
         John Flavio            Vice             September 24, 1999
                                President
                                  of
                                 Finance,
                                  Chief
                                  Financial
                                  Officer
                                  and
                                  Secretary

ADDITIONAL DIRECTORS:

      /s/ EUGENE SHKLAR
------------------------------
        Eugene Shklar           Director             September 24, 1999

------------------------------
         David Cowan            Director             September 24, 1999

              *
------------------------------
         Mark Leslie            Director             September 24, 1999

              *
------------------------------
       Stratton Sclavos         Director             September 24, 1999




*By:      /s/ EUGENE SHKLAR      Attorney-in-fact            September 24, 1999
      -------------------------

                                 EXHIBIT INDEX


  NUMBER                                                  EXHIBIT TITLE
-----------  --------------------------------------------------------------------------------------------------------
      23.02  Consent of KPMG LLP, independent accountants.